Filed pursuant to Rule 424(b)(4)
Registration No. 333-230323

PROSPECTUS
9,070,000 Shares
COMMON STOCK

PagerDuty, Inc. is offering 8,500,000 shares of its common stock and the selling stockholders are offering 570,000 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares. The initial public offering price is $24.00 per share.

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “PD.”

We are an “emerging growth company” as defined under the federal securities laws. Investing in our common stock involves risks. See “Risk Factors” beginning on page 14.

PRICE $24.00 A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to PagerDuty	Proceeds to Selling Stockholders
Per Share	$24.00	$1.68	$22.32	$22.32
Total	$217,680,000	$15,237,600	$189,720,000	$12,722,400
_________________

(1)	See the section titled “Underwriters” for additional information regarding compensation payable to the underwriters.
At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with us. See the section titled “Underwriters—Directed Share Program.”
We have granted the underwriters the right to purchase up to an additional 1,360,500 shares of common stock to cover over-allotments, if any.
The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of common stock to purchasers on April 15, 2019.

MORGAN STANLEY	J.P. MORGAN	RBC CAPITAL MARKETS	ALLEN & COMPANY LLC
KEYBANC CAPITAL MARKETS	PIPER JAFFRAY	WILLIAM BLAIR	BTIG
April 10, 2019

PagerDuty operates at the intersection of human response and machine-generated data, intelligently orchestrating teams into timely action, and automating mission-critical work in the moments that matter.

$118MM
FY2019 Revenue

33%
Fortune 500 Companies

48%
Revenue Growth

85%
GAAP Gross Margin

140%
Dollar-Based Net Retention Rate

91
Countries

11,212
Customers

All data presented as of, or for the period ended, January 31, 2019 pagerduty

TABLE OF CONTENTS

Neither we, the selling stockholders nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf to which we may have referred you in connection with this offering. Neither we, the selling stockholders nor the underwriters take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
Through and including May 5, 2019 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.
For investors outside the United States: Neither we, the selling stockholders nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Our fiscal year ends on January 31 and any reference to fiscal years in this prospectus are to the 12 months ended January 31 of that year. Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “our company,” and “PagerDuty” refer to PagerDuty, Inc.
PAGERDUTY, INC.
Overview
Our mission is to connect teams to real-time opportunity and elevate work to the outcomes that matter.
PagerDuty acts as the central nervous system for the digital enterprise. PagerDuty harnesses digital signals from virtually any software-enabled system or device, combines it with human response data, and orchestrates teams to take the right actions in real time. Our products help organizations improve operations, accelerate innovation, increase revenue, mitigate security risk, and deliver great customer experience.
Companies across every industry are undergoing digital transformation in response to their customers’ changing needs. Consumers want to have food delivered to their home from the restaurant of their choice within an hour, to stream a movie on an iPhone while waiting in line at the airport, and to do their holiday shopping from the couch with a few clicks. Businesses need to accept mobile payments from hundreds of thousands of global customers during a product launch, to instantly update software in autonomous cars to prevent accidents, and to reach customers using e-mail, SMS, and phone with evacuation information during an emergency.
The need to deliver a great digital experience is the new requirement for disruption and competitive advantage. Customers can choose from numerous providers, and it only takes a single click to switch if expectations are not met. Anything less than a perfect experience, and every second of service disruption, can result in lost revenue, customer churn, reduced productivity, and reputational damage.
Executing on the promise of digital transformation is hard. Technologies that were once monolithic, static, and on-premise are now distributed, containerized, dynamic, and in the cloud. Technology infrastructure has expanded to include anything software-enabled, all generating digital signals in the form of machine data. These digital signals can present insights into events that impact customer experience and business operations. Interpreting and taking action on these signals is the responsibility of cross-functional teams that span software developers, IT, customer support, security operations and, increasingly, business operations departments and industrial operations. Teams must be able to focus on and separate important signals from the “noise” of billions of events and orchestrate the right actions in real time. This is digital operations management.
PagerDuty provides a platform for real-time operations. Our platform collects signals from virtually any software-enabled system or device, correlates and interprets signals to identify events, and engages the right team members to take action in real time. We mine machine data and human response data to embed analytics, machine learning, and automation within our platform. Our platform learns from every incident, allowing teams to be proactive and incorporate best practices into their operations to improve performance.
PagerDuty is designed for teams. We embrace the DevOps movement by breaking down silos between developers and operators and encouraging a culture of accountability and collaboration. We created our product to focus on software developers, who are the owners and architects of the digital experience and transformation and are the key players in the DevOps movement. To drive trials and earn trust within the developer community, we designed our products to be easy to find, easy to adopt, easy to use, and easy to demonstrate immediate value. By allowing teams to work efficiently, we empower them to focus on innovation.

We have a global customer base of over 11,000 organizations of all sizes and across all industries. Our platform is used by a passionate and growing community of over 380,000 paid users, including teams across software developers, IT, customer support, security operations, and increasingly, business operations departments and industrial operations.
Examples of how various teams use our platform include:

•
Box uses PagerDuty to help ensure that its services are always available to its customers, leveraging PagerDuty Modern Incident Response to run automated response plays that enable teams to mobilize faster and take action in real time.

•	Good Eggs uses PagerDuty to enable warehouse operations and development teams to analyze signals from refrigeration units to ensure food stays fresh for deliveries.

•	Okta uses PagerDuty for its digital operations to remove friction from the incident response process so that teams can identify, escalate, and resolve incidents, while mitigating customer impact.

•	SightLife uses PagerDuty to orchestrate workflows among clinicians, partner relations teams and medical technicians to recover and preserve corneas for transplants to restore patients’ eyesight.

•	Slack leverages the PagerDuty platform to orchestrate real-time response across teams to maintain high availability and reliability for its millions of users across the world.
We have expanded our capabilities from a single product focused on on-call management to a real-time operations platform spanning event intelligence, incident response, on-call management, business visibility, and analytics. We have invested in developing the scalability, reliability, and security of our platform, allowing us to address the needs of even the largest and most demanding enterprise customers.
We leverage an efficient go-to-market model that allows us to reach organizations of all sizes. One of the drivers of our success has been our land and expand business model. Our online self-service model is the primary mechanism for landing new customers and makes it easier for customers to expand their use of our platform. We complement our self-service model with a high-velocity inside sales team, focused on the midmarket and small- and medium-sized businesses, or SMB, and a field sales team focused on enterprise customers.
Our commitment to customer success leads to broad adoption of our platform. We share best practices, thought leadership, customer success stories, and product training. We actively engage with our customers to gather feedback and understand their needs. Our focus on customer success is demonstrated by our consistently high dollar-based net retention rate of more than 130% over the last three fiscal years.
Our unique corporate culture is critical to our success. We continue to foster innovation, teamwork, diversity, inclusive leadership, and accountability, all centered around our customers’ needs and outcomes. We value the democratization of ideas where everyone’s voice is heard no matter their role or level. Our unwavering commitment to nurturing our unique culture has allowed us to attract and retain strong talent in a competitive environment.
Our business has experienced rapid growth since our inception. For the fiscal years ended January 31, 2018 and 2019, our revenue was $79.6 million and $117.8 million, respectively. We continue to invest in our business and had a net loss of $38.1 million and $40.7 million for the fiscal years ended January 31, 2018 and 2019, respectively.
Industry Background
Delivering great digital experience is about delivering great customer experience
The digital services that power today’s businesses define the experiences of customers and employees – shaping how people now work, buy, sell, connect, and engage. The importance of digital services is forcing companies to rethink business models and adapt to new market realities driven by heightened customer expectations. Customers who report positive experiences are loyal, are influential with other users, and spend more with a brand than customers who have poor experiences.

Failing to deliver a great experience can lead to severe consequences
Every second in which a customer has a poor digital experience results in lost revenue, customer churn, negative brand perception, and employee productivity loss. Customers do not have the patience to wait for a slow application, to revisit a website if it is down, or to restart a shopping cart if a payment fails. In today’s digital world, customers have many choices – a new option is only a click or swipe away. The quality of digital experience that organizations deliver to their customers now determines their competitive advantage.
Organizations need to modernize digital operations to deliver great experiences
An organization’s ability to provide great digital experience depends on the strength of its digital operations. Digital operations is the ability to interpret machine data generated from virtually any software-enabled system or device and to combine it with human response data in order to orchestrate actions across distributed teams in real time. Digital transformation is a CIO priority, driven by CEO- and board-level mandates. Organizations often lack the necessary technologies, distributed engagement model, and cross-functional processes required to fundamentally reinvent the way that they manage digital operations.
Modernizing digital operations is hard, time consuming, and expensive
Technologies that were once monolithic, static, and on-premise are now distributed, containerized, dynamic, and in the cloud. Technology infrastructure has expanded to include all software-enabled systems and devices, all generating billions of digital signals in the form of machine data, and all containing information that could impact the customer experience. Aggregating these signals, analyzing whether they indicate an incident (an issue or opportunity that requires action), and orchestrating a response in real time is extremely difficult for organizations to do with legacy technologies. These challenges are further compounded by command and control-style decision-making along with a queued ticket-based approach to manage digital operations.
Digital operations require a new paradigm for technology, people, and processes to act in real time
When every second defines brand perception, digital experiences must be perfect in real time, all the time. This means teams must respond instantly to events, good or bad, to protect the business, take advantage of an opportunity, or understand and proactively manage digital operations to improve business results. Teams must be armed with contextual information and insights to take the right set of actions in real time. Time is an organization’s most precious asset, and digital operations need to evolve to ensure teams can support increasing customer and market demands.
Requirements to execute on digital operations management
Digital operations management is the bringing together of machine data, human response data, intelligence automation, analytics and DevOps-centric workflows to mobilize teams when it matters most. To successfully execute on digital operations management, organizations require a platform that addresses the following needs:

•	Real time

•	Intelligent and automated

•	Easy to adopt and use

•	Embedded best practices

•	Scalable, resilient, and secure

•	Transparent
Existing Solutions Have Many Limitations
Many organizations rely on manual processes or custom or retrofitted solutions that do not adequately meet the needs of modern digital operations management. In addition, existing packaged solutions are complex to implement, have limited breadth of functionality, or have shorter histories of commercialization.

We believe existing solutions fall short of the needs of digital operations management due to the following reasons:

•	Not built for real time

•	Limited data sets

•	Limited in-depth integrations

•	Limited breadth of functionality

•	Reactive

•	Unproven reliability, scalability, and security

•	Difficult to use

•	Siloed view of operational performance
Our Approach
We provide customers with insights into how their business is doing, how their infrastructure and applications are performing, how to apply automation to help teams focus on more productive work, and how to manage team health better. With increasing integration within a customer’s technology stack and our orchestration of teams, we can accelerate time to act, proactively lower the probability of a negative incident before it occurs, and identify opportunities to improve operations.
Our investments in product innovation, our efficient land and expand business model, and our unique company culture provide a strong foundation to deliver value to our customers across a broad range of use cases and teams.
How Our Platform Works
Harness Data
We provide customers with the ability to easily connect our platform with their applications, infrastructure, and workflows with the support of self-service tools, including developer guides, interactive application programming interfaces, or APIs, documentation, and community forums. In addition, we can connect to applications without a pre-built integration, via email or API, to easily send data to our platform.
Make Sense of Data
We apply machine learning to data collected by our platform to help our customers identify incidents from the billions of digital signals they collect each day. We do this by automatically converting data from virtually any software-enabled system or device into a common format and applying machine-learning algorithms to find patterns and correlations across that data in real time. We provide teams with visibility into similar incidents and human context, based on data related to past actions that we have collected over time, enabling them to accelerate time to resolution.
Respond and Engage Teams
Once an incident or potential incident is identified, we enable customers to orchestrate the responsible team members across developers, IT, security, support, and other business functions. We use automation to engage the appropriate individuals and teams that address incidents. We provide teams with rich contextual information about an incident to ensure that they have the right data to take the right action in real time and minimize adverse effects on the customer.
Analyze and Learn
We provide prescriptive dashboards that deliver visibility into the long-term impact of operations on teams, customers, and the business. Through in-depth post-incident analysis, we empower teams to learn from historical actions and drive better outcomes. We dynamically prompt our customers when similar incidents take place to provide relevant learnings in real time.

Technology Differentiators of Our Platform
Our cloud-native platform is differentiated based on a broad range of attributes:

•
Built for real time. Our platform collects data, interprets digital signals, orchestrates a response, and provides insights, all in real time. Relevant signals trigger incidents, which lead to immediate orchestration of the right teams to execute a targeted response.

•
10 years’ and over 11,000 customers’ worth of data. We mine machine-generated data and human response data from every incident and leverage it across our platform. Our robust data set has allowed us to build advanced machine-learning capabilities, provide richer contextual insights to teams, and share in-depth analytics, benchmarking, and best practices with our customers.

•
Over 300 integrations across the technology ecosystem. We have invested extensively in an ecosystem that includes over 300 integrations, allowing us to harness data from software-enabled systems and devices. We have deep integrations to a range of widely-used technologies, such as AWS, Datadog, HashiCorp, New Relic, and Splunk, and bi-directional integrations to Atlassian, Salesforce, ServiceNow, and Slack.

•
Breadth of functionality. We provide our customers with a complete platform that spans end-to-end digital operations management needs. We have embedded machine learning, automation, insights, and best practices across our products to help our customers realize value quickly.

•	Proactive. We are leading a shift from efficient response to proactive and predictive action to help teams prevent incidents from occurring.

•
Secure, resilient, and scalable. We have built multiple redundancies into our infrastructure so we are up when everyone else is down. We run entirely in production, with no maintenance windows, and have delivered 99.99% uptime to our customers over the past 24 months.

•
Designed for the user. Our software is easy to adopt and use. We provide a simple, self-service onboarding experience so teams can be up and running in minutes. Our products are mobile-first and include intuitive navigation for all functionality.

•	Technology agnostic. We are agnostic to our customer’s technology stack and provide them the choice to use best-of-breed technologies that meet their needs.
Competitive Strengths of Our Business
The competitive strengths of our business include the following:

•
Trusted and loved by teams. We empower teams to be efficient and productive, allowing them to increase their focus on innovation. Our products help teams improve their work-life balance and enable organizations to improve team health while reducing attrition.

•
Engaged community of over 380,000 users. Our vibrant community of over 380,000 paid users promotes adoption of our products by sharing best practices and broadly disseminating the value our products deliver. Our users actively develop a broad range of integrations that benefit the entire user community.

•
Highly efficient go-to-market model. We employ a highly efficient go-to-market strategy that combines self-service with viral adoption and a high-velocity sales model to drive both the initial land of new customers and the subsequent expansion into broader use cases, increased users, and premium functionality.

•
Effectively serving customers of all sizes and maturity. We provide our products through modular deployment, giving customers the flexibility to adopt products that fit the needs of their teams, regardless of their size or maturity of their digital operations. Our breadth of functionality and proven enterprise scalability allows us to expand with our customers as they grow.

Our Unique Culture
Our corporate culture is a critical component of our success and we will continue taking steps to help foster innovation, teamwork, diversity, and inclusion. We promote an environment that values the democratization of ideas and the adoption of a DevOps culture internally, resulting in a mindset that is empowering our team to be more innovative, productive, and collaborative.
DevOps is a practice and culture characterized by developers and IT operations teams working together collaboratively, from design through development to production and implementation, each with ownership of the entire product cycle. We frequently refer to the DevOps movement, which is important because it emphasizes collaboration and empathy, integrated across the product life-cycle, as opposed to the siloed and often combative relationships between traditional developers and their operations colleagues. PagerDuty has been developed from the ground up as a platform by and for developers.
The strength of our culture is key to attracting and retaining the best talent, as demonstrated by our high employee retention rates, and, as of January 31, 2019, a Glassdoor rating of 4.5 out of 5 and 100% approval rating of our chief executive officer.
Our Growth Strategies

•
Land new customers across enterprises of all sizes. We will continue to target new customers by leveraging our trusted brand and highly efficient go-to-market strategy that combines self-serve viral adoption with a focused direct sales effort. We will continue to build our partner ecosystem to drive awareness of our products.

•
Expand usage within our existing customer base across developers and IT user groups. We intend to increase our inside and field sales teams, as well as our customer success efforts, to continue to drive adoption across our existing customers.

•
Expand use cases across all teams. We believe that there is a large opportunity for organizations to expand adoption beyond development and IT departments to additional use cases such as customer service, security, business operations, and industrial operations. We intend to promote the extensibility of our platform through customer advocacy, product expansion, and our direct sales channel and customer success teams.

•
Introduce new products and functionality. We will continue to make investments in research and development to bolster our existing products, increase the reach of our integrations, and innovate on our platform, particularly around event intelligence, business visibility, analytics, and the application ecosystem.

•
Grow our international presence. We intend to grow our presence in international markets in order to accelerate new customer acquisition and existing customer expansion overseas, particularly throughout EMEA, Asia Pacific, and Japan. Our international operations generated 23% of our revenue in the fiscal year ended January 31, 2019.

Our Market Opportunity
Our platform has demonstrated use cases across developers, IT, security, and customer support. We estimate there are approximately 85 million users in the developer, IT, security and customer support segments, where we currently have less than 1% penetration. We also estimate our total addressable market is over $25 billion, which we calculate by multiplying our estimate of 85 million potential users by our average revenue per user for the fiscal year ended January 31, 2019. In addition to our core use cases, we are seeing our customers use our platform across their business operations and industrial operations. We cannot assure you that the average revenue per user that we achieved for the fiscal year ended January 31, 2019 can be realized across our total addressable market of potential users. For more information regarding certain assumptions underlying these estimates of market opportunity and the forecasts of market growth included in this prospectus, see the sections titled “Market and Industry Data” and “Business—Our Market Opportunity.”

Risk Factors Summary
Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, among others:

•	We have a history of operating losses and may not achieve or sustain profitability in the future.

•
We operate in an emerging and evolving market, which may develop more slowly or differently than we expect. If our market does not grow as we expect, or if we cannot expand our platform to meet the demands of this market, our revenue may decline, fail to grow or fail to grow significantly, and we may incur additional operating losses.

•	If we are unable to attract new customers, our revenue growth will be adversely affected.

•	If we are unable to retain our current customers or sell additional functionality and services to them, our revenue growth will be adversely affected.

•
Our recent rapid growth may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•	We derive substantially all of our revenue from a single product.

•	The markets in which we participate are competitive, and if we do not compete effectively, our operating results could be harmed.

•	The nature of our business exposes us to inherent liability risks.

•
We expect fluctuations in our financial results, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to operating results, our stock price and the value of your investment could decline.

•
Our security measures have on occasion in the past been, and may in the future be, compromised. If our customers’ or our third-party providers’ security measures are compromised or unauthorized access to the data of our customers or their employees, customers, or other constituents is otherwise obtained, our platform may be perceived as not being secure, our customers may be harmed and may curtail or cease their use of our platform, our reputation and business would be damaged, we may incur significant liabilities, and the value of our business and common stock may decrease significantly.

•
Based upon shares outstanding as of January 31, 2019, upon the completion of this offering, our executive officers, directors, and current beneficial owners of 5% or more of our common stock will, in the aggregate, beneficially own approximately 75% of our outstanding common stock, after giving effect to the sale of shares in this offering by the selling stockholders. These persons, acting together, will be able to significantly influence all matters requiring stockholder approval.

Corporate Information
We were incorporated under the laws of the state of Delaware in May 2010. Our principal executive offices are located at 600 Townsend St., Suite 200, San Francisco, CA 94103. Our telephone number is (844) 800-3889. Our website address is www.pagerduty.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
The PagerDuty design logo, “PagerDuty” and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of PagerDuty, Inc. Other trade names, trademarks and service marks used in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply for a certain period of time with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a stockholder advisory vote on executive compensation.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock in this offering. However, if certain events occur prior to the end of such five-year period, including if (i) we become a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (ii) our annual gross revenue is $1.07 billion or more; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

THE OFFERING

Common stock offered by us	8,500,000 shares
Common stock offered by the selling stockholders	570,000 shares
Over-allotment option of common stock offered by us	1,360,500 shares
Common stock to be outstanding after this offering	73,611,088 shares (and 74,971,588 shares if the underwriters exercise their over-allotment option in full)
Use of proceeds
We estimate that our net proceeds from the sale of the shares of common stock that we are offering will be approximately $183.5 million (or approximately $213.9 million if the underwriters exercise their over-allotment option in full), based on the initial public offering price of $24.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses. The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock, and facilitate our future access to the capital markets.
We currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. See the section titled “Use of Proceeds” for additional information.

Directed Share Program
At our request, the underwriters have reserved up to 425,000 shares of common stock, or 5% of the shares offered by us pursuant to this prospectus for sale, at the initial public offering price, through a directed share program, to our employees and family members of our employees, social impact organizations that strengthen our social responsibility initiatives and persons with whom we have a business relationship, including employees of certain customers and suppliers. If purchased by these persons and entities, these shares will not be subject to a 180-day lock-up restriction, except to the extent that the purchasers of such shares are otherwise subject to lock-up or market stand-off agreements as a result of their relationships with us. The number of shares of common stock available for sale to the general public will be reduced by the number of reserved shares sold to these persons and entities. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus. See the section titled “Underwriters—Directed Share Program.”

New York Stock Exchange trading symbol	“PD”
The number of shares of our common stock that will be outstanding after this offering is based on 65,111,088 shares of our common stock (including redeemable convertible preferred stock on an as-converted basis and 647,822 shares of our common stock to be issued upon the automatic net exercise of a warrant immediately prior to the completion of this offering (based on the initial public offering price of $24.00 per share)) outstanding as of January 31, 2019, and excludes:

•
14,006,222 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of January 31, 2019, with a weighted-average exercise price of $4.32 per share;

•	3,331,311 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock granted after January 31, 2019, with a weighted-average price of $14.52 per share;

•	101,905 shares of our common stock issuable upon the exercise of warrants outstanding as of January 31, 2019, with a weighted-average exercise price of $4.65 per share;

•	2,221,216 shares of our common stock reserved for future issuance under our 2010 Stock Plan, or the 2010 Plan, as of January 31, 2019;

•
11,550,000 shares of our common stock reserved for future issuance under our 2019 Equity Incentive Plan, or the 2019 Plan, which includes an annual evergreen increase and became effective in connection with this offering; and

•
1,850,000 shares of our common stock reserved for future issuance under our 2019 Employee Stock Purchase Plan, or the ESPP, which includes an annual evergreen increase and became effective in connection with this offering.

On the date of this prospectus, the remaining shares available for issuance under the 2010 Plan were added to the shares of our common stock reserved for issuance under the 2019 Plan, and we will no longer grant awards under the 2010 Stock Plan. For more information about the shares reserved under the 2019 Plan and the ESPP, including the annual evergreen increase provisions thereunder, see “Executive Compensation—Employee Benefit and Stock Plans.”
Unless otherwise indicated, the information in this prospectus assumes:

•
the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which will be in effect upon the completion of this offering;

•	the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into 41,273,345 shares of our common stock;

•	a two-for-one split of our common stock and our redeemable convertible preferred stock that was effected on May 3, 2018;

•	no exercise of the outstanding options or warrants described above;

•
the issuance of 647,822 shares of our common stock immediately prior to the completion of this offering upon the automatic net exercise by the Tides Foundation of a warrant to purchase up to 648,092 shares of our common stock, at an exercise price of $0.01 per share, based on the initial public offering price of $24.00 per share; and

•	no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables summarize our historical consolidated financial data and other data. We have derived the summary consolidated statements of operations data for the fiscal years ended January 31, 2018 and 2019, and the summary consolidated balance sheet data as of January 31, 2019, from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace our consolidated financial statements and related notes, and our historical results are not necessarily indicative of the results we expect in the future. The following summary of consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended January 31,
	2018	2019
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue	$79,630	$117,823
Cost of revenue(1)	12,717	17,255
Gross profit	66,913	100,568
Operating expenses:
Research and development(1)	33,532	38,858
Sales and marketing(1)	47,354	64,060
General and administrative(1)	24,343	39,971
Total operating expenses	105,229	142,889
Loss from operations	(38,316)	(42,321)
Interest income	371	1,249
Interest expense	(702)	—
Other income, net	682	1,032
Loss before provision for income taxes	(37,965)	(40,040)
Provision for income taxes	184	701
Net loss and comprehensive loss	$(38,149)	$(40,741)
Net loss per share(2):
Basic and diluted	$(1.91)	$(1.90)
Weighted average shares used in calculating net loss per share(2):
Basic and diluted	19,986	21,410
Pro forma net loss per share(2):
Basic and diluted		$(0.68)
Weighted average shares used in calculating pro forma net loss per share(2):
Basic and diluted		60,121

______________

(1)	Includes stock-based compensation expense as follows:

	Year Ended January 31,
	2018	2019
	(in thousands)
Cost of revenue	$385	$281
Research and development	9,796	8,171
Sales and marketing	3,831	3,981
General and administrative	4,140	6,645
Total	$18,152	$19,078
The total stock-based compensation expense for the years ended January 31, 2018 and 2019 above includes $6.6 million and $2.7 million, respectively, related to the Series FF redeemable convertible preferred stock conversion (see Note 4 to our consolidated financial statements), $0.6 million and $5.6 million, respectively, related to the stock transfers, and $3.5 million and $0, respectively, related to the tender offer (see Note 5 to our consolidated financial statements).

(2)
Please refer to Note 10 to our consolidated financial statements for an explanation of the method used to compute the historical and pro forma net loss per share and the number of shares used in the computation of the per share amounts.

	As of January 31, 2019
	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$127,875	$127,875	$311,840
Working capital	84,028	84,028	270,809
Total assets	197,234	197,234	377,938
Deferred revenue	64,104	64,104	64,104
Total stockholders’ (deficit) equity	(68,930)	104,093	287,613
______________

(1)
The pro forma column in the consolidated balance sheet data table above reflects (i) the automatic conversion of all outstanding shares of our redeemable convertible preferred stock as of January 31, 2019 into an aggregate of 41,273,345 shares of common stock, which conversion will occur immediately prior to the completion of this offering and (ii) the issuance of 647,822 shares of our common stock upon the automatic net exercise of a warrant immediately prior to the completion of this offering (based on the initial public offering price of $24.00 per share).

(2)
The pro forma as adjusted column gives effect to (i) the pro forma adjustments set forth above and (ii) the sale and issuance by us of 8,500,000 shares of common stock at the initial public offering price of $24.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Key Business Metrics
We review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

Number of Customers
We believe that the number of customers using our platform, particularly those with whom we have contracted for more than $100,000 in annual recurring revenue, or ARR, is an indicator of our market penetration, the growth of our business, and our potential future business opportunities. Increasing awareness of our platform and its broad range of capabilities, coupled with the mainstream adoption of cloud-based, “always on” technology, has expanded the diversity of our customer base to include organizations of all sizes across virtually all industries. Over time, larger customers have constituted a greater share of our revenue.

	As of January 31,
	2018	2019
Customers	9,793	11,212
Customers greater than $100,000 in ARR	144	228
Dollar-based Net Retention Rate
We use dollar-based net retention rate to evaluate the long-term value of our customer relationships; it is driven by our ability to retain and expand ARR from our existing customers. Our dollar-based net retention rate compares our ARR from the same set of customers across comparable periods.

	Last 12 Months Ended January 31,
	2018	2019
Dollar-based net retention rate for all customers	134%	140%
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Dollar-based Net Retention Rate” for information about how we calculate dollar-based net retention rate.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Business and Industry
We have a history of operating losses and may not achieve or sustain profitability in the future.
We were incorporated in 2010 and have experienced net losses and negative cash flows from operations since inception. We generated a net loss of $38.1 million and $40.7 million for the fiscal years ended January 31, 2018 and 2019, respectively, and as of January 31, 2019, we had an accumulated deficit of $128.9 million. While we have experienced significant revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of sales to sustain or increase our growth or achieve or maintain profitability in the future. We also expect our costs and expenses to increase in future periods, which could negatively affect our future operating results if our revenue does not increase. In particular, we intend to continue to expend significant funds to further develop our platform, including by introducing new products and functionality, and to expand our inside and field sales teams and customer success team to drive new customer adoption, expand use cases and integrations, and support international expansion. We will also face increased compliance costs associated with growth, the expansion of our customer base, and being a public company. Our efforts to grow our business may be costlier than we expect, and we may not be able to increase our revenue enough to offset our increased operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications and delays, and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and common stock may significantly decrease.
We operate in an emerging and evolving market, which may develop more slowly or differently than we expect. If our market does not grow as we expect, or if we cannot expand our platform to meet the demands of this market, our revenue may decline, fail to grow or fail to grow significantly, and we may incur additional operating losses.
The market for real-time operations solutions, particularly enterprise-grade solutions, is in an early stage of development, and it is uncertain whether this market will develop, and even if it does develop, how rapidly it will develop, how much it will grow, or whether our platform will be widely adopted. Our success will depend, to a substantial extent, on the widespread adoption of our platform as an alternative to existing solutions or adoption by customers that are not using any such solutions at all. Some organizations may be reluctant or unwilling to use our platform for a number of reasons, including concerns about additional costs, uncertainty regarding the reliability and security of cloud-based offerings, or lack of awareness of the benefits of our platform. Our ability to expand sales of our platform depends on several factors, including potential customer awareness of our platform; the timely completion, introduction, and market acceptance of enhancements to our platform or new products that we may introduce; our ability to attract, retain, and effectively train inside and field sales personnel; our ability to develop or maintain integrations with partners; the effectiveness of our marketing programs; the costs of our platform; and the success of our competitors. If we are unsuccessful in developing and marketing our platform, or if organizations do not perceive or value the benefits of our platform as an alternative to legacy systems, the market for our platform might not continue to develop or might develop more slowly than we expect, either of which would harm our growth prospects and operating results.
If we are unable to attract new customers, our revenue growth will be adversely affected.
To increase our revenue, we must continue to attract new customers and increase sales to new customers. As our market matures, product and service offerings evolve, and competitors introduce lower cost or differentiated products or services that are perceived to compete with our platform, our ability to sell subscriptions for our products could be impaired. Similarly, our subscription sales could be adversely affected if customers or users within these organizations perceive that features incorporated into competitive products reduce the need for our products or if they prefer to purchase other products that are bundled with solutions offered by other companies, including our partners, that operate in adjacent markets and compete with our products. As a result of these and other factors, we may be unable to attract new customers, which could have an adverse effect on our business, revenue, gross margins, and other operating results, and accordingly, on the trading price of our common stock.
If we are unable to retain our current customers or sell additional functionality and services to them, our revenue growth will be adversely affected.
To increase our revenue, in addition to selling to new customers, we must retain existing customers and convince them to expand their use of our platform across their organizations — in terms of increasing the number of users, subscribing for additional functionality, and broadening the user base across multiple departments and business units. Our ability to retain our customers and increase the amount of their subscriptions could be impaired for a variety of reasons, including customer reaction to changes in the pricing of our products or the other risks described herein. As a result, we may be unable to renew our subscriptions with existing customers or attract new business from existing customers, which would have an adverse effect on our business, revenue, gross margins, and other operating results, and accordingly, on the trading price of our common stock.
Our ability to sell additional functionality to our existing customers may require more sophisticated and costly sales efforts, especially as we target larger enterprises and more senior management who make these purchasing decisions. Similarly, the rate at which our customers purchase additional products from us depends on a number of factors, including general economic conditions and the pricing of additional product functionality. If our efforts to sell additional functionality to our customers are not successful, our business and growth prospects would suffer.
Our customers have no obligation to renew their subscriptions for our products after the expiration of their subscription period. Our subscriptions with our customers are typically one year in duration but can range from monthly to multi-year. In order for us to maintain or improve our results of operations, it is important that our customers renew their subscriptions with us on the same or more favorable terms. We cannot accurately predict renewal or expansion rates given the diversity of our customer base, in terms of size, industry, and geography. Our renewal and expansion rates may decline or fluctuate as a result of a number of factors, including customer spending levels, customer dissatisfaction with our products, decreases in the number of users at our customers, changes in the type and size of our customers, pricing changes, competitive conditions, the acquisition of our customers by other companies, and general economic conditions. For example, we experienced decreases in our renewal and expansion rates in 2016, as compared to 2015, following an increase in subscription prices in 2015. If our customers do not renew their subscriptions for our products, or if they reduce their subscription amounts at the time of renewal, our revenue and other results of operations will decline and our business will suffer. If our renewal or expansion rates fall significantly below the expectations of the public market, securities analysts, or investors, the trading price of our common stock would likely decline.
Our recent rapid growth may not be indicative of our future growth, and if we continue to grow rapidly, we may not be able to manage our growth effectively. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
Our revenue was $79.6 million and $117.8 million for the fiscal years ended January 31, 2018 and 2019, respectively. Although we have recently experienced significant growth in our revenue, even if our revenue continues to increase, we expect that our revenue growth rate will decline in the future as a result of a variety of factors, including the maturation of our business. Overall growth of our revenue depends on a number of factors, including our ability to:

•	price our real-time operations platform effectively so that we are able to attract new customers and expand sales to our existing customers;

•	expand the functionality and use cases for the products we offer on our platform;

•	maintain the rates at which customers purchase and renew subscriptions to our platform;

•	provide our customers with customer support that meets their needs;

•	continue to introduce our products to new markets outside of the United States;

•	successfully identify and acquire or invest in businesses, products, or technologies that we believe could complement or expand our platform; and

•	increase awareness of our brand on a global basis and successfully compete with other companies.
We may not successfully accomplish any of these objectives, which makes it difficult for us to forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our revenue for any prior quarterly or annual periods as any indication of our future revenue or revenue growth.
In addition, we expect to continue to expend substantial financial and other resources on:

•	sales and marketing, including a significant expansion of our sales organization, particularly in the United States;

•	our technology infrastructure, including systems architecture, scalability, availability, performance, and security;

•	product development, including investments in our product development team and the development of new products and new functionality for our platform;

•	acquisitions or strategic investments;

•	international expansion; and

•	general administration, including increased legal and accounting expenses associated with being a public company.
These investments may not result in increased revenue growth in our business. If we are unable to increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position, and results of operations will be harmed, and we may not be able to achieve or maintain profitability over the long term. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If our revenue growth does not meet our expectations in future periods, our financial performance may be harmed, and we may not achieve or maintain profitability in the future.
We derive substantially all of our revenue from a single product.
Sales of subscriptions to our On-Call Management product account for substantially all of our revenue. We expect these subscriptions to account for a large portion of our revenue for the foreseeable future. As a result, our operating results could suffer due to:

•	any decline in demand for our On-Call Management product;

•	the failure of our broader platform and other products to achieve market acceptance;

•	the market for real-time operations platforms not continuing to grow, or growing more slowly than we expect;

•	the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, our platform and products;

•	technological innovations or new standards that our platform and products do not address;

•	sensitivity to current or future prices offered by us or our competitors; and

•	our inability to release enhanced versions of our platform and products on a timely basis.
Our inability to renew or increase sales of subscriptions to our platform or market and sell additional products and functionality, or a decline in prices of our platform subscription levels, would harm our business and operating results more seriously than if we derived significant revenue from a variety of products. In addition, if the market for our platform and products grows more slowly than anticipated, or if demand for our real-time operations platform does not grow as quickly as anticipated, whether as a result of competition, pricing sensitivities, product obsolescence, technological change, unfavorable economic conditions, uncertain geopolitical environment, budgetary constraints of our customers, or other factors, our business, results of operations, and financial condition would be adversely affected.
The markets in which we participate are competitive, and if we do not compete effectively, our operating results could be harmed.
The market for real-time operations solutions, particularly enterprise-grade solutions, is highly fragmented, competitive, and constantly evolving. We face substantial competition from in-house solutions, open source software, manual processes, and software providers that may compete against certain components of our offering, as well as established and emerging software providers. With the introduction of new technologies and market entrants, we expect that the competitive environment will remain intense going forward. Some of our actual and potential competitors have been acquired by other larger enterprises and have made or may make acquisitions or may enter into partnerships or other strategic relationships that may provide more comprehensive offerings than they individually had offered or achieve greater economies of scale than us. For example, companies that compete with certain components of our offerings include Atlassian through its acquisition of OpsGenie, Splunk through its acquisition of VictorOps, and to a limited extent, ServiceNow. In addition, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships, or strategic relationships. As we look to market and sell our platform to potential customers with existing internal solutions, we must convince their internal stakeholders that our platform is superior to their current solutions.
We compete on the basis of a number of factors, including:

•	platform functionality;

•	breadth of offering and integrations;

•	performance, security, scalability, and reliability;

•	real-time response capabilities;

•	brand recognition, reputation, and customer satisfaction;

•	ease of implementation and use; and

•	total cost of ownership.
Our competitors vary in size and in the breadth and scope of the products and services offered. Many of our competitors and potential competitors have greater name recognition, longer operating histories, more established customer relationships and installed customer bases, larger marketing budgets, and greater resources than we do. Further, other potential competitors not currently offering competitive solutions may expand their product offerings to compete with our platform, or our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources and product and services offerings in our addressable market. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, and customer requirements. An existing competitor or new entrant could introduce new technology that reduces demand for our platform. In addition to product and technology competition, we face pricing competition. Some of our competitors offer their solutions at a lower price, which has resulted in pricing pressures. Some of our larger competitors, such as Atlassian and Splunk, have the operating flexibility to bundle competing solutions with other offerings, including offering them at a lower price or for no additional cost to customers as part of a larger sale of other products.
In addition, because of the characteristics of open-source software, there may be fewer technology barriers to entry in the open-source market by new competitors. One of the characteristics of open-source software is that, subject to specified restrictions, anyone may modify and redistribute the existing open-source software and use it to compete in the marketplace. Such competition can develop with a smaller degree of overhead and lead time than required by traditional proprietary software companies. New open-source-based platform technologies and standards are consistently being developed and can gain popularity quickly. Improvements in open source could cause customers to replace software purchased from us with their internally-developed, integrated and maintained open-source software. It is possible for competitors with greater resources than ours to develop their own in-house solution and make it available on an open-source basis to organizations that would otherwise be potential customers of ours, potentially reducing the demand for our products and putting price pressure on our offerings.
For all of these reasons, we may not be able to compete successfully against our current or future competitors, and this competition could result in the failure of our platform to continue to achieve or maintain market acceptance, any of which would harm our business, results of operations, and financial condition.
The nature of our business exposes us to inherent liability risks.
Our platform and related products, including our Event Intelligence, Modern Incident Response, Visibility, and Analytics products, are designed to communicate damage-mitigating information and information about potential opportunities frequently during critical business events. Due to the nature of such products, we are potentially exposed to greater risks of liability for solution or system failures than may be inherent in other businesses. Although substantially all of our subscription agreements contain provisions limiting our liability to our customers, we cannot assure you that these limitations will be enforced or the costs of any litigation related to actual or alleged omissions or failures would not have a material adverse effect on us even if we prevail. Further, certain of our insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages or liability arising from gross negligence, and we cannot assure you that we are adequately insured against the risks that we face.
We expect fluctuations in our financial results, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our operating results, our stock price and the value of your investment could decline.
Our operating results have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our operating results include the following:

•	fluctuations in demand for or pricing of our platform;

•	our ability to attract new customers;

•	our ability to retain our existing customers;

•	customer expansion rates and the pricing and quantity of subscriptions renewed;

•	the timing of our customer purchases;

•	fluctuations or delays in purchasing decisions in anticipation of new products or product enhancements by us or our competitors;

•	changes in customers’ budgets and in the timing of their budget cycles and purchasing decisions;

•	potential and existing customers choosing our competitors’ products or developing their own solutions in-house;

•	our ability to control costs, including our operating expenses;

•	the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses, including commissions;

•	the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments, and other non-cash charges;

•	the amount and timing of costs associated with recruiting, training, and integrating new employees and retaining and motivating existing employees;

•	the effects of acquisitions and their integration;

•	general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate;

•	the impact of new accounting pronouncements;

•	changes in the competitive dynamics of our market, including consolidation among competitors or customers;

•	significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our platform; and

•	awareness of our brand and our reputation in our target markets.
Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. In addition, we expect to incur significant additional expenses due to the increased costs of operating as a public company. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our common stock could decline substantially, and we could face costly lawsuits, including securities class action suits.
Because we recognize revenue from subscriptions over the term of the relevant agreement, downturns or upturns in sales are not immediately reflected in full in our operating results.
We recognize revenue over the term of our subscription agreement, and our subscriptions are typically one year in duration but can range from monthly to multi-year. As a result, much of our revenue is generated from subscriptions entered into during previous periods. Consequently, a decline in demand for our platform or a decline in new or renewed subscriptions in any one quarter may not significantly reduce our revenue for that quarter but could negatively affect our revenue in future quarters. Our revenue recognition model also makes it difficult for us to rapidly increase our revenue through the sale of additional subscriptions in any period, as revenue from customers is recognized over the applicable term of their subscriptions.
Seasonality may cause fluctuations in our sales and operating results.
The first fiscal quarter of each year is usually our lowest billings and bookings quarter. In fact, billings and bookings during our first fiscal quarter are typically lower than the prior fourth fiscal quarter. We believe that this results from the procurement, budgeting, and deployment cycles of many of our customers, particularly our enterprise customers. We expect that this seasonality will continue to affect our billings, bookings, and other operating results in the future as we continue to target larger enterprise customers.
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements, or preferences, our products may become less competitive.
The market in which we compete is relatively new and subject to rapid technological change, evolving industry standards, and changing regulations, as well as changing customer needs, requirements, and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we were unable to enhance our real-time operations platform or develop new products that keep pace with rapid technological and regulatory change, or if new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently, or more securely than our products, our business, results of operations, and financial condition would be adversely affected.
If we fail to maintain and enhance our brand, our ability to expand our customer base will be impaired and our business, results of operations, and financial condition may suffer.
We believe that maintaining and enhancing the PagerDuty brand is important to support the marketing and sale of our existing and future products to new customers and expand sales of our platform to existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining and enhancing our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide reliable products that continue to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and use cases, and our ability to successfully differentiate our platform and products from competitive products and services. Additionally, the performance of our partners may affect our brand and reputation if customers do not have a positive experience with our partners’ services. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, our business could suffer.
Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our products.
Our ability to increase our customer base and achieve broader market acceptance of our real-time operations platform will depend to a significant extent on our ability to expand our marketing and sales organizations. We plan to continue expanding our direct sales force and partners, both domestically and internationally. We also plan to dedicate significant resources to sales and marketing programs, including online advertising. The effectiveness of our online advertising has varied over time and may vary in the future due to competition for key search terms, changes in search engine use, and changes in the search algorithms used by major search engines. All of these efforts will require us to invest significant financial and other resources. Our business and operating results will be harmed if our sales and marketing efforts do not generate significant increases in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, integrate, and retain talented and effective sales personnel, if our new and existing sales personnel, on the whole, are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.
If we are unable to enhance and improve our platform or develop new functionality or use cases, our revenue may not grow.
Our ability to increase sales will depend in large part on our ability to enhance and improve our platform, introduce new functionality in a timely manner, and develop new use cases for our platform. Any new functionality that we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenue. If we are unable to enhance our platform or develop new functionality to keep pace with rapid technological and regulatory change, our business, results of operations, and financial condition could be adversely affected.
If our products fail to perform properly due to defects or similar problems, and if we fail to develop enhancements to resolve any defect or other problems, we could lose customers, become subject to service performance or warranty claims, or incur other significant costs.
Our operations are dependent upon our ability to prevent system interruption. Our platform for real-time operations is built on a modern modular technology stack that is inherently complex and may contain material defects or errors, which may cause disruptions in availability or other performance problems. We have from time to time experienced service outages and found defects in our platform. We may experience additional outages or discover additional defects in the future that could result in data unavailability or unauthorized access to, or loss or corruption of, our customers’ data. We may not be able to detect and correct defects or errors before implementing our platform. Consequently, we or our customers may discover defects or errors after our platform has been deployed.
The occurrence of any defects, errors, disruptions in service, or other performance problems with our software, whether in connection with day-to-day operations, upgrades, or otherwise, could result in:

•	loss of customers;

•	lost or delayed market acceptance and sales of our products;

•	delays in payment to us by customers;

•	injury to our reputation and brand;

•	legal claims, including warranty and service level agreement claims, against us; or

•	diversion of our resources, including through increased service and warranty expenses or financial concessions, and increased insurance costs.
The costs incurred in correcting any material defects or errors in our software or other performance problems may be substantial and could adversely affect our business, operating results, and financial condition.
As we continue to pursue sales to new and existing enterprise customers, our sales cycle, forecasting processes, and deployment processes may become more unpredictable and require greater time and expense.
While we rely predominantly on self-service purchases to establish new customer relationships, our inside and field sales teams target expansion opportunities with existing enterprise customers. Sales to new and existing enterprises involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations. As we seek to increase our sales to enterprise customers, we face more complex customer requirements, substantial upfront sales costs, less predictability, and, in some cases, longer sales cycles than we do with smaller customers. With enterprises, the decision to subscribe to our platform frequently may require the approval of multiple management personnel and more technical personnel than would be typical of a smaller organization, and accordingly, sales to enterprises may require us to invest more time educating these potential customers. Purchases by larger enterprises are also frequently subject to budget constraints and unplanned administrative, processing, and other delays, which means we may not be able to come to agreement on the subscription terms with enterprises. Our ability to successfully sell our platform to larger enterprises is also dependent upon the effectiveness of our sales force, including new sales personnel, who currently represent the majority of our sales force. In addition, if we are unable to increase sales of our platform to larger enterprise customers while mitigating the risks associated with serving such customers, our business, financial position, and operating results may be adversely affected.
If we cannot maintain our company culture as we grow, our success and our business may be harmed.
We believe our culture has been a key contributor to our success to date and that the critical nature of the platform that we provide promotes a sense of greater purpose and fulfillment in our employees. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our culture. If we fail to maintain our company culture, our business and competitive position may be adversely affected.
Our current management team is new and if we lose key members of our management team or are unable to attract and retain executives and employees we need to support our operations and growth, our business may be harmed.
Each of our executive management team either joined us recently or has taken on a new role in the organization. These changes in our executive management team may be disruptive to our business. Our success and future growth depend upon the continued services of our management team and other key employees. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. Our senior management and key employees are employed on an at-will basis. We currently do not have “key person” insurance on any of our employees. Certain of our key employees have been with us for a long period of time and have fully vested stock options or other long-term equity incentives that may become valuable and will be publicly tradable if we become a public company. The loss of one or more of our senior management, particularly Jennifer Tejada, our Chief Executive Officer, or other key employees could harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees or that we would be able to timely replace members of our senior management or other key employees should any of them depart.
The failure to attract and retain additional qualified personnel and any restrictions on the movement of personnel could prevent us from executing our business strategy and growth plans.
To execute our business strategy, we must attract and retain highly qualified personnel. Competition for executive officers, software developers, sales personnel, and other key employees in our industry is intense and increasing. In particular, we compete with many other companies for software developers with high levels of experience in designing, developing, and managing cloud-based software, as well as for skilled sales and operations professionals. While the market for such personnel is particularly competitive in Silicon Valley, it is also competitive in other markets where we maintain operations, including Canada. The current regulatory environment related to immigration may increase the likelihood that immigration laws may be modified to further limit the availability of H1-B and other visas. If a new or revised visa program is implemented, it may impact our ability to recruit, hire, retain or effectively collaborate with qualified skilled personnel, including in Canada, which could adversely impact our business, operating results and financial condition. Many of the companies with which we compete for experienced personnel have greater resources than we do and can frequently offer such personnel substantially greater compensation than we can offer. In addition, we may fail to identify, attract, and retain talented employees who support our corporate culture that we believe fosters innovation, teamwork, diversity, and inclusion, and which we believe is critical to our success. If we fail to identify, attract, develop, and integrate new personnel, or fail to retain and motivate our current personnel, our growth prospects would be severely harmed.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable users or companies covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. Any expansion in our market depends on a number of factors, including the cost, performance, and perceived value associated with our platform and those of our competitors. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this prospectus, see the section titled “Market and Industry Data.”
Our security measures have on occasion in the past been, and may in the future be, compromised. If our, our customers’, or our third-party providers’ security measures are compromised, or unauthorized access to the data of our customers or their employees, customers, or other constituents is otherwise obtained, our platform may be perceived as not being secure, our customers may be harmed and may curtail or cease their use of our platform, our reputation and business would be damaged, we may incur significant liabilities, and the value of our business and common stock may decrease.
Our operations involve the storage and transmission of data of our customers and their employees and customers, including personally identifiable information such as contact information and physical location. Security incidents, whether as a result of third-party action, employee or customer error, technology impairment or failure, malfeasance, or criminal activity, could result in unauthorized access to, or loss or unauthorized disclosure of, this information, litigation, indemnity obligations, and other possible liabilities, as well as negative publicity, which would damage our reputation and business, impair our sales, and harm our customers.
Cyber incidents and malicious internet-based activity continue to increase generally, and providers of cloud-based services have frequently been targeted by such attacks. These cybersecurity challenges, including threats to our own IT infrastructure or those of our customers or third-party providers, may take a variety of forms ranging from malware, phishing, ransomware, man-in-the-middle attacks, session hijacking, denial-of-service, password attacks, viruses, worms and other malicious software programs or cybersecurity attacks to “mega breaches” targeted against cloud-based services and other hosted software, which could be initiated by individual or groups of hackers or sophisticated cyber criminals. A cybersecurity incident or breach could result in disclosure of confidential information and intellectual property, or cause production downtimes and compromised data. For example, in 2015, a database containing certain of our user information was compromised by a hacker who bypassed several layers of authentication. We may be unable to anticipate or prevent techniques used to obtain unauthorized access or to sabotage systems because they change frequently and often are not detected until after an incident has occurred. As we increase our customer base and our brand becomes more widely known and recognized, third parties may increasingly seek to compromise our security controls or gain unauthorized access to our sensitive corporate information or our customers’ data.
Many governments have enacted laws requiring companies to notify individuals of data security incidents or unauthorized transfers involving certain types of personal data. In addition, some of our customers contractually require notification by us of any data security incident. Accordingly, security incidents experienced by our competitors, by our customers, or by us may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode customer confidence in the effectiveness of our security measures, negatively affect our ability to attract new customers, cause existing customers to elect not to renew their subscriptions, and subject us to third-party lawsuits, regulatory fines, or other action or liability, which could materially and adversely affect our business, results of operations, and financial condition.
While we maintain general liability insurance coverage and coverage for errors or omissions, we cannot assure you that such coverage would be adequate or would otherwise protect us from liabilities or damages with respect to claims alleging compromises of customer data or that such coverage will continue to be available to us on acceptable terms or at all.
We make numerous statements in our privacy policies and terms of service, through our certifications to privacy standards and in our marketing materials, providing assurances about the security of our platform, including detailed descriptions of the security measures we employ. Should any of these statements be untrue or become untrue, even through circumstances beyond our reasonable control, we may face claims of misrepresentation or deceptiveness by the U.S. Federal Trade Commission, state and foreign regulators, and private litigants.
We rely upon free trials of our products and other inbound lead-generation strategies to drive our sales and revenue. If these strategies fail to continue to generate sales opportunities or trial users do not convert into paying customers, our business and results of operations would be harmed.
We rely upon our marketing strategy of offering 14-day free trials of our products and other inbound, lead-generation strategies to generate sales opportunities. Most of our customers start with the free version of our products. These strategies may not be successful in continuing to generate sufficient sales opportunities necessary to increase our revenue. Many early users never convert from the trial version of a product to a paid version of such product. Further, we often depend on individuals within an organization who initiate the trial versions of our products being able to convince decision makers within their organization to convert to a paid version. Many of these organizations have complex and multi-layered purchasing requirements. To the extent that these users do not become, or are unable to convince others to become, paying customers, we will not realize the intended benefits of this marketing strategy, and our ability to grow our revenue will be adversely affected.
Interruptions or delays in performance of our service could result in customer dissatisfaction, damage to our reputation, loss of customers, limited growth, and reduction in revenue.
We currently serve our customers from third-party data centers, including those operated by AWS and Microsoft Azure. Our customers need to be able to access our platform at any time, without interruption or degradation of performance. In some cases, third-party cloud providers run their own platforms that we access, and we are, therefore, vulnerable to their service interruptions. We therefore depend on our third-party cloud providers’ ability to protect their data centers against damage or interruption from natural disasters, power or telecommunications failures, criminal acts, and similar events. In the event that our data center arrangements are terminated, or if there are any lapses of service or damage to a data center, we could experience lengthy interruptions in our service as well as delays and additional expenses in arranging new facilities and services. Even with current and planned disaster recovery arrangements, including the existence of redundant data centers that become active during certain lapses of service or damage at a primary data center, our reputation and business could be harmed.
Design and mechanical errors, spikes in usage volume, and failure to follow system protocols and procedures could cause our IT systems and infrastructure to fail, resulting in interruptions in our real-time operations platform. We have from time to time in the past experienced service disruptions, and we cannot assure you that we will not experience interruptions or delays in our service in the future. Any interruptions or delays in our service, whether or not caused by our products, third-parties, natural disasters, or security breaches, could harm our relationships with customers and cause our revenue to decrease or our expenses to increase. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce our revenue, subject us to liability, and cause us to issue credits or cause customers to fail to renew their subscriptions, any of which could adversely affect our business.
If we do not or cannot maintain the compatibility of our platform with third-party applications that our customers use in their businesses, our revenue and growth prospects will decline.
The functionality and popularity of our platform depend, in part, on our ability to integrate our platform with third-party applications, tools and software. These third-parties may change the features of their technologies, restrict our access to their applications, tools or other software or alter the terms governing their use in a manner that is adverse to our business and our ability to market and sell our real-time operations platform. Such third parties could also develop features and functionality that limit or prevent our ability to use these third-party technologies in conjunction with our platform, which would negatively affect adoption of our platform and harm our business. If we fail to integrate our platform with third-party applications, tools or other software that our customers use or expose APIs for our customers to use, we may not be able to offer the functionality that our customers require, which would negatively affect our results of operations and growth prospects.
The success of our business depends on our customers’ continued and unimpeded internet access.
Our customers must have internet access in order to use our platform. Some internet service providers may take measures that affect their customers’ ability to use our platform, such as degrading the quality of the data packets we transmit over their lines, giving those packets lower priority, giving other packets higher priority than ours, blocking our packets entirely, or attempting to charge their customers more for using our platform.
In December 2010, the Federal Communications Commission, or the FCC, adopted net neutrality rules barring internet service providers from blocking or slowing down access to online content, protecting services like ours from such interference. Recently, the FCC voted in favor of repealing the net neutrality rules, and it is currently uncertain how the U.S. Congress will respond to this decision. To the extent internet service providers attempt to interfere with our services, extract fees from us to make our platform available, or otherwise engage in discriminatory practices, our business could be adversely impacted. Within such a regulatory environment, we could experience discriminatory or anti-competitive practices that could impede our domestic and international growth, cause us to incur additional expense, or otherwise negatively affect our business.
We provide service-level commitments under our subscription agreements. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service or face subscription termination with refunds of prepaid amounts, which would lower our revenue and harm our business, results of operations, and financial condition.
All of our subscription agreements contain service-level commitments. If we are unable to meet the stated service-level commitments, including failure to meet the uptime and delivery requirements under our customer subscription agreements, we may be contractually obligated to provide these customers with service credits which could significantly affect our revenue in the periods in which the uptime or delivery failure occurs and the credits are applied. We could also face subscription terminations, which could significantly affect both our current and future revenue. Any service-level failures could also damage our reputation, which could also adversely affect our business and results of operations.
If we fail to offer high-quality support, our business and reputation could suffer.
Our customers rely on our customer support personnel to resolve issues and realize the full benefits that our platform provides. High-quality support is also important for the renewal and expansion of our subscriptions with existing customers. The importance of our support function will increase as we expand our business and pursue new customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to maintain and expand our subscriptions to existing and new customers could suffer, and our reputation with existing or potential customers would be harmed.

We may not be able to scale our business quickly enough to meet our customers’ growing needs, and if we are not able to grow efficiently, our operating results could be harmed.
As usage of our real-time operations platform grows and as the breadth of the use cases for our products expands, we will need to devote additional resources to improving and maintaining our infrastructure and integrating with third-party applications. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support and professional services, to serve our growing customer base.
Any failure of or delay in these efforts could result in impaired system performance and reduced customer satisfaction, resulting in decreased sales to new customers, lower subscription renewal rates by existing customers, the issuance of service credits, or requested refunds, which would hurt our revenue growth and our reputation. Even if we are successful in these efforts, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures would adversely affect our business, results of operations, and financial condition.
Future acquisitions, strategic investments, partnerships, or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our operating results and financial condition.
We may in the future seek to acquire or invest in businesses, products, or technologies that we believe could complement or expand our platform, enhance our technical capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not such acquisitions are completed. In addition, we have only limited experience in acquiring other businesses, and we may not successfully identify desirable acquisition targets, or if we acquire additional businesses, we may not be able to integrate them effectively following the acquisition. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, as well as unfavorable accounting treatment and exposure to claims and disputes by third parties, including intellectual property claims. We also may not generate sufficient financial returns to offset the costs and expenses related to any acquisitions. In addition, if an acquired business fails to meet our expectations, our business, operating results, and financial condition may suffer.
Unfavorable conditions in our industry or the global economy, or reductions in information technology spending, could limit our ability to grow our business and negatively affect our results of operations.
Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, political turmoil, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region, Japan, or elsewhere, could cause a decrease in business investments, including spending on information technology, and negatively affect the growth of our business. Competitors, many of whom are larger and have greater financial resources than we do, may respond to challenging market conditions by lowering prices in an attempt to attract our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our products. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry.
Our current operations are international in scope, and we plan further geographic expansion, creating a variety of operational challenges.
A component of our growth strategy involves the further expansion of our operations and customer base internationally. In each of the fiscal years ended January 31, 2018 and 2019, customers outside the United States generated 19% and 23%, respectively, of our revenue. We currently have offices in the Australia, Canada, United Kingdom, and United States. We are continuing to adapt to and develop strategies to address international markets, but there is no guarantee that such efforts will have the desired effect. As of January 31, 2019, approximately 35% of our full-time employees were located outside of the United States. We expect that our international activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources.
Our current and future international business and operations involve a variety of risks, including:

•	changes in a specific country’s or region’s political or economic conditions, including in the United Kingdom as a result of the United Kingdom exiting the European Union, or Brexit;

•	the need to adapt and localize our products for specific countries;

•	greater difficulty collecting accounts receivable and longer payment cycles;

•	potential changes in trade relations, regulations, or laws;

•	unexpected changes in laws, regulatory requirements, or tax laws;

•	more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Europe;

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differing and potentially more onerous labor regulations, especially in Europe, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

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challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs that are specific to each jurisdiction;

•	potential changes in laws, regulations and costs affecting our U.K. operations and local employees due to Brexit;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;

•	increased travel, real estate, infrastructure, and legal compliance costs associated with international operations;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	laws and business practices favoring local competitors or general market preferences for local vendors;

•	limited or insufficient intellectual property protection or difficulties enforcing our intellectual property;

•	political instability or terrorist activities;

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exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, or FCPA, U.S. bribery laws, the UK Bribery Act, and similar laws and regulations in other jurisdictions; and

•	adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.
Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to further expand our international operations and are unable to do so successfully and in a timely manner, our business and operating results will suffer.

Our international operations may subject us to potential adverse tax consequences.
We are expanding our international operations to better support our growth into international markets. Our corporate structure and associated transfer pricing policies contemplate future growth in international markets, and consider the functions, risks, and assets of the various entities involved in intercompany transactions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.
The Tax Cuts and Jobs Act, or the Tax Act, among other things, includes changes to U.S. federal tax rates, imposes additional limitations on the deductibility of interest, has both positive and negative changes to the utilization of future net operating loss carryforwards, allows for the expensing of certain capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. Our net deferred tax assets and liabilities and valuation allowance have been revalued at the newly enacted U.S. corporate rate. We continue to examine the impact this tax reform legislation may have on our business. The impact of this tax reform on holders of our common stock is uncertain and could be adverse.
We are exposed to fluctuations in currency exchange rates, which could negatively affect our operating results.
Our sales contracts are primarily denominated in U.S. dollars, and therefore, substantially all of our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our platform to our customers outside of the United States, which could adversely affect our operating results. In addition, an increasing portion of our operating expenses are incurred and an increasing portion of our assets are held outside the United States. These operating expenses and assets are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.
Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
As of January 31, 2019, we had federal, state, and foreign net operating loss carryforwards, or NOLs, of $84.2 million, $54.1 million, and $3.8 million, respectively, which begin to expire in 2030. In general, under Section 382 of the United States Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. If we undergo an ownership change, our ability to utilize NOLs could be limited by Section 382 of the Code. Future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Section 382 of the Code. Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. For these reasons, we may not be able to utilize a material portion of the NOLs, even if we were to achieve profitability.
The Tax Act was enacted on December 22, 2017 and significantly reforms the Code. The Tax Act, among other things, includes changes to U.S. federal tax rates and the rules governing net operating loss carryforwards. While the Tax Act allows for federal net operating losses incurred during our taxable year ended January 31, 2018 to be carried forward indefinitely, the Tax Act also imposes an 80% limitation, and indefinite carryforward, on our net operating losses generated during our taxable year ended January 31, 2019, and forward. Deferred tax assets for NOLs will need to be measured at the applicable tax rate in effect when the NOL is expected to be utilized. The changes in the carryforward/carryback periods as well as the new limitation on use of NOLs may significantly impact our valuation allowance assessments for NOLs generated after December 31, 2017.

We could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs our clients would have to pay for our offering and adversely affect our operating results.
An increasing number of states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States recently ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more states requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The imposition by state or local governments of sales tax collection obligations on out-of-state sellers could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors, and decrease our future sales, which could have a material adverse effect on our business and operating results.
Changes in our effective tax rate or tax liability may have an adverse effect on our results of operations.
Our effective tax rate could increase due to several factors, including:

•	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	changes in tax laws, tax treaties, and regulations or the interpretation of them, including the Tax Act;

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changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•	the outcome of current and future tax audits, examinations, or administrative appeals; and

•	limitations or adverse findings regarding our ability to do business in some jurisdictions.
Any of these developments could adversely affect our results of operations.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
U.S. generally accepted accounting principles, or GAAP, is subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and financial condition and could affect the reporting of transactions already completed before the announcement of a change.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations- Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the valuation of the stock-based awards, including the determination of fair value of common stock, period of benefit for amortizing deferred contract costs, the determination of the allowance for doubtful accounts, and the provision for income taxes, including related valuation allowance and uncertain tax positions, among others. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.
We may not be able to successfully manage the growth of our business if we are unable to improve our internal systems, processes, and controls.
We need to continue to improve our internal systems, processes, and controls to effectively manage our operations and growth. We may not be able to successfully implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud. We may experience difficulties in managing improvements to our systems, processes, and controls in connection with the implementation of third-party software or otherwise, which could impair our ability to provide products to our customers in a timely manner, limit us to smaller deployments of our products, increase our technical support costs or cause us to be unable to timely and accurately report our financial results in accordance with the rules and regulations of the SEC. In addition, we may experience material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until we file our first annual report with the SEC following the date when we are no longer an “emerging growth company.” Our independent registered public accounting firm may, during the evaluation and testing process of our internal controls, identify one or more material weaknesses in our internal control over financial reporting.
Our management team has limited experience managing a public company.
Our management team has limited experience managing a publicly-traded company, interacting with public company investors and securities analysts, and complying with the increasingly complex laws pertaining to public companies. These new obligations and constituents require significant attention from our management team and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.
We could incur substantial costs in protecting or defending our proprietary rights, and any failure to adequately protect such rights could impair our competitive position and result in the loss of valuable intellectual property rights, reduced revenue and costly litigation.
Our success is dependent, in part, upon protecting our proprietary technology. We rely on a combination of patents, copyrights, trademarks, service marks, trade secret laws, and contractual provisions in an effort to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. While we have been issued patents in the United States and have additional patent applications pending, we may be unable to obtain patent protection for the technology covered in our patent applications. In addition, any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties. Any of our patents, trademarks, or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. There can be no guarantee that others will not independently develop similar products, duplicate any of our products, or design around our patents. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our products and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our products may be unenforceable under the laws of jurisdictions outside the United States. To the extent we expand our international activities, our exposure to unauthorized copying and use of our products and proprietary information may increase.
We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to and distribution of our products and proprietary information. Further, these agreements do not prevent our competitors or partners from independently developing technologies that are substantially equivalent or superior to our platform.
In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our platform, impair the functionality of our platform, delay introductions of new products, result in our substituting inferior or more costly technologies into our platform, or injure our reputation. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Moreover, policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results, and financial condition could be adversely affected.
Any future litigation against us could be costly and time-consuming to defend.
We have in the past and may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our customers in connection with commercial disputes or employment claims made by our current or former employees. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, overall financial condition, and operating results. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our operating results and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the trading price of our stock.
We have in the past, and may in the future be, subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.
We have in the past and may in the future become subject to intellectual property disputes. Lawsuits are time-consuming and expensive to resolve and they divert management’s time and attention. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot assure you that the results of any such actions will not have an adverse effect on our business, operating results, or financial condition.
The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights. Companies in the software industry are often required to defend against litigation claims based on allegations of infringement or other violations of intellectual property rights. Our technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product revenue, and therefore, our patents may provide little or no deterrence as we would not be able to assert them against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we would be forced to limit or stop sales of our software or cease business activities related to such intellectual property. Any inability to license third-party technology in the future would have an adverse effect on our business or operating results and would adversely affect our ability to compete. We may also be contractually obligated to indemnify our customers in the event of infringement of a third party’s intellectual property rights. Responding to such claims, regardless of their merit, can be time consuming, costly to defend, and damaging to our reputation and brand.
We use open source software in our products, which could subject us to litigation or other actions.
We use open source software in our products. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate it into their products. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition, or require us to devote additional research and development resources to change our products. In addition, although we employ open source software license screening measures, if we were to combine our proprietary software products with open source software in a certain manner we could, under certain open source licenses, be required to release the source code of our proprietary software products. If we inappropriately use or incorporate open source software subject to certain types of open source licenses that challenge the proprietary nature of our products, we may be required to re-engineer such products, discontinue the sale of such products or take other remedial actions.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, data protection, and other losses.
Our agreements with customers and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, data protection, damages caused by us to property or persons, or other liabilities relating to or arising from our platform or other contractual obligations. Some of these indemnity agreements provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments could harm our business, results of operations, and financial condition. Although we normally contractually limit our liability with respect to such obligations, we may still incur substantial liability, and we may be required to cease use of certain functions of our platform or products as a result of any such claims. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing or new customers, harming our business and results of operations. In addition, although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed or otherwise protect us from liabilities or damages with respect to claims alleging compromises of customer data, and any such coverage may not continue to be available to us on acceptable terms or at all.
We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business.
We are subject to the FCPA, U.S. domestic bribery laws, the UK Bribery Act, and other anti-corruption and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with business partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.
While we have policies and procedures to address compliance with such laws, we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.
Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, results of operations, and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We are subject to governmental regulation and other legal obligations, particularly those related to privacy, data protection, and information security, and our actual or perceived failure to comply with such obligations could harm our business, by resulting in litigation, fines, penalties, or adverse publicity and reputational damage that may negatively affect the value of our business and decrease the price of our common stock. Compliance with such laws could also result in additional costs and liabilities to us or inhibit sales of our solutions.
We receive, store, and process personal information and other data from and about actual and prospective customers and users, in addition to our employees and service providers. In addition, it is possible that customers may use our services to obtain and store personal identifiable information, personal health information, and personal financial information. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, such as the U.S. Federal Trade Commission, or FTC, and various state, local, and foreign agencies. Our data handling also is subject to contractual obligations and industry standards.
The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use, and storage of data relating to individuals and businesses, including the use of contact information and other data for marketing, advertising, and other communications with individuals and businesses. In the United States, various laws and regulations apply to the collection, processing, disclosure, and security of certain types of data, including the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the Health Insurance Portability and Accountability Act of 1996, the Gramm Leach Bliley Act and state laws relating to privacy and data security, including the California Consumer Privacy Act. Additionally, the FTC and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, dissemination, and security of data. The laws and regulations relating to privacy and data security are evolving, can be subject to significant change, and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.
In addition, several foreign countries and governmental bodies, including the EU, have laws and regulations dealing with the handling and processing of personal information obtained from their residents, which in certain cases are more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure, and security of various types of data, including data that identifies or may be used to identify an individual, such as names, email addresses, and in some jurisdictions, Internet Protocol, or IP, addresses. Such laws and regulations may be modified or subject to new or different interpretations, and new laws and regulations may be enacted in the future.
Within the European Union, the General Data Protection Regulation, or GDPR, significantly increases the level of sanctions for non-compliance from those in existing EU data protection law and imposes direct obligations on data processors in addition to data controllers. EU data protection authorities will have the power to impose administrative fines for violations of the GDPR of up to a maximum of €20 million or 4% of the data controller’s or data processor’s total worldwide global turnover for the preceding fiscal year, whichever is higher, and violations of the GDPR may also lead to damages claims by data controllers and data subjects. Such penalties are in addition to any civil litigation claims by data controllers, customers, and data subjects. Since we act as a data processor for our customers, we are taking steps to cause our processes to be compliant with applicable portions of the GDPR, but we cannot assure you that such steps will be effective.
The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States, as a result of the rapidly evolving regulatory framework for privacy issues worldwide. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. As a result of the laws that are or may be applicable to us, and due to the sensitive nature of the information we collect, we have implemented policies and procedures to preserve and protect our data and our customers’ data against loss, misuse, corruption, misappropriation caused by systems failures, unauthorized access, or misuse. If our policies, procedures, or measures relating to privacy, data protection, marketing, or customer communications fail to comply with laws, regulations, policies, legal obligations, or industry standards, we may be subject to governmental enforcement actions, litigation, regulatory investigations, fines, penalties, and negative publicity and could cause our application providers, customers and partners to lose trust in us, and have an adverse effect on our business, operating results, and financial condition.
In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that may apply to us. Because the interpretation and application of privacy and data protection laws, regulations, rules, and other standards are still uncertain, it is possible that these laws, rules, regulations, and other actual or alleged legal obligations, such as contractual or self-regulatory obligations, may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the functionality of our platform. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our software, which could have an adverse effect on our business.
Any failure or perceived failure by us to comply with laws, regulations, policies, legal, or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions (including, for example, a ban by EU Supervisory Authorities on the processing of EU personal data under the GDPR), litigation, fines and penalties, or adverse publicity, and could cause our customers and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations, and industry standards relating to privacy, data protection, marketing, consumer communications, and information security in the United States, the EU, and other jurisdictions, and we cannot determine the impact such future laws, regulations, and standards may have on our business. Future laws, regulations, standards, and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new functionality and maintain and grow our customer base and increase revenue. Future restrictions on the collection, use, sharing, or disclosure of data or additional requirements for express or implied consent of our customers, partners, or end consumers for the use and disclosure of such information could require us to incur additional costs or modify our platform, possibly in a material manner, and could limit our ability to develop new functionality.
If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain products, which would negatively affect our business, financial condition, and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise adversely affect the growth of our business. Furthermore, any costs incurred as a result of this potential liability could harm our operating results.
Failure to comply with governmental laws and regulations could harm our business.
Our business is subject to regulation by various federal, state, local, and foreign governments. For example, the Telephone Consumer Protection Act of 1991 restricts telemarketing and the use of automatic text messages without proper consent. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations due to the failure of our customers to comply with these laws by obtaining proper consent, we could face direct liability. In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, injunctions, or other collateral consequences. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, reputation, results of operations, and financial condition.
Our sales to government entities and highly regulated organizations are subject to a number of challenges and risks.
We sell to U.S. federal, state, and local, as well as foreign, governmental agency customers, as well as to customers in highly regulated industries such as financial services, pharmaceuticals, insurance, healthcare, and life sciences. Sales to such entities are subject to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government contracting requirements may change and in doing so restrict our ability to sell into the government sector until we have attained the revised certification. Government demand and payment for our offerings are affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our offerings.
Further, governmental and highly regulated entities may demand contract terms that differ from our standard arrangements. Such entities may have statutory, contractual, or other legal rights to terminate contracts with us or our partners due to a default or for other reasons. Any such termination may adversely affect our reputation, business, results of operations, and financial condition.
We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.
Our platform is subject to U.S. export controls, including the Export Administration Regulations, and we incorporate encryption technology into certain of our products. These encryption products and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception, or other appropriate government authorizations, including the filing of an encryption classification request or self-classification report.
Furthermore, our activities are subject to U.S. economic sanctions laws and regulations administered by the Office of Foreign Assets Control that prohibit the shipment of most products and services to embargoed jurisdictions or sanctioned parties without the required export authorizations. Additionally, the Trump administration has been critical of existing trade agreements and may impose more stringent export controls. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities. Until recently we had a limited export compliance program. While we have implemented additional precautions to prevent our products from being exported in violation of these laws, including obtaining authorizations for our encryption products and implementing IP address blocking and screenings against U.S. government and international lists of restricted and prohibited persons, we cannot guarantee that the precautions we take will prevent violations of export control or economic sanctions regulations. Violations of U.S. sanctions or export control regulations can result in significant fines or penalties and possible incarceration for responsible employees and managers.
If our channel partners fail to obtain appropriate import, export, or re-export licenses or permits, we may also be adversely affected through reputational harm, as well as other negative consequences, including government investigations and penalties.
Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export licensing requirements, and have enacted laws that could limit our ability to distribute our products or could limit our end-customers’ ability to implement our products in those countries. Changes in our products or future changes in export and import regulations may create delays in the introduction of our platform in international markets, prevent our end-customers with international operations from deploying our platform globally or, in some cases, prevent the export or import of our products to certain countries, governments, or persons altogether. From time to time, various governmental agencies have proposed additional regulation of encryption technology, including the escrow and government recovery of private encryption keys. Any change in export or import regulations, economic sanctions or related legislation, increased export and import controls, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell our products to, existing or potential end-customers with international operations. Any decreased use of our platform or limitation on our ability to export or sell our products would adversely affect our business, operating results, and growth prospects.
Risks Related to Ownership of Our Common Stock
Our stock price may be volatile, and the value of our common stock may decline.
The market price of our common stock may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control, including:

•	actual or anticipated fluctuations in our operating results or financial condition;

•	variance in our financial performance from expectations of securities analysts;

•	changes in the pricing of subscriptions to our platform and products;

•	changes in our projected operating and financial results;

•	changes in laws or regulations applicable to our platform and products;

•	announcements by us or our competitors of significant business developments, acquisitions, or new offerings;

•	our involvement in litigation;

•	future sales of our common stock by us or our stockholders, as well as the anticipation of lock-up releases;

•	changes in senior management or key personnel;

•	the trading volume of our common stock;

•	changes in the anticipated future size and growth rate of our market; and

•	general economic and market conditions.
Broad market and industry fluctuations, as well as general economic, political, regulatory, and market conditions, may also negatively impact the market price of our common stock. In addition, given the relatively small initial public float of shares of our common stock on the New York Stock Exchange, the trading market for our shares may be subject to increased volatility. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.
No public market for our common stock currently exists, and an active public trading market may not develop or be sustained following this offering.
No public market for our common stock currently exists. An active public trading market for our common stock may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.
We will have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.
We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, operating results, and prospects could be harmed, and the market price of our common stock could decline. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders.
Future sales of our common stock in the public market could cause the market price of our common stock to decline.
Sales of a substantial number of shares of our common stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock.

All of our directors and officers and the holders of substantially all of our capital stock and securities convertible into our capital stock are subject to lock-up agreements that restrict their ability to transfer shares of our capital stock for 180 days from the date of this prospectus. These lock-up agreements limit the number of shares of capital stock that may be sold immediately following this offering. Subject to certain limitations, approximately 65,111,088 shares of common stock, including 647,822 shares upon the automatic net exercise of warrants outstanding as of January 31, 2019 at an exercise price of $0.01 per share, based on the initial public offering price of $24.00 per share,plus the total of 300,000 shares of common stock purchased by stockholders affiliated with Bessemer Venture Partners in this offering, will become eligible for sale upon expiration of the 180-day lock-up period. Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC may, in their sole discretion, permit our stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.
In addition, there were 14,006,222 shares of common stock issuable upon the exercise of options outstanding as of January 31, 2019. We intend to register all of the shares of common stock issuable upon exercise of outstanding options or other equity incentives we may grant in the future, for public resale under the Securities Act of 1933, as amended, or the Securities Act. The shares of common stock will become eligible for sale in the public market to the extent such options are exercised, subject to the lock-up agreements described above and compliance with applicable securities laws.
Based on 65,111,088 shares of common stock outstanding as of January 31, 2019 (including redeemable convertible preferred stock on an as-converted basis and 647,822 shares of our common stock to be issued upon the automatic net exercise of a warrant immediately prior to the completion of this offering (based on the initial public offering price of $24.00 per share)), upon completion of this offering, and without giving effect to the sale of shares in this offering by the selling stockholders, the holders of up to 54,943,412 shares, or 84%, of our common stock will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.
We may issue our shares of common stock or securities convertible into our common stock from time to time in connection with financings, acquisitions, investments, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.
If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.
Our stock price and trading volume following the completion of this offering will be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price would be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.
You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.
The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. If you purchase shares of our common stock in this offering, you will suffer immediate dilution of $20.34 per share, or $20.00 per share if the underwriters exercise their over-allotment option in full, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to the sale of common stock in this offering and the initial public offering price of $24.00 per share. See “Dilution.” If outstanding options or warrants to purchase our common stock are exercised in the future, you will experience additional dilution.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.
We have funded our operations since inception primarily through equity financings and sales of subscriptions to our products. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests.
Concentration of ownership of our common stock among our existing executive officers, directors, and principal stockholders may prevent new investors from influencing significant corporate decisions.
Based upon shares outstanding as of January 31, 2019 (including redeemable convertible preferred stock on an as-converted basis and 647,822 shares of our common stock to be issued upon the automatic net exercise of a warrant immediately prior to the completion of this offering (based on the initial public offering price of $24.00 per share)), upon the completion of this offering, our executive officers, directors, and current beneficial owners of 5% or more of our common stock will, in the aggregate, beneficially own approximately 75% of our outstanding common stock, after giving effect to the sale of shares in this offering by the selling stockholders. These persons, acting together, will be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with the interests of other stockholders.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the last day of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of July 31 of such fiscal year.
We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future operating results may not be as comparable to the operating results of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the New York Stock Exchange, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.
As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.
We are required, pursuant to Section 404, to furnish a report by management on the effectiveness of our internal control over financial reporting for the fiscal year ending January 31, 2021. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” We have recently commenced the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion once initiated. Our compliance with Section 404 will require that we incur substantial accounting expenses and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.
During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the New York Stock Exchange, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon the completion of this offering, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that:

•
authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairperson of our board of directors, or our chief executive officer;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that our directors may be removed for cause only upon the vote of sixty-six and two-thirds percent (66 2/3%) of our outstanding shares of common stock;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•
require the approval of our board of directors or the holders of at least sixty-six and two-thirds percent (66 2/3%) of our outstanding shares of common stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.
Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America as the exclusive forums for substantially all disputes between us and our stockholders, which will restrict our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of incorporation, as will be in effect upon the completion of this offering, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf, any action asserting a breach of a fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated

bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. In addition, our amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees. If a court were to find either choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. For example, the Court of Chancery of the State of Delaware recently determined that the exclusive forum provision of federal district courts of the United States of America for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Delaware Supreme Court. If this ultimate adjudication were to occur, we would enforce the federal district court exclusive forum provision in our amended and restated certificate of incorporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements include statements about:

•	our ability to continue to add new customers, maintain existing customers and sell new products to new and existing customers;

•	the effects of increased competition as well as innovations by new and existing competitors in our market;

•	our ability to adapt to technological change and effectively enhance, innovate, and scale our platform;

•	our ability to effectively manage or sustain our growth and to achieve profitability on an annual and consistent basis;

•	potential acquisitions and integration of complementary businesses and technologies;

•	our expected use of proceeds;

•	our ability to maintain, or strengthen awareness of, our brand;

•	perceived or actual integrity, reliability, quality, or compatibility problems with our platform or products, including related to unscheduled downtime or outages;

•	statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements, and stock performance;

•	our ability to attract and retain qualified employees and key personnel and further expand our overall headcount;

•	our ability to grow both domestically and internationally;

•	our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business both in the United States and internationally;

•	our ability to maintain, protect, and enhance our intellectual property;

•	costs associated with defending intellectual property infringement and other claims; and

•	the future trading prices of our common stock and the impact of securities analysts’ reports on these prices.
You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing market environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

MARKET AND INDUSTRY DATA
This prospectus contains estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
Certain information in the text of this prospectus is contained in independent industry publications. The source of these independent industry publications is provided below:

•	U.S. Bureau of Labor Statistics, Occupational Outlook Handbook, 2018.

•	Business Monitor International Ltd, US Global Total Employment - Yearly Data, December 7, 2018.

•	International Labour Organization, Key Indicators of the Labour Market-Employment by Sex and Occupation, May 2018.

•	International Labour Organization, Key Indicators of the Labour Market-Employment Distribution by Occupation, May 2018.

•	IHS Inc., Press Release: Businesses Losing $700 Billion a Year to IT Downtime, Says IHS, January 25, 2016.

•	Harvard Business Review, The Value of Keeping the Right Customers, October 2014.

•	Google Analytics, Think with Google, March 2016.

•	PricewaterhouseCoopers LLP, Experience is Everything: Here’s How to Get it Right, 2018.
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information and data from various sources, on assumptions that we have made that are based on that information and data and other similar sources, and on our knowledge of the markets for our products. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity, and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS
We estimate that we will receive net proceeds from the sale of the shares of common stock that we are offering of approximately $183.5 million (or approximately $213.9 million if the underwriters exercise their over-allotment option in full) based on the initial public offering price of $24.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock, and facilitate our future access to capital markets. We currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. We cannot specify with certainty all of the particular uses for the remaining net proceeds to us from this offering. Such purposes are expected to include additional investments to further develop our platform, including the introduction of new products and functionality, and to expand our inside and field sales teams and customer success team to drive new customer adoption, expand use cases and integrations, and support international expansion.
We may also use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time.
We will have broad discretion over how to use the net proceeds to us from this offering. We intend to invest the net proceeds to us from the offering that are not used as described above in short-term investment-grade, interest-bearing securities.

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of January 31, 2019 as follows:

•	on an actual basis;

•
on a pro forma basis to reflect (1) the automatic conversion of all outstanding shares of our redeemable convertible preferred stock as of January 31, 2019 into an aggregate of 41,273,345 shares of common stock, which conversion will occur immediately prior to the completion of this offering, (2) the issuance of 647,822 shares of our common stock upon the automatic net exercise of a warrant immediately prior to the completion of this offering (based on the initial public offering price of $24.00 per share), and (3) the filing of our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering; and

•
on a pro forma as adjusted basis to give further effect to the issuance and sale of 8,500,000 shares of common stock in this offering at the initial public offering price of $24.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with our consolidated financial statements and the related notes included in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of January 31, 2019
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$127,875	$127,875	$311,840
Redeemable convertible preferred stock, $0.000005 par value per share; 41,810,231 shares authorized; 41,273,345 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	$173,023	$—	$—
Stockholders’ (deficit) equity:
Preferred stock, $0.000005 par value per share: no shares authorized, issued or outstanding, actual; 100,000,000 shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.000005 par value per share; 85,000,000 shares authorized, 23,189,921 shares issued and outstanding, actual; 1,000,000,000 shares authorized, pro forma and pro forma as adjusted; 65,111,088 shares issued and outstanding, pro forma; 73,611,088 shares issued and outstanding, pro forma as adjusted	—	—	—
Additional paid-in capital	59,938	232,961	416,481
Accumulated deficit	(128,868)	(128,868)	(128,868)
Total stockholders’ (deficit) equity	(68,930)	104,093	287,613
Total capitalization	$104,093	$104,093	$287,613
If the underwriters exercise their option to purchase 1,360,500 additional shares to cover over-allotments in full, the pro forma as adjusted cash and cash equivalents, additional paid-in capital, and total stockholders’ equity would increase by approximately $30.4 million, after deducting underwriting discounts and commissions, and we would have 74,971,588 shares of common stock issued and outstanding, pro forma as adjusted.

The number of shares in the table above excludes:

•
14,006,222 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of January 31, 2019, with a weighted-average exercise price of $4.32 per share;

•
3,331,311 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock granted after January 31, 2019, with a weighted-average exercise price of $14.52 per share;

•	101,905 shares of our common stock issuable upon the exercise of warrants outstanding as of January 31, 2019, with a weighted-average exercise price of $4.65 per share;

•	2,221,216 shares of our common stock reserved for future issuance under our 2010 Stock Plan, or the 2010 Plan, as of January 31, 2019;

•	11,550,000 shares of our common stock reserved for future issuance under the 2019 Plan, which became effective in connection with this offering; and

•	1,850,000 shares of our common stock reserved for future issuance under the ESPP, which includes an annual evergreen increase and became effective in connection with this offering.
On the date of this prospectus, the remaining shares available for issuance under the 2010 Plan were added to the shares of our common stock reserved for issuance under the 2019 Plan, and we will no longer grant awards under the 2010 Stock. For more information about the shares reserved under the 2019 Plan and the ESPP, including the annual evergreen increase provisions thereunder, see “Executive Compensation—Employee Benefit and Stock Plans.”

DILUTION
If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering.
As of January 31, 2019, we had a pro forma net tangible book value of $82.4 million or $1.27 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding as of January 31, 2019, after giving effect to (1) the automatic conversion of all shares of our redeemable convertible preferred stock outstanding as of January 31, 2019 into 41,273,345 shares of our common stock and (2) the issuance of 647,822 shares of our common stock upon the automatic net exercise of a warrant immediately prior to the completion of this offering (based on the initial public offering price of $24.00 per share).
After giving further effect to the sale of 8,500,000 shares of our common stock that we are offering at the initial public offering price of $24.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of January 31, 2019 would have been approximately $269.2 million, or approximately $3.66 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.39 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $20.34 per share to new investors purchasing shares of common stock in this offering.
Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their over-allotment option):

Initial public offering price per share		$24.00
Pro forma net tangible book value per share as of January 31, 2019	$1.27
Increase in pro forma net tangible book value per share attributable to this offering	2.39
Pro forma as adjusted net tangible book value per share immediately after this offering		3.66
Dilution per share to new investors participating in this offering		$20.34
After giving effect to the sale of shares in this offering by us and the selling stockholders, if the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value after the offering would be $4.00 per share, the increase in pro forma net tangible book value per share to existing stockholders would be $2.73 per share and the dilution per share to new investors would be $20.00 per share, in each case at the initial public offering price of $24.00 per share.
The following table summarizes on the pro forma as adjusted basis described above, as of January 31, 2019, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share paid by existing stockholders for shares issued prior to this offering and the price to be paid by new investors in this offering. The calculation below is based on the initial public offering price of $20.00 per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	65,111,088	88.5%	$182,019,885	47.2%	$2.80
New investors(1)	8,500,000	11.5%	204,000,000	52.8%	24.00
Total	73,611,088	100%	386,019,885	100%	$5.24

______________

(1)
May include purchases, if any, of the shares in this offering by existing stockholders through a directed share program, as described in this prospectus, or otherwise, at the initial public offering price.

Sales of shares of our common stock by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to 64,541,088 shares, or 87.7% of the total number of shares of our common stock outstanding following the completion of this offering, and will increase the number of shares held by new investors purchasing shares in this offering to 9,070,000 shares, or 12.3% of the total number of shares of common stock outstanding following the completion of this offering.
Certain of our existing stockholders associated with Bessemer Venture Partners, a beneficial owner of more than 5% of our common stock and an affiliate of a member of our board of directors, have agreed to purchase 300,000 shares of common stock in this offering at the initial public offering price. The foregoing discussion and tables do not reflect the potential purchase of any shares in this offering by these existing stockholders.
The foregoing tables and calculations exclude:

•
14,006,222 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of January 31, 2019, with a weighted-average exercise price of $4.32 per share;

•
3,331,311 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock granted after January 31, 2019, with a weighted-average exercise price of $14.52 per share;

•	101,905 shares of our common stock issuable upon the exercise of warrants outstanding as of January 31, 2019, with a weighted-average exercise price of $4.65 per share;

•	2,221,216 shares of our common stock reserved for future issuance under our 2010 Stock Plan, or the 2010 Plan, as of January 31, 2019;

•	11,550,000 shares of our common stock reserved for future issuance under the 2019 Plan, which became effective in connection with this offering; and

•	1,850,000 shares of our common stock reserved for future issuance under the ESPP, which includes an annual evergreen increase and became effective in connection with this offering.
On the date of this prospectus, the remaining shares available for issuance under the 2010 Plan were added to the shares of our common stock reserved for issuance under the 2019 Plan, and we will no longer grant awards under the 2010 Stock. For more information about the shares reserved under the 2019 Plan and the ESPP, including the annual evergreen increase provisions thereunder, see “Executive Compensation—Employee Benefit and Stock Plans.”
After giving effect to the sale of shares in this offering by us and the selling shareholders, if the underwriters exercise their over-allotment option in full:

•	the percentage of shares of common stock held by existing stockholders will decrease to approximately 86.1% of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares held by new investors will increase to 10,430,500, or approximately 13.9% of the total number of shares of our common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The following selected consolidated statements of operations data for the fiscal years ended January 31, 2018 and 2019, and the selected consolidated balance sheet data as of January 31, 2018 and 2019, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The selected consolidated financial data in this section are not intended to replace our consolidated financial statements and related notes, and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus. The following selected consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended January 31,
	2018	2019
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue	$79,630	$117,823
Cost of revenue(1)	12,717	17,255
Gross profit	66,913	100,568
Operating expenses:
Research and development(1)	33,532	38,858
Sales and marketing(1)	47,354	64,060
General and administrative(1)	24,343	39,971
Total operating expenses	105,229	142,889
Loss from operations	(38,316)	(42,321)
Interest income	371	1,249
Interest expense	(702)	—
Other income, net	682	1,032
Loss before provision for income taxes	(37,965)	(40,040)
Provision for income taxes	184	701
Net loss and comprehensive loss	$(38,149)	$(40,741)
Net loss per share(2):
Basic and diluted	$(1.91)	$(1.90)
Weighted average shares used in calculating net loss per share(2):
Basic and diluted	19,986	21,410
Pro forma net loss per share(2):
Basic and diluted		$(0.68)
Weighted average shares used in calculating pro forma net loss per share(2):
Basic and diluted		60,121

______________

(1)	Includes stock-based compensation expense as follows:

	Year Ended January 31,
	2018	2019
	(in thousands)
Cost of revenue	$385	$281
Research and development	9,796	8,171
Sales and marketing	3,831	3,981
General and administrative	4,140	6,645
Total	$18,152	$19,078
The total stock-based compensation expense for the years ended January 31, 2018 and 2019 above includes $6.6 million and $2.7 million, respectively, related to the Series FF redeemable convertible preferred stock conversion (see Note 4 to our consolidated financial statements), $0.6 million and $5.6 million, respectively, related to the stock transfers, and $3.5 million and $0, respectively, related to the tender offer (see Note 5 to our consolidated financial statements).

(2)
See Note 10 to our consolidated financial statements for an explanation of the method used to compute the historical and pro forma net loss per share and the number of shares used in the computation of the per share amounts.

	As of January 31,
	2018	2019
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$43,999	$127,875
Working capital	18,980	84,028
Total assets	81,368	197,234
Deferred revenue	38,169	64,104
Total stockholders’ deficit	(56,365)	(68,930)
Key Business Metrics
We review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
Number of Customers
We believe that the number of customers using our platform, particularly those with whom we have contracted for more than $100,000 in ARR, is an indicator of our market penetration, the growth of our business, and our potential future business opportunities. Increasing awareness of our platform and its broad range of capabilities, coupled with the mainstream adoption of cloud-based, “always on” technology, has expanded the diversity of our customer base to include organizations of all sizes across virtually all industries. Over time, larger customers have constituted a greater share of our revenue.

	As of January 31,
	2018	2019
Customers	9,793	11,212
Customers with more than $100,000 ARR	144	228

Dollar-based Net Retention Rate
We use dollar-based net retention rate to evaluate the long-term value of our customer relationships; it is driven by our ability to retain and expand the ARR from our existing customers. Our dollar-based net retention rate compares our ARR from the same set of customers across comparable periods.

	Last 12 Months Ended January 31,
	2018	2019
Dollar-based net retention rate for all customers	134%	140%
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Dollar-based Net Retention Rate” for information about how we calculate dollar-based net retention rate.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance.

	Year Ended January 31,
	2018	2019
	(in thousands)
Non-GAAP operating loss	$(20,164)	$(17,026)
Non-GAAP operating margin	(25)%	(14)%
Non-GAAP operating loss and margin
We define non-GAAP operating loss as loss from operations plus our stock-based compensation expense and charitable contribution - issuance of common stock warrant. We define non-GAAP operating margin as non-GAAP operating loss as a percentage of revenue.
We use non-GAAP operating loss in conjunction with traditional GAAP measures to evaluate our financial performance. We believe that non-GAAP operating loss and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitate period to period comparisons of operations, as these metrics generally eliminate the effects of certain variables unrelated to overall operating performance.
Limitations and reconciliation of non-GAAP operating loss and margin
Non-GAAP operating loss has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of non-GAAP operating loss versus loss from operations determined under GAAP. Other companies may calculate non-GAAP operating loss differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP operating loss as a tool for comparison.
The following table reconciles loss from operations determined under GAAP to non-GAAP operating loss.

	Year Ended January 31,
	2018	2019
	(in thousands)
Loss from operations	$(38,316)	$(42,321)
Add:
Stock-based compensation	18,152	19,078
Charitable contribution - issuance of common stock warrant	—	6,217
Non-GAAP operating loss	$(20,164)	$(17,026)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The last day of our fiscal year is January 31. Our fiscal quarters end on April 30, July 31, October 31 and January 31.
Overview
PagerDuty acts as the central nervous system for the digital enterprise. PagerDuty harnesses digital signals from virtually any software-enabled system or device, combines it with human response data, and orchestrates teams to take the right actions in real time. Our products help organizations improve operations, accelerate innovation, increase revenue, mitigate security risk, and deliver great customer experience.
PagerDuty was founded by three former Amazon.com developers who were often asked to provide on-call support for their applications. Frustrated with the inefficiencies of existing solutions and the resulting negative impact of these solutions on their day-to-day lives, they started PagerDuty with the goal of building effective, easy-to-use software that enhances the lives of on-call responders while improving their productivity and work-life balance. Since our founding in 2009, we have evolved our platform, constantly innovating and improving the value we deliver to customers. We have expanded our capabilities from a single product focused on on-call management to a real-time operations platform, spanning event intelligence, incident response, on-call management, business visibility, and analytics. We have invested in developing the scalability, reliability, and security of our platform, allowing us to address the needs of even the largest and most demanding enterprise customers. We have spent years building deep integrations into over 300 ecosystem partners so that our customers can use PagerDuty to gather and correlate digital signals from virtually any software-enabled system or device.

Our platform can be used for any situation where a digital signal requires a response. Our user base spans developers, IT, security, support, and other business functions. As of January 31, 2019, we had over 380,000 users across our platform.
Our platform is easy to adopt, affordable, and scalable for businesses of all sizes. We generate revenue primarily through sales of subscriptions to our services. We offer four subscription pricing levels: Starter, Platform Team, Platform Business, and Enterprise. Customers are able to add on products, including Analytics, Visibility, Event Intelligence, and Modern Incident Response, to any subscription pricing level.
We leverage an efficient go-to-market model that allows us to reach organizations of all sizes. One of the drivers of our success has been our land and expand business model. Our online self-service model is the primary mechanism for landing new customers and enabling them to expand their use of our platform. Our trial and adoption experience is similar to a consumer application that an individual might try, making it easy for teams to get started with no assistance. We complement our self-service model with a high-velocity inside sales team, focused on the midmarket and SMBs, and a field sales team focused on enterprise customers.  These teams drive expansion to additional users, additional teams, and new use cases, as well as upsell premium platform functionality.
We set performance expectations around our sales representatives’ ability to ramp in under a year. We focus our sales management efforts on helping our sales representatives increase productivity as they become more seasoned. We believe that we have a highly effective sales team as a result of the significant investments we have made in sales enablement and role-specific, profile-driven hiring practices, which allow us to match talent more effectively with our needs.
The majority of our revenue is derived from midmarket and enterprise customers. As of January 31, 2019, we had more than 11,000 customers globally, with 228 customers having ARR in excess of $100,000, and 12 customers having ARR in excess of $1,000,000. Our 10 largest customers represented approximately 11% of our revenue for the fiscal year ended January 31, 2019, and no single customer represented more than 5% of our revenue in the same period, highlighting the breadth of our customer base. We serve a vital role in our customers’ digital operations and grow with them as their needs expand. As such, we have developed a loyal customer base, with total ARR churn representing less than 5% of beginning ARR for the fiscal year ended January 31, 2019. Our ARR churn rate represents lost revenue from customers that contributed no revenue in the measurement period but did contribute revenue in the equivalent prior year period. We generally bill monthly subscriptions monthly and subscriptions with terms of greater than one year annually in advance.

We have a history of attracting customers who increase the size of their subscriptions with us over time. The chart below illustrates the ARR from each customer cohort over the years presented. Each cohort represents customers that made their initial purchase from us in a given year. The 2013 cohort includes all customers as of the end of fiscal 2013. Our most recent cohorts, representing initial purchases made in fiscal 2016, 2017, and 2018 have grown at compounded annualized rates of 39%, 40%, and 61%, respectively, through January 31, 2019.

FY13
FY14
FY13
FY16
FY17
FY18
FY19
FY13 Cohort
FY14 Cohort
FY15 Cohort
FY16 Cohort
FY17 Cohort
FY18 Cohort
FY19 Cohort

We expand within our existing customer base by adding more users (e.g., more developers), creating additional use cases (e.g., developer to IT), and upselling higher priced packages and additional products. Once our platform is deployed, we typically see significant expansion within our customer base. Our dollar-based net retention rate was 140% for the fiscal year ended January 31, 2019.
We have a highly efficient operating model, which comes from a combination of our cloud-native architecture, optimal utilization of our third-party hosting providers, and prudent approach to headcount expansion. This has allowed us to achieve best-in-class gross margins of over 85% for the fiscal year ended January 31, 2019. Our strong gross margins allow us the flexibility to invest more in our platform and sales organization while maintaining strong operating leverage on our path to profitability. We have raised $173 million to date through sales of equity securities and had $127.9 million of cash and cash equivalents on our balance sheet with no outstanding debt as of January 31, 2019.
Key Factors Affecting Our Performance
Attracting new customers
Sustaining our growth requires continued adoption of our platform by new customers. We will continue to invest in building brand awareness as we further penetrate our addressable markets. Our financial performance will depend in large part on the overall demand for our platform, particularly demand from midmarket and enterprise customers, and our ability to meet the evolving needs of our customers. As of January 31, 2019, we had over 11,000 customers spanning organizations of a broad range of sizes and industries, compared to over 9,000 as of January 31, 2018.
We define a customer as a separate legal entity, such as a company or an educational or government institution, that has an active subscription with us or one of our partners to access our platform. In situations where an organization has multiple subsidiaries or divisions, we treat the parent entity as the customer instead of treating each subsidiary or division as a separate customer.

Expanding within our customer base
The majority of our revenue is generated from our existing customer base. Often our customers expand the deployment of our platform across large teams and more broadly within the enterprise as they realize the benefits of our platform. We believe that our land and expand business model allows us to efficiently increase revenue from our existing customer base. Further, we will continue to invest in enhancing awareness of our brand, creating additional use cases, and developing more products, features, and functionality, which we believe are important factors to achieve widespread adoption of our platform. We have a history of attracting new customers and expanding their use of our platform over time. For example, customers that made their initial purchase during fiscal 2016, 2017 and 2018 grew at a compound annual growth rate, or CAGR, of 39%, 40% and 61%, respectively, through January 31, 2019. For the fiscal year ended January 31, 2019, less than 5% of customers with greater than $100,000 in ARR were new customers, which reflects the typical customer behavior expected of our land and expand business model - starting with a smaller-sized subscription and expanding it over time. Additionally, our dollar-based net retention rate has consistently exceeded 130% over the last three fiscal years.
Sustaining product innovation and technology leadership
Our success is dependent on our ability to sustain product innovation and technology leadership in order to maintain our competitive advantage. We believe that we have built a highly differentiated platform that will position us to further extend the adoption of our products. While sales of subscriptions to our On-Call Management product account for substantially all of our revenue, we intend to continue to invest in building additional products, features and functionality that expand our capabilities and facilitate the extension of our platform to new use cases. Our future success is dependent on our ability to successfully develop, market and sell these additional products to both new and existing customers.
Continued investment in growth
We plan to continue investing in our business so we can capitalize on our market opportunity. We intend to grow our sales team to target expansion within our midmarket and enterprise customers and to attract new customers. We expect to continue to make focused investments in marketing to drive brand awareness and enhance the effectiveness of our self-service, low friction customer acquisition model. We also intend to continue to add headcount to our research and development team to develop new and improved products, features and functionality. Although these investments may adversely affect our operating results in the near term, we believe that they will contribute to our long-term growth.
Key Business Metrics
We review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
Number of Customers
We believe that the number of customers using our platform, particularly those that have subscription agreements for more than $100,000 in ARR, are indicators of our market penetration, particularly within enterprise accounts, the growth of our business, and our potential future business opportunities. Increasing awareness of our platform and its broad range of capabilities, coupled with the mainstream adoption of cloud-based, “always on” technology, has expanded the diversity of our customer base to include organizations of all sizes across virtually all industries. Over time, larger customers have constituted a greater share of our revenue.

	As of January 31,
	2018	2019
Customers	9,793	11,212
Customers greater than $100,000 in ARR	144	228

Dollar-based Net Retention Rate
We use dollar-based net retention rate to evaluate the long-term value of our customer relationships, since this metric reflects our ability to retain and expand the ARR from our existing customers. Our dollar-based net retention rate compares our ARR from the same set of customers across comparable periods.

	Last 12 Months Ended January 31,
	2018	2019
Dollar-based net retention rate for all customers	134%	140%
We calculate dollar-based net retention rate as of a period end by starting with the ARR from the cohort of all customers as of 12 months prior to such period end, or Prior Period ARR. We then calculate the ARR from these same customers as of the current period end, or Current Period ARR. Current Period ARR includes any expansion and is net of contraction or attrition over the last 12 months but excludes ARR from new customers in the current period. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the dollar-based net retention rate.
Components of Results of Operations
Revenue
We generate subscription revenue from customers accessing our platform. Our subscriptions are typically one year in duration but can range from monthly to multi-year. Subscription revenue is driven primarily by the number of customers, the number of users per customer, and the level of subscription purchased. We generally bill monthly subscriptions monthly and subscriptions with terms of greater than one year annually in advance. We recognize subscription revenue ratably over the term of the subscription period beginning on the date access to our platform is provided, assuming that all other revenue recognition criteria have been met.
Due to the low complexity of implementation and integration of our platform with our customers’ existing infrastructure, revenue from professional services has been immaterial to date.
Cost of Revenue
Cost of revenue primarily consists of expenses related to providing our platform to customers, including personnel expenses for operations and global support, payments to our third-party cloud infrastructure providers for hosting our software, payment processing fees, and allocated facilities, information technology, amortization of capitalized internal-use software costs, and other overhead costs. We will continue to invest additional resources in our platform infrastructure and our customer support and success organizations to expand the capability of our platform and ensure that our customers are realizing the full benefit of our offerings. The level and timing of investment in these areas could affect our cost of revenue in the future.
Gross Profit and Gross Margin
Gross profit represents revenue less cost of revenue. Gross margin is gross profit expressed as a percentage of revenue. Our gross margin may fluctuate from period to period as our revenue fluctuates, and as a result of the timing and amount of investments to expand the capacity of our third-party cloud infrastructure providers and our continued efforts to enhance our platform support and customer success teams.
Operating Expenses
Our operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, stock-based compensation expense, and sales commissions. Operating expenses also include overhead costs for facilities and shared IT related expenses, including depreciation expense.

Research and Development
Research and development expenses consist primarily of personnel costs for our engineering, product, and design teams. Additionally, research and development expenses include contractor fees, depreciation of equipment used in research and development activities, and allocated overhead costs. We expect that our research and development expenses will increase in dollar value as our business grows but will decrease as a percentage of our revenue over the longer term.
Sales and Marketing
Sales and marketing expenses consist primarily of personnel costs, costs of general marketing activities and promotional activities, travel-related expenses, and allocated overhead costs. Sales commissions earned by our sales force that are considered incremental and recoverable costs of obtaining a subscription with a customer are deferred and amortized on a straight-line basis over the expected period of benefit, which we have determined to be four years. We expect that our sales and marketing expenses will increase in dollar value and continue to be our largest operating expense for the foreseeable future as we expand our sales and marketing efforts. However, we expect that our sales and marketing expenses will decrease as a percentage of our revenue over the longer term.
General and Administrative
General and administrative expenses consist primarily of personnel costs and contractor fees for finance, legal, human resources, information technology, and other administrative functions. In addition, general and administrative expenses include non-personnel costs, such as legal, accounting, and other professional fees, hardware and software costs, certain tax, license and insurance-related expenses, and allocated overhead costs.
Following the completion of this offering, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations, and professional services. We expect that our general and administrative expenses will increase in dollar value as our business grows. However, we expect that our general and administrative expenses will decrease as a percentage of our revenue as our revenue grows over the longer term.
Interest Income
Interest income consists of income earned on our money market funds included in cash and cash equivalents and restricted cash.
Interest Expense
Interest expense relates to our Credit Facility (see Note 7 to our consolidated financial statements). We repaid the loan in full in September 2017 prior to the original maturity date.
Other Income, Net
Other income, net primarily consists of sublease income related to our San Francisco lease, extinguishment charges for our loan that was repaid in full in September 2017, and foreign currency transaction gains and losses.
Provision for Income Taxes
Provision for income taxes consists primarily of income taxes in certain foreign jurisdictions in which we conduct business. We maintain a full valuation allowance on our federal and state deferred tax assets as we have concluded that it is not more likely than not that the deferred tax assets will be realized.

Results of Operations
The following table sets forth our consolidated statements of operations data for the periods indicated (in thousands):

	Year Ended January 31,
	2018	2019
Revenue	$79,630	$117,823
Cost of revenue(1)	12,717	17,255
Gross profit	66,913	100,568
Operating expenses:
Research and development(1)	33,532	38,858
Sales and marketing(1)	47,354	64,060
General and administrative(1)	24,343	39,971
Total operating expenses	105,229	142,889
Loss from operations	(38,316)	(42,321)
Interest income	371	1,249
Interest expense	(702)	—
Other income, net	682	1,032
Loss before provision for income taxes	(37,965)	(40,040)
Provision for income taxes	184	701
Net loss and comprehensive loss	$(38,149)	$(40,741)
______________

(1)	Includes stock-based compensation expense as follows (in thousands):

	Year Ended January 31,
	2018	2019
Cost of revenue	$385	$281
Research and development	9,796	8,171
Sales and marketing	3,831	3,981
General and administrative	4,140	6,645
Total	$18,152	$19,078
For the years ended January 31, 2018 and 2019, the total stock-based compensation expense above includes $6.6 million and $2.7 million, respectively, related to the Series FF redeemable convertible preferred stock conversion (see Note 4 to our consolidated financial statements), $0.6 million and $5.6 million, respectively, related to the stock transfers, and $3.5 million and $0, respectively, related to the tender offer (see Note 5 to our consolidated financial statements).

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue:

	Year Ended January 31,
	2018	2019
Revenue	100%	100%
Cost of revenue	16	15
Gross margin	84%	85%
Operating expenses:
Research and development	42	33
Sales and marketing	59	54
General and administrative	31	34
Total operating expenses	132%	121%
Loss from operations	(48)	(36)
Interest income	—	1
Interest expense	(1)	—
Other income, net	1	1
Loss before provision for income taxes	(48)	(34)
Provision for income taxes	—	(1)
Net loss and comprehensive loss	(48)%	(35)%
______________
Note: Certain figures may not sum due to rounding.
Comparison of the Years Ended January 31, 2018 and 2019
Revenue

	Year Ended January 31,
	2018	2019	Change	% Change
	(dollars in thousands)
Revenue	$79,630	$117,823	$38,193	48%
Revenue increased by $38.2 million, or 48%, for the fiscal year ended January 31, 2019 compared to the fiscal year ended January 31, 2018. We estimate that approximately 85% of the increase in revenue was attributable to the growth from existing customers, and the remaining approximately 15% of the increase in revenue was attributable to new customers, relating to a 14% increase in total customers. These expansions are attributable to both increases in the number of users and functionality, although we do not separately monitor the increase in subscription revenue for a given subscription based on these factors.
Cost of Revenue and Gross Margin

	Year Ended January 31,
	2018	2019	Change	% Change
	(dollars in thousands)
Cost of revenue	$12,717	$17,255	$4,538	36%
Gross margin	84%	85%
Cost of revenue increased by $4.5 million, or 36%, for the fiscal year ended January 31, 2019 compared to the fiscal year ended January 31, 2018. This increase was primarily due to an increase of $2.3 million in personnel expenses as a result of increased headcount, an increase of $0.9 million in hosting and software costs, an increase of $0.6 million in allocated overhead costs as a result of an increase in overall costs necessary to support the growth of the business and related infrastructure, and an increase of $0.3 million in outside professional services.
Our gross margin slightly increased from 84% for the fiscal year ended January 31, 2018 to 85% for the fiscal year ended January 31, 2019. The overall increase in gross margin reflects our increased revenue for the period, as well as our continued commitment to managing personnel expenses and costs related to our third-party hosting services.
Research and Development

	Year Ended January 31,
	2018	2019	Change	% Change
	(dollars in thousands)
Research and development	$33,532	$38,858	$5,326	16%
Percentage of revenue	42%	33%
Research and development expenses increased by $5.3 million, or 16%, for the fiscal year ended January 31, 2019 compared to the fiscal year ended January 31, 2018. This increase was primarily due to an increase of $3.9 million in personnel expenses as a result of increased headcount, a $0.9 million increase in allocated overhead costs necessary for supporting the growth of the business and related infrastructure, and a $0.3 million increase in travel-related expenses.
Sales and Marketing

	Year Ended January 31,
	2018	2019	Change	% Change
	(dollars in thousands)
Sales and marketing	$47,354	$64,060	$16,706	35%
Percentage of revenue	59%	54%
Sales and marketing expenses increased by $16.7 million, or 35%, for the fiscal year ended January 31, 2019 compared to the fiscal year ended January 31, 2018. This increase was primarily due to an increase of $10.7 million in personnel expenses as a result of increased headcount and increased variable compensation for our sales personnel (including amortization of deferred contract costs). In addition, marketing and promotional expenses increased $3.6 million, driven by increases in advertising, sponsorships, attendance at conferences, and brand awareness efforts aimed at acquiring new customers. Sales and marketing expenses also increased due to a $1.1 million increase in allocated overhead costs as a result of an increase in overall costs necessary to support the growth of the business and related infrastructure and a $0.8 million increase in travel related expenses reflecting the increase in headcount and marketing events.
General and Administrative

	Year Ended January 31,
	2018	2019	Change	% Change
	(dollars in thousands)
General and administrative	$24,343	$39,971	$15,628	64%
Percentage of revenue	31%	34%
General and administrative expenses increased by $15.6 million, or 64%, for the fiscal year ended January 31, 2019 compared to the fiscal year ended January 31, 2018. This increase was primarily due to an increase of $7.4 million in personnel expenses as a result of increased headcount. Costs to support the growth of the business and related infrastructure increased $1.5 million which includes allocated overhead costs. The increase in general and administrative expenses also included a $6.2 million non-cash expense associated with our charitable contribution of a warrant to purchase 648,092 shares of common stock in June 2018 to the Tides Foundation.

Quarterly Results of Operations Data
The following tables set forth selected unaudited quarterly statements of operations data for each of the eight fiscal quarters ended January 31, 2019, as well as the percentage of revenue that each line item represents for each quarter. The information for each of these quarters has been prepared in accordance with GAAP on the same basis as our audited annual consolidated financial statements and includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.

	Three Months Ended
	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018	Apr. 30, 2018	Jul. 31, 2018	Oct. 31, 2018	Jan. 31, 2019
	(in thousands)
Revenue	$17,107	$18,585	$20,915	$23,023	$25,020	$27,744	$31,229	$33,830
Cost of revenue(1)	2,491	2,892	3,369	3,965	3,885	3,912	4,599	4,859
Gross profit	14,616	15,693	17,546	19,058	21,135	23,832	26,630	28,971
Operating expenses:
Research and development(1)	12,131	8,544	6,200	6,657	7,719	7,804	14,578	8,757
Sales and marketing(1)	9,501	11,626	12,712	13,515	13,294	15,319	18,738	16,709
General and administrative(1)	4,331	5,996	6,454	7,562	7,116	13,672	9,264	9,919
Total operating expenses	25,963	26,166	25,366	27,734	28,129	36,795	42,580	35,385
Loss from operations	(11,347)	(10,473)	(7,820)	(8,676)	(6,994)	(12,963)	(15,950)	(6,414)
Interest income	13	91	158	109	130	148	318	653
Interest expense	(188)	(382)	(132)	—	—	—	—	—
Other income (expense), net	309	414	(405)	364	389	326	372	(55)
Loss before provision for income taxes	(11,213)	(10,350)	(8,199)	(8,203)	(6,475)	(12,489)	(15,260)	(5,816)
Provision for income taxes	51	1	—	132	104	91	115	391
Net loss and comprehensive loss	$(11,264)	$(10,351)	$(8,199)	$(8,335)	$(6,579)	$(12,580)	$(15,375)	$(6,207)
______________

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended
	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018	Apr. 30, 2018	Jul. 31, 2018	Oct. 31, 2018	Jan. 31, 2019
	(in thousands)
Cost of revenue	$49	$235	$48	$53	$61	$70	$70	$80
Research and development	6,864	2,438	256	238	715	398	6,567	491
Sales and marketing	737	1,429	823	842	852	914	1,197	1,018
General and administrative	766	1,291	922	1,161	1,530	1,147	2,341	1,627
Total	$8,416	$5,393	$2,049	$2,294	$3,158	$2,529	$10,175	$3,216

All values from the statement of operations, expressed as percentage of revenue were as follows:

	Three Months Ended
	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018	Apr. 30, 2018	Jul. 31, 2018	Oct. 31, 2018	Jan. 31, 2019
Revenue	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue(1)	15	16	16	17	16	14	15	14
Gross margin	85%	84%	84%	83%	84%	86%	85%	86%
Operating expenses:
Research and development(1)	71	46	30	29	31	28	47	26
Sales and marketing(1)	56	63	61	59	53	55	60	49
General and administrative(1)	25	32	31	33	28	49	30	29
Total operating expenses	152%	141%	121%	120%	112%	133%	136%	105%
Loss from operations	(66)	(56)	(37)	(38)	(28)	(47)	(51)	(19)
Interest income	—	—	1	—	1	1	1	2
Interest expense	(1)	(2)	(1)	—	—	—	—	—
Other income (expense), net	2	2	(2)	2	2	1	1	—
Loss before provision for income taxes	(66)	(56)	(39)	(36)	(26)	(45)	(49)	(17)
Provision for income taxes	—	—	—	1	—	—	—	1
Net loss and comprehensive loss	(66)%	(56)%	(39)%	(36)%	(26)%	(45)%	(49)%	(18)%
______________
Note: Certain figures may not sum due to rounding.
Quarterly Revenue Trends
Our quarterly revenue increased sequentially in each of the periods presented above due primarily to increases in the number of new customers and expansion within existing customers.
Quarterly Cost of Revenue and Gross Margin Trends
Our quarterly cost of revenue has generally increased quarter-over-quarter in each period presented above primarily as a result of the increased cost of providing support and delivering our services to our expanding customer base.
Our quarterly gross margins have fluctuated between 83% and 86% in each period presented. While our quarterly gross margin declined in the second half of fiscal 2018 as we continued making investments in supporting and growing our platform, it increased in fiscal 2019 as a result of our increased revenue, as well as our continued commitment to managing personnel expenses and costs related to our third-party hosting services.
Quarterly Operating Expense Trends
Excluding the impact of stock-based compensation expenses, sales and marketing, research and development, and general and administrative expenses generally have increased over the periods presented above as we increased our headcount used to support growth and expansion in the business. We have also experienced increased sales and marketing expenses associated with our annual PagerDuty Summit user conference in the third quarter of each fiscal year. In addition, general and administrative expenses for the three months ended July 31, 2018 included a $6.2 million non-cash expense associated with our charitable contribution of a warrant to purchase shares of common stock in June 2018 to the Tides Foundation (See Note 5 to our consolidated financial statements).
The stock-based compensation expenses recorded for the three months ended April 30, 2017, July 31, 2017, and October 31, 2018 were higher than the amounts recorded for the three months ended April 30, 2018, July 31, 2018, and October 31, 2017, respectively, due to incremental stock-based compensation expense associated with transactions in which certain of our investors acquired outstanding common stock or Series FF redeemable convertible preferred stock from current or former employees at a purchase price greater than or equal to the estimated fair value at the time of the transactions (See Notes 4 and 5 to our consolidated financial statements).

Quarterly Other Income (Expense), Net Trends
Other income (expense), net primarily consists of sublease income related to our San Francisco lease, and $0.7 million in extinguishment charges for our loan that was repaid in full in September 2017, and foreign currency transaction gains and losses.
Quarterly Key Business Metrics and Non-GAAP Quarterly Financial Measures
The following tables present key business metrics and non-GAAP financial measures for each of the fiscal quarters presented below. In addition to our results determined in accordance with GAAP, we believe non-GAAP operating loss and operating margin are useful in evaluating our operating performance. See “Selected Consolidated Financial and Other Data-Non-GAAP Financial Measures” for a description of the non-GAAP measures and their limitations as an analytical tool.

	Three Months Ended
	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018	Apr. 30, 2018	Jul. 31, 2018	Oct. 31, 2018	Jan. 31, 2019
	(dollars in thousands)
Customers (period end)(1)	8,779	9,146	9,444	9,793	10,139	10,454	10,806	11,212
Customers greater than $100,000 in ARR(1)	108	121	132	144	160	181	203	228
Dollar-based net retention rate for all customers(1)	140%	138%	136%	134%	136%	138%	139%	140%
Non-GAAP operating loss	$(2,931)	$(5,080)	$(5,771)	$(6,382)	$(3,836)	$(4,217)	$(5,775)	$(3,198)
Non-GAAP operating margin	(17)%	(27)%	(28)%	(28)%	(15)%	(15)%	(18)%	(9)%
______________

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Key Business Metrics” for information about these metrics.
The following table reconciles loss from operations determined under GAAP to non-GAAP operating loss and non-GAAP operating margin.

	Three Months Ended
	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31 2018	Apr. 30, 2018	Jul. 31, 2018	Oct. 31, 2018	Jan. 31, 2019
	(in thousands)
Loss from operations	$(11,347)	$(10,473)	$(7,820)	$(8,676)	$(6,994)	$(12,963)	$(15,950)	$(6,414)
Add:
Stock-based compensation	8,416	5,393	2,049	2,294	3,158	2,529	10,175	3,216
Charitable contribution - issuance of common stock warrant	—	—	—	—	—	6,217	—	—
Non-GAAP operating loss	$(2,931)	$(5,080)	$(5,771)	$(6,382)	$(3,836)	$(4,217)	$(5,775)	$(3,198)
Operating margin	(66)%	(56)%	(37)%	(38)%	(28)%	(47)%	(51)%	(19)%
Non-GAAP operating margin	(17)%	(27)%	(28)%	(28)%	(15)%	(15)%	(18)%	(9)%
Liquidity and Capital Resources
Since inception, we have financed operations primarily through sales of our subscriptions and the net proceeds we have received from sales of equity securities and borrowings on our prior loan facilities. As of January 31, 2019, our principal sources of liquidity were cash and cash equivalents totaling $127.9 million. We believe that our existing cash and cash equivalents and cash provided by sales of our subscriptions will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our subscription growth rate, subscription renewal activity, including the timing and the amount of cash received from customers, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings, and the continuing market adoption of our platform. We may, in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations, and financial condition.
In December 2018, we terminated our Mezzanine Loan and Security Agreement, or Mezzanine Loan, and our Amended and Restated Loan and Security Agreement, or Loan Facility, with a financial institution, collectively our Credit Facility, which consisted of $20.0 million available under the Mezzanine Loan and an additional $10.0 million available under the revolving Loan Facility, respectively. We repaid the initial $10.0 million drawn under the Mezzanine Loan in September 2017, and the additional drawdown period expired in March 2018. At the time we terminated the Credit Facility in December 2018, there was no outstanding balance under the Credit Facility. We were in compliance with all required covenants except as it related to providing audited financial statements for the fiscal year ended January 31, 2018.
A significant majority of our customers pay in advance for annual subscriptions. Therefore, a substantial source of our cash is from our deferred revenue, which is included in the liabilities section of our consolidated balance sheet. Deferred revenue consists of the unearned portion of customer billings, which is recognized as revenue in accordance with our revenue recognition policy. As of January 31, 2018 and 2019, we had deferred revenue of $38.2 million and $64.1 million, respectively, of which $37.0 million and $64.0 million was recorded as a current liability and expected to be recorded as revenue in the next 12 months, respectively, provided all other revenue recognition criteria have been met.
Cash Flows
The following table shows a summary of our cash flows for the periods presented:

	Year Ended January 31,
	2018	2019
	(in thousands)
Net cash used in operating activities	$(11,836)	$(5,608)
Net cash used in investing activities	(822)	(4,119)
Net cash provided by financing activities	45,429	93,599
Operating Activities
Our largest source of operating cash is cash collection from sales of subscriptions to our customers. Our primary uses of cash from operating activities are for personnel expenses, marketing expenses and hosting and software expenses. In the last several years, we have generated negative cash flows from operating activities and have supplemented working capital requirements through net proceeds from the sale of equity securities, as well as borrowings from our Mezzanine Loan.
Cash used in operating activities for the fiscal year ended January 31, 2019 of $5.6 million primarily related to our net loss of $40.7 million, adjusted for non-cash charges of $32.9 million and net cash inflows of $2.2 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of stock-based compensation, depreciation and amortization of property and equipment, amortization of our deferred contract costs, and bad debt expense. Changes in operating assets and liabilities reflected a $25.9 million increase in deferred revenue, resulting primarily from increased billings for subscriptions, a $5.2 million increase in accrued compensation due to an increase in headcount, and a $3.3 million increase in accounts payable and accrued expenses and other liabilities. These amounts were partially offset by a $15.5 million increase in accounts receivable, a $13.8 million increase in deferred contract costs due to commissions paid on new bookings, and $2.9 million in prepaid expenses and other assets related to prepayments made in advance for future services.

Cash used in operating activities for the fiscal year ended January 31, 2018 of $11.8 million primarily related to our net loss of $38.1 million, adjusted for non-cash charges of $24.1 million and net cash inflows of $2.2 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of stock-based compensation, depreciation and amortization of property and equipment, amortization of our deferred contract costs, bad debt expense, and loss on extinguishment of debt. The main drivers of the changes in operating assets and liabilities related to a $15.2 million increase in deferred revenue, resulting primarily from increased billings for subscriptions, a $2.9 million increase in accrued compensation due to an increase in headcount, and a net increase in accounts payable and accrued expenses and other liabilities of $1.8 million. These amounts were partially offset by a $10.1 million increase in accounts receivable, a $5.7 million increase in deferred contract costs due to commissions paid on new bookings, and an increase of $1.9 million in prepaid expenses and other assets related to prepayments made in advance for future services.
Investing Activities
Cash used in investing activities for the fiscal year ended January 31, 2019 of $4.1 million consisted primarily of $2.5 million of leasehold improvements to our Toronto and San Francisco offices, $1.2 million in purchases of computers and related equipment, and $0.4 million of capitalized internal-use software costs.
Cash used in investing activities for the fiscal year ended January 31, 2018 of $0.8 million was the result of purchases of property and equipment, of which a substantial majority related to purchases of computers for new employees.
Financing Activities
Cash provided by financing activities for the fiscal year ended January 31, 2019 of $93.6 million consisted primarily of net proceeds from the issuance of Series D redeemable convertible preferred stock of $89.8 million and proceeds from the exercise of stock options and warrants of $4.2 million, partially offset by $0.4 million in payments related to deferred offering expense associated with our initial public offering.
Cash provided by financing activities for the fiscal year ended January 31, 2018 of $45.4 million consisted primarily of net proceeds from the issuance of Series C redeemable convertible preferred stock of $43.6 million and proceeds from the exercise of stock options and warrants of $2.0 million. In addition, during this period, we received net proceeds of $9.8 million from our Mezzanine Loan. We repaid the $10.0 million principal on our Mezzanine Loan in full in September 2017.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations at January 31, 2019:

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease commitments	$31,164	$4,667	$9,178	$9,733	$7,586
Purchase commitments	19,170	7,040	12,130	—	—
Total	$50,334	$11,707	$21,308	$9,733	$7,586
The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.
We have excluded the amount of the liability for uncertain tax benefits as of January 31, 2019 in the table above. As of January 31, 2019, we had $6.7 million of uncertain tax benefits, including interest and penalties, related to uncertain tax positions. The timing of future cash outflows associated with our liabilities for uncertain tax benefits is highly uncertain. As such, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective tax authority.
Indemnification Agreements
In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with our directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees. No demands have been made upon us to provide indemnification under such agreements, and there are no claims that we are aware of that could have a material effect on our consolidated balance sheets, consolidated statements of operations and comprehensive loss, or consolidated statements of cash flows.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Qualitative and Quantitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
Interest Rate Risk
As of January 31, 2019, we had $4.4 million of cash equivalents invested in money market funds, of which $2.4 million was classified as restricted cash due to the outstanding letters of credit established in connection with lease agreements for our facilities. Our cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes.
As of January 31, 2019, a hypothetical 10% relative change in interest rates would not have a material impact on our consolidated financial statements.
Foreign Currency Exchange Risk
Our reporting currency and the functional currency of our wholly owned foreign subsidiaries is the U.S. dollar. All of our sales are denominated in U.S. dollars, and therefore our revenue is not currently subject to significant foreign currency risk. Our operating expenses are denominated in the currencies of the countries in which our operations are located, which are primarily in the United States, Canada, the United Kingdom, and Australia. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future. We do not believe that a hypothetical 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on our operating results.
Critical Accounting Policies and Estimates
Our consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.
Revenue Recognition
We generate revenue from sales of subscriptions to customers using our cloud-based platform. Our subscription arrangements do not provide customers with the right to take possession of the software supporting the cloud-based products and, as a result, are accounted for as service arrangements. Revenue is recognized when control of these services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. Subscription revenue excludes sales and other indirect taxes.
We elected to early adopt Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (Topic 606), effective January 1, 2017, which was prior to fiscal 2018. As such, the consolidated financial statements present revenue in accordance with Topic 606 for the period presented.
We determine revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, we satisfy a performance obligation
Our subscription agreements typically have monthly or annual terms, and a small percentage have multi-year terms. Revenue is recognized ratably over the term of the subscription generally beginning on the date that our platform is made available to a customer. Our subscriptions are generally non-cancellable. We typically bill for monthly subscriptions on a monthly basis and annually in advance for subscriptions with terms of one year or more.
Deferred Contract Costs
Deferred contract costs include sales commissions earned by our sales force which are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit, determined to be four years. We determined the period of benefit by taking into consideration our customer contracts, technology, and other factors. Amounts anticipated to be recognized within one year of the balance sheet date are recorded as deferred contract costs, current, with the remaining portion recorded as deferred contract costs, noncurrent, on the consolidated balance sheets. Amortization expense of deferred contract costs is recorded as sales and marketing expense in the consolidated statements of operations.
Stock-Based Compensation
Compensation expense related to stock-based transactions, including employee, consultant, and non-employee director stock option awards, is measured and recognized in the consolidated financial statements based on fair value. The fair value of each option award is estimated on the grant date using the Black Scholes option-pricing model. Expense is recognized on a straight-line basis over the vesting period of the award based on the estimated portion of the award that is expected to vest.
Our option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock. The assumptions used in our option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.
These assumptions are estimated as follows:
Fair value—Because our common stock is not yet publicly traded, we must estimate the fair value of common stock. Our board of directors considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards are approved.
Expected volatility—Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since we do not have sufficient trading history of our common stock, we estimate the expected volatility of our stock options at the grant date by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options.
Expected term—We determine the expected term based on the average period the stock options are expected to remain outstanding using the simplified method, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Risk-free rate—We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.
Expected dividend yield—We utilize a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future.
The following assumptions were used to calculate the fair value of stock options granted to employees:

Year Ended January 31,
	2018	2019
Expected dividend yield	—%	—%
Expected volatility	40.3% - 46.7%	40.1% - 43.2%
Expected term (years)	5.5 - 6.3	5.4 - 6.8
Risk-free interest rate	1.85% - 2.57%	2.53% - 3.04%
Assumptions used in valuing non-employee stock options are generally consistent with those used for employee stock options with the exception that the expected term is over the contractual life, or 10 years.
We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may have refinements to our estimates, which could materially impact our future stock-based compensation expense.
Prior to February 1, 2018, we estimated a forfeiture rate to calculate stock-based compensation. We adopted ASU No. 2016-09 effective February 1, 2018 and elected to account for forfeitures as they occur, rather than estimating expected forfeitures over the course of a vesting period. The adoption of this standard did not have a material impact on our consolidated financial statements.

Common Stock Valuations
The fair value of the common stock underlying our stock-based awards has historically been determined by our board of directors, with input from management and contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:

•	contemporaneous valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	the prices of common or preferred stock sold to third-party investors by us and in secondary transactions or repurchased by us in arms-length transactions;

•	lack of marketability of our common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new services;

•	our stage of development;

•	likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a merger or acquisition of our company given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.
In valuing our common stock, our board of directors determined the equity value of our business using various valuation methods including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows.
For each valuation, the equity value determined by the income and market approaches was then allocated to the common stock using either the option pricing method, or OPM, or a hybrid method. The hybrid method is a hybrid of the probability weighted expected return method, or PWERM, and OPM.
The option pricing method is based on a binomial lattice model, which allows for the identification of a range of possible future outcomes, each with an associated probability. The OPM is appropriate to use when the range of possible future outcomes is difficult to predict and thus creates highly speculative forecasts. PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a relatively high confidence level with a probability distribution. Discrete future outcomes considered under the PWERM include an IPO, as well as non-IPO market-based outcomes. Determining the fair value of the enterprise using the PWERM requires us to develop assumptions and estimates for both the probability of an IPO liquidity event and stay private outcomes, as well as the values we expect those outcomes could yield. Our valuations prior to October 2018 were based on the OPM. Beginning in October 2018, we valued our common stock based on a hybrid method of the PWERM and the OPM.

In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to our financial information.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
For valuations after the completion of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.
Based on the initial public offering price per share of $24.00, the aggregate intrinsic value of our outstanding stock options as of January 31, 2019 was $275.2 million, with $121.7 million related to vested stock options.
Recently Adopted Accounting Pronouncements
See the sections titled “Summary of Significant Accounting Policies—Recently Adopted Accounting Pronouncements” and “Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements” in Note 2 to our consolidated financial statements for more information.
JOBS Act Accounting Election
We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

BUSINESS
Overview
Our mission is to connect teams to real-time opportunity and elevate work to the outcomes that matter.
PagerDuty acts as the central nervous system for the digital enterprise. PagerDuty harnesses digital signals from virtually any software-enabled system or device, combines it with human response data, and orchestrates teams to take the right actions in real time. Our products help organizations improve operations, accelerate innovation, increase revenue, mitigate security risk, and deliver great customer experience.
Companies across every industry are undergoing digital transformation in response to their customers’ changing needs. Consumers want to have food delivered to their home from the restaurant of their choice within an hour, to stream a movie on an iPhone while waiting in line at the airport, and to do their holiday shopping from the couch with a few clicks, and a car to show up within minutes to take them anywhere they want to go. Businesses need to accept mobile payments from hundreds of thousands of global customers during a product launch, to instantly update software in autonomous cars to prevent accidents, and to reach customers using e-mail, SMS, and phone with evacuation information during an emergency.
The need to deliver a great digital experience is the new requirement for disruption and competitive advantage. Customers can choose from numerous providers, and it only takes a single click to switch if expectations are not met. Worse, negative experiences can go viral. Anything less than a perfect experience, and every second of service disruption, can result in lost revenue, customer churn, reduced productivity, and reputational damage.
Executing on the promise of digital transformation is hard. Technologies that were once monolithic, static, and on-premise are now distributed, containerized, dynamic, and in the cloud. Technology infrastructure has expanded to include anything software-enabled, including applications, networking, security tools, IoT devices, industrial systems, social media feeds, and cloud services, each generating digital signals in the form of machine data. These digital signals can present insights into events that impact customer experience and business operations, such as an over-utilized server, an inoperable payment system, a security breach, page views on a website, or interest in a social media feed. Interpreting and taking action on these signals is the responsibility of cross-functional teams that span software developers, IT, customer support, security operations and, increasingly, business operations departments and industrial operations. When a problem or opportunity arises, time to respond is critical. Teams must be able to focus on and separate important signals from the “noise” of billions of events and orchestrate the right actions in real time. This is digital operations management.
PagerDuty provides a platform for real-time operations. Our cloud-native platform operates in real time, all the time, so our customers can deliver always-on digital experiences to their end customers. Our platform collects signals from virtually any software-enabled system or device, correlates and interprets signals to identify events, and engages the right team members to take action in real time. We mine machine data and human response data to embed analytics, machine learning, and automation within our platform. Using machine learning, we are able to parse through billions of digital signals to identify and understand events that require action. We empower teams by automating the manual tasks associated with orchestrating a response. We use analytics to help teams understand the real-time impact of an incident as it’s happening and to provide business leaders visibility into performance metrics. Our platform learns from every incident, allowing teams to be proactive and incorporate best practices into their operations to improve performance.
PagerDuty is designed for teams. We embrace the DevOps movement by breaking down silos between developers and operators and encouraging a culture of accountability and collaboration. We created our product to focus on software developers, who are the owners and architects of the digital experience and transformation and are the key players in the DevOps movement. To drive trials and earn trust within the developer community, we designed our products to be easy to find, easy to adopt, easy to use, and easy to demonstrate immediate value. We embrace agile methodology and the DevOps culture of empathy, autonomy, trust, and continuous innovation. Through this mindset, we seek to improve the lives of our users by providing smarter workflows, improved automation, collaborative engagement, and continuous learning. By allowing teams to work efficiently, we empower them to focus on innovation.

PagerDuty can be used by any company. We have a global customer base of over 11,000 organizations of all sizes and across all industries. Our platform is used by a passionate and growing community of over 380,000 paid users. Users love our platform because we allow them to be more productive, to focus on innovation, to deliver a better end customer experience, and improve their quality of life. Our platform is used by teams across software developers, IT, customer support, security operations, and increasingly, business operations departments and industrial operations.
Examples of how various teams use our platform include:

•
Box uses PagerDuty to help ensure that its services are always available to its customers, leveraging PagerDuty Modern Incident Response to run automated response plays that enable teams to mobilize faster and take action in real time.

•	Good Eggs uses PagerDuty to enable warehouse operations and development teams to analyze signals from refrigeration units to ensure food stays fresh for deliveries.

•	Okta uses PagerDuty for its digital operations to remove friction from the incident response process so that teams can identify, escalate, and resolve incidents, while mitigating customer impact.

•	Slack leverages the PagerDuty platform to orchestrate real-time response across teams to maintain high availability and reliability for its millions of users across the world.
We continue to evolve our platform over time, constantly innovating and improving the value we deliver to customers. We have expanded our capabilities from a single product focused on on-call management to a real-time operations platform spanning event intelligence, incident response, on-call management, business visibility, and analytics. We have invested in developing the scalability, reliability, and security of our platform, allowing us to address the needs of even the largest and most demanding enterprise customers. We have spent years building deep product integrations into over 300 ecosystem partners so that our customers can use PagerDuty to gather and correlate digital signals from virtually any software-enabled system or device.
We leverage an efficient go-to-market model that allows us to reach organizations of all sizes. One of the drivers of our success has been our land and expand business model. Our online self-service model is the primary mechanism for landing new customers and enabling them to expand their use of our platform. Our trial and adoption experience is similar to a consumer application that an individual might try, making it easy for teams to get started with no assistance. We complement our self-service model with a high-velocity inside sales team, focused on the midmarket and SMB, and a field sales team focused on enterprise customers. These teams drive expansion to additional users, additional teams, new use cases, and upsell premium functionality.
Our commitment to customer success leads to broad adoption of our platform. We share best practices, thought leadership, customer success stories, and product training. We actively engage with our customers to gather feedback and understand their needs. Our focus on customer success is demonstrated by our consistently high dollar-based net retention rate of more than 130% over the last three fiscal years.
Our unique corporate culture is critical to our success. We continue to foster innovation, teamwork, diversity, inclusive leadership, and accountability, all centered around our customers’ needs and outcomes. Our commitment to diversity and inclusion has resulted in 50% women on our executive leadership team, approximately 40% women in management roles, and over 25% underrepresented minorities in management roles. We promote an environment of innovation, empowerment, empathy, rapid learning, and teamwork. We value the democratization of ideas where everyone’s voice is heard no matter their role or level. Our unwavering commitment to nurturing our unique culture has allowed us to attract and retain strong talent in a competitive environment and is demonstrated in our 2018 accolades, which include Best Places to Work in Bay Area (San Francisco Business Times / Silicon Valley Business Journal), Best Workplaces (Inc. magazine) and Highest-Rated Private Cloud Companies to Work For (Glassdoor/Battery Ventures).
Our business has experienced rapid growth since our inception. For the fiscal years ended January 31, 2018 and 2019, our revenue was $79.6 million and $117.8 million, respectively. We continue to invest in our business and had a net loss of $38.1 million and $40.7 million, for the fiscal years ended January 31, 2018 and 2019, respectively.

Industry Background
Delivering great digital experience is about delivering great customer experience
Every organization is digital, whether it is a social network, retailer, bank, manufacturer, government agency, or university. The digital services that power today’s businesses define the experiences of customers and employees — shaping how people now work, buy, sell, connect, and engage. The importance of digital services is forcing companies to rethink business models and adapt to new market realities driven by heightened customer expectations.
Delivering exceptional experiences through digital services creates loyal customers who become brand advocates.  Customers who report positive experiences are loyal, are influential with other users, and spend more with a brand than customers who have poor experiences.
As software becomes the backbone of business across every industry, the quality of the digital experience is now the defining factor for success and competitive advantage. Digital experience is the new proxy for customer experience and digital transformation will be the way of life for years to come.
Failing to deliver a great experience can lead to severe consequences
Every second in which a customer has a poor digital experience results in lost revenue, customer churn, negative brand perception, and employee productivity loss. Customers do not have the patience to wait for a slow application, to revisit a website if it is down, or to restart a shopping cart if a payment fails. In today’s digital world, customers have many choices — a new option is only a click or swipe away.
Companies cannot afford to reap the consequences of a negative experience, or worse, losing a customer.

•	According to a Harvard Business Review article, the cost of acquiring a new customer is five to 25 times more expensive than retaining an existing customer

•	32% of all customers say they will walk away from a brand after just one bad experience (PricewaterhouseCoopers LLP)

•	53% of mobile website visits are abandoned if the site takes longer than three seconds to load (Think with Google)

•	A large online retailer can lose up to $500,000 in revenue for every minute of downtime (PagerDuty data)

•	IT outages are costing North American enterprises approximately $700 billion per year primarily due to lost employee productivity annually (IHS Markit)
The quality of digital experience that organizations deliver to their customers now determines their competitive advantage.
Organizations need to modernize digital operations to deliver great experiences
An organization’s ability to provide great digital experience depends on the strength of its digital operations. With every second of disruption resulting in lost revenue and customer churn, it is no longer viable to piece together an ad hoc response to an incident or digital problem or scramble to find the right people to resolve an issue. Businesses cannot afford to simply react to issues, they need to proactively eliminate inefficiencies and disruptions, and maximize the time teams spend on building customer value.
Organizations need to evolve operations from being manual, siloed, and reactive, to those that are real time, collaborative, proactive, and cross-functional. Digital operations is the ability to interpret machine data generated from virtually any software-enabled system or device and to combine it with human response data in order to orchestrate actions across distributed teams in real time. Digital operations management is cross-functional; it impacts every team across an organization, including developers, IT, security, support, and other business functions like sales, marketing, public relations, legal, and leadership.

Organizations often lack the necessary technologies, distributed engagement model, and cross-functional processes required to fundamentally reinvent the way that they manage digital operations.
Modernizing digital operations is hard, time consuming, and expensive
Digital operations need to evolve to manage a technology stack that is complex, inter-connected, and constantly changing. Technologies that were once monolithic, static, and on-premise are now distributed, containerized, dynamic, and in the cloud. Technology infrastructure has expanded to include all software-enabled systems and devices, including applications, networking, security tools, IoT devices, industrial systems, social media feeds, and cloud services. Developers are the architects of this new digital world, in which software powers every digital experience.
Every software-enabled system or device generates a digital signal. Digital signals represent events such as an over-utilized server, an inoperable payment system, a security breach, a surge in website traffic, temperature change in a sensor, or interest in a social media feed. Billions of digital signals in the form of machine data are generated daily. Each of these signals contains information that could impact the customer experience. Aggregating these signals, analyzing whether they indicate an incident (an issue or opportunity that requires action), and orchestrating a response in real time is extremely difficult for organizations to do with legacy technologies.
These challenges are further compounded by command and control-style decision-making along with a queued ticket-based approach to manage digital operations. Operations are no longer contained within centralized teams but are distributed across developers and the broader business teams. Consider an example of online shopping — the shopping experience is driven by multiple software services, each of which is owned by a distributed team of developers. Any customer shopping experience involves the operations team who manages the site, the developers who build the software services, partners who provide external gateways, a support team who engages with customers, a security team to prevent and mitigate breaches, a marketing team who manages social sentiment, and the business operations owners responsible for overall revenue.
Legacy technologies are not designed to support the needs of modern digital operations. To be successful, businesses need to be agile, manage complexity effectively, automate work where possible, build agile teams, and ultimately rethink their strategy and approach to managing digital operations.

Digital operations require a new paradigm for technology, people, and processes to act in real time
When every second defines brand perception, digital experiences must be perfect in real time, all the time. This means teams must respond instantly to events, good or bad, to protect the business, take advantage of an opportunity, or understand and proactively manage digital operations to improve business results.
Teams must be armed with contextual information and insights to take the right set of actions in real time.  Time is an organization’s most precious asset, and digital operations need to evolve to ensure teams can support increasing customer and market demands. Companies need to adopt principles of DevOps — a shared culture of empathy, autonomy, trust, and continuous innovation — and spread that culture across the business.
Digital operations requires a new paradigm, using both machine data and human data to turn any digital signal into an orchestrated action. It requires organizations to leverage the power of technology and automation to collect signals, make sense of them, and empower teams to act on them. It involves and impacts every team within the enterprise — developers, IT, security, support, and other business functions.
Requirements to execute on digital operations management
Digital operations management is the bringing together of machine data, human response data, intelligence automation, analytics, and DevOps-centric workflows to mobilize teams when it matters most. To successfully execute on digital operations management, organizations require a platform that addresses the following needs:

•	Real time. Collect billions of digital signals from a broad range of technologies and make sense of them in milliseconds.

•	Intelligent and automated. Apply machine learning and automation to empower teams to act and to effectively orchestrate a cross-functional response.

•	Easy to adopt and use. Easy to use so distributed users across the organizations can get started and derive value in less than 30 minutes.

•
Embedded best practices. Leverage best practices built on millions of response workflows and team actions to ensure organizations become proactive and continuously evolve their processes and engagement models.

•
Scalable, resilient and secure. Support scale and security needs with highly resilient systems proven at scale to manage an increasing amount of data and growing number of users across the organization.

•	Transparent. Visibility into technology, infrastructure, and teams, and the ability to understand the business impact of digital operations.
Existing Solutions Have Many Limitations
Many organizations rely on manual processes, or custom or retrofitted solutions that do not adequately meet the needs for modern digital operations management. In addition, existing packaged solutions are complex to implement or have limited breadth of functionality, or shorter histories of commercialization.
We believe existing solutions fall short of the needs of digital operations management due to the following reasons:

•
Not built for real time. Built as queued systems with serial, linear workflows that can take multiple weeks or months to conclude, and do not provide the ability to collect data and orchestrate people for a real-time response.

•
Limited data sets. Short data retention and storage policies, data without context derived from a small number of customers, and inability to ingest diverse data sources results in a limited data set to learn from, provide insights, and build best practices.

•
Limited in-depth integrations. Lack the breadth and depth of integrations with software-enabled systems or devices. Most solutions either provide only a few ‘out of the box’ integrations or have numerous lightweight integrations that require third-party systems integrators to configure for implementation.

•	Limited breadth of functionality. Generally limited to basic on-call management capabilities with no machine learning, automation, analytics, or support that is needed for a broad range of use cases.

•	Reactive. Focused on reactive incident response rather than proactively preventing incidents from occurring.

•
Unproven reliability, scalability, and security. Many existing solutions have unproven capabilities to scale across global organizations, manage massive data sets, and lack uptime metrics and security requirements consistent with enterprise-grade standards.

•
Difficult to use. Many existing solutions require professional services to onboard, configure, and integrate with ecosystem partners while having complicated interfaces that are not user friendly and require a steep learning curve.

•	Siloed view of operational performance. Cannot provide operational views of incidents across groups and lack context into impact on business outcomes.
Our Approach
Our platform is designed to help customers execute on their digital operations strategies to improve customer and business outcomes. Our platform for real-time operations is at the intersection of machine data and human action, empowering teams across an organization with the insights needed to orchestrate the right response in real time. Our products help our customers improve operations, accelerate innovation, drive revenue, mitigate security risks, and ultimately deliver a great customer experience.
We provide customers with insights into how their business is doing, how their infrastructure and applications are performing, how to apply automation to help teams focus on more productive work, and how to manage team health better. Our ability to deeply integrate with a customer’s technology stack and orchestrate teams across our customers’ organizations allows us to accelerate time to act, proactively lower the probability of a negative incident before it occurs, and identify opportunities to improve operations.
Our investments in product innovation, our efficient land and expand business model, and our unique company culture provide a strong foundation to deliver value to our customers across a broad range of use cases and teams.

How Our Platform Works
Our platform spans across the spectrum of our customers’ digital operations to harness data, make sense of data, respond and engage teams, and analyze and learn. The graphic below illustrates how our platform works.
Harness Data
Our platform enables data collection from a broad set of technologies in real time. With over 300 integrations with a broad range of technologies in our platform ecosystem, customers can connect to diverse monitoring, ticketing, security, deployment, and collaboration support tools, IoT, or virtually any software-enabled system or device. We provide customers with the ability to easily connect our platform with their applications, infrastructure, and workflows with the support of self-service tools, including developer guides, interactive API documentation, and community forums. In addition, we can connect to applications without a pre-built integration, via email or API, to easily send data to our platform. We also provide customers with the ability to gather and store information about their response, technical services, business services, and operations and business metrics.
Make Sense of Data
We apply machine learning to data collected by our platform to help our customers identify incidents from the billions of digital signals they collect each day. We do this by automatically converting data from virtually any software-enabled system or device into a common format and applying machine-learning algorithms to find patterns and correlations across that data in real time. Our approach helps us easily aggregate related signals into an incident that teams can act on. We provide teams with visibility into similar incidents and human context, based on data related to past actions that we have collected over time, enabling them to accelerate time to resolution. We also provide IT leaders, technical responders, and business owners a shared, real-time view into business impact of an incident.
Respond and Engage Teams
Once an incident or potential incident is identified, we enable customers to orchestrate the responsible team members across developers, IT, security, support, and other business functions. We use automation to engage the appropriate individuals and teams that address incidents. We provide teams with rich contextual information about an incident to ensure that they have the right data to take the right action in real time and minimize adverse effects on the customer. We engage teams using their preferred communication channels, with notifications via email, SMS, voice, and push notifications. We provide rich mobile capabilities so teams can respond to incidents anytime and anywhere.

Analyze and Learn
We apply analytics, best practices, and benchmarking on the data that we collect to provide our customers with insights. We provide prescriptive dashboards that deliver visibility into the long-term impact of operations on teams, customers, and the business. Through in-depth post-incident analysis, we empower teams to learn from historical actions and drive better outcomes. We dynamically prompt our customers when similar incidents take place to provide relevant learnings in real time. With benchmarking data, customers can understand how they are performing relative to their peer group and gain actionable insights to improve the maturity of their digital operations.
Technology Differentiators of Our Platform
We have invested aggressively in research and development to build innovative products that deliver value to our customers. Our cloud-native platform is differentiated based on a broad range of attributes:

•
Built for real time. Our platform collects data, interprets digital signals, orchestrates a response, and provides insights — all in real time. There is no concept of queued tickets or queued work in our platform. Relevant signals trigger incidents, which lead to immediate orchestration of the right teams to execute a targeted response.

•
10 years’ and over 11,000 customers’ worth of data. As pioneers in digital operations management with over 11,000 customers, we have a rich repository of machine-generated data and human response data. We mine our data from every incident and leverage it across our platform. Our robust data set has allowed us to build advanced machine-learning capabilities, provide richer contextual insights to teams, and share in-depth analytics, benchmarking, and best practices with our customers. We combine machine and human response data with business metrics to provide users visibility into the real-time business impact of incidents.

•
Over 300 integrations across the technology ecosystem. We have invested extensively in an ecosystem that includes over 300 integrations, allowing us to harness data from software-enabled systems and devices. We have deep integrations to a range of widely-used technologies, such as AWS, Datadog, HashiCorp, New Relic, and Splunk, and bi-directional integrations into Atlassian, Salesforce, ServiceNow, and Slack. Our integrations support a broad range of use cases including developers, IT, security, support, and other business functions. We provide capabilities through which our users can easily build integrations themselves and connect our products with other third-party technologies.

•
Breadth of functionality. We provide our customers with a complete platform that spans end-to-end digital operations management needs: harness digital data, make sense of data, respond and engage teams, and analyze and learn from a team’s actions. We have continued to extend our core capabilities around on-call management and modern incident response to include event intelligence, business visibility, and analytics. We have embedded machine learning, automation, insights, and best practices across our products to help our customers realize value quickly.

•	Proactive. We are leading a shift from efficient response to proactive and predictive action to help teams prevent incidents from occurring.

•
Secure, resilient, and scalable. Our customers depend on us for their digital operations needs. When their systems fail, we need to be operational. We have built multiple redundancies into our infrastructure including two cloud providers, eight communications network providers and three DNS providers. We run entirely in production, with no maintenance windows, so our customers can rely on always-on delivery. We have delivered 99.99% uptime to our customers over the past 24 months. Security is a critical requirement, and we have adopted governance, access control, and vulnerability testing to support the needs of our most sophisticated customers.

•
Designed for the user. Our software is easy to adopt and use. We provide a simple, self-service onboarding experience so teams can be up and running in minutes. Our products are mobile-first and include intuitive navigation for all functionality. Customers can easily extend our platform across teams and multiple use cases within an organization.

•
Technology agnostic. We are agnostic to our customer’s technology stack and provide them the choice to use best-of-breed technologies that meet their needs. We are flexible, modular, and open in our approach to building our platform. Our open technology and broad range of integrations ensures that we can effectively co-exist with our customer’s technology.

Competitive Strengths of Our Business
The competitive strengths of our business include the following:

•
Trusted and loved by teams. We empower teams to be efficient and productive, allowing them to increase their focus on innovation. Our products help teams improve their work-life balance and enable organizations to improve team health while reducing attrition. Our customers are strong advocates and champions about their use of our products — often sharing their stories publicly through social media, videos, and speaking on our behalf.

•
Engaged community of over 380,000 users. We benefit from a large, loyal, and engaged user base that promotes the adoption of our products through word of mouth. The value of our technology is broadly disseminated by users who have directly benefited from our platform and can articulate its capabilities. This approach has led to significant self-service adoption and expansion of use cases. Our vibrant community of over 380,000 paid users share best practices and actively develop a broad range of integrations that benefit the entire community. Many of our integrations to date have been developed by our community of users.

•
Highly efficient go-to-market model. We employ a highly efficient go-to-market strategy that combines self-service with viral adoption and a high-velocity sales model to drive both the initial land of new customers and the subsequent expansion into broader use cases, increased users, and premium functionality. Our strategy benefits from a low friction digital acquisition model that involves low marketing expenditure to drive initial lands and a targeted selling motion into identified high value customers to drive scale. Over time, many of our customers expand their deployment to broader use cases, more products, and diverse teams.

•
Effectively serving customers of all sizes and maturity. Our product and go-to-market strategy were designed to enable organizations of all sizes and maturity levels to benefit from our platform. We provide our products through modular deployment, giving customers the flexibility to adopt products that fit the needs of their teams, regardless of their size or the maturity of their digital operations. Our breadth of functionality and proven enterprise scalability allows us to expand with our customers as they grow.

Our Unique Culture
Our corporate culture is a critical component of our success and we will continue taking steps to help foster innovation, teamwork, diversity, and inclusion. We promote an environment that values the democratization of ideas and the adoption of a DevOps culture internally, resulting in a mindset that is empowering our team to be more innovative, productive, and collaborative.

•	50% of our executive leadership team is composed of women, approximately 40% of management roles are held by women, and over 25% of management roles are held by underrepresented minorities.

•
The strength of our culture is key to attracting and retaining the best talent, as demonstrated by our high employee retention rates, and, as of January 31, 2019, a Glassdoor rating of 4.5 out of 5 and 100% approval rating of our chief executive officer.

Commitment to Our People
People are our most valuable asset and we are committed to building an environment where they can thrive. This commitment is reflected in the multiple awards we have received, including 2018 awards for Best Places to Work in Bay Area (San Francisco Business Times / Silicon Valley Business Journal), Best Workplaces (Inc. magazine), and Highest-Rated Private Cloud Companies to Work For (Glassdoor/Battery Ventures).
Social Responsibility and Community Initiatives
We launched PagerDuty.org in 2017 to ensure a sustainable contribution to the communities in which we live, work, and service by integrating social responsibility and impact into our business. The program leverages technology, people, and community to help nonprofit organizations empower their teams to respond in real time and positively impact their communities.
We joined Pledge 1% with the commitment to donate 1% of equity, 1% of product and 1% of employee time to social responsibility initiatives. The pledge strengthens our social responsibility initiatives through inclusion efforts with community partners, empowering volunteerism, and support for nonprofits. In June 2018, we fulfilled our equity pledge by issuing a warrant to purchase shares of our common stock to the Tides Foundation.
Our effort continues through our support for inclusion across the company and the wider technology industry. We have partnered with some of the most promising organizations like Girls in Tech, Hackbright Academy, Code2020, and Hispanic Information Technology Executive Council (HITEC) to improve diversity in our industry and beyond by creating access, offering sponsorship, program advocacy, career coaching, and recruitment opportunities.
Our Growth Strategies

•
Land new customers across enterprises of all sizes. We will continue to target new customers by leveraging our trusted brand and highly efficient go-to-market strategy that combines self-serve viral adoption with a focused direct sales effort. We will continue to build on our partner ecosystem to drive awareness of our products. We will continue to target our potential customers with community building and marketing programs that include digital campaigns, our annual user and regional conferences, broader industry events, customer marketing activities, and user meet-ups.

•
Expand usage within our existing customer base across developers and IT user groups. Developers and IT professionals often make an initial purchase of our platform for a small number of users and then expand users over time. We will continue to work with customers to demonstrate how additional users can help accelerate organizational benefits. We see significant growth opportunity within the developer, IT, security, and customer support communities and estimate that we have penetrated less than 1% within this group of professionals. We intend to increase our inside and field sales teams, as well as our customer success efforts, to continue to drive adoption across our existing customers.

•
Expand use cases across all teams. We believe that there is a large opportunity for organizations to expand adoption beyond developer and IT to additional use cases such as customer service, security, business operations, and industrial operations. We intend to enable and encourage our customer base to further promote the extensibility of our products to address additional use cases. We will continue to invest in our product and ecosystem to build rich capabilities to support expansion of use cases. We will leverage our customer success to articulate the story around new use cases to drive further awareness and adoption.

•
Introduce new products and functionality. Our ability to develop innovative capabilities and introduce new products has been integral to our success and we will to continue to invest in our platform to deliver greater value to our customers. We will continue to make investments in research and development to bolster our existing products, increase the reach of our integrations, and innovate on our platform, particularly around event intelligence, business visibility, analytics, and the application ecosystem. Our expanding portfolio of products provides us additional opportunities to upsell and cross-sell into our customer base. We partner with our customers in the early stages of product development to gather their input for innovative features and products.

•
Grow our international presence. We have a large and global customer base that is passionate about our product. We intend to build on our success to date and grow our sales outside the North America. The self-service, low friction nature of our offering allows us to easily expand our reach into other regions where we see significant opportunity. We intend to grow our presence in international markets in order to accelerate new customer acquisition and existing customer expansion overseas, particularly throughout EMEA, Asia Pacific and Japan. Our international operations generated 23% of our revenue in the fiscal year ended January 31, 2019.

Our Market Opportunity
Every business across every industry is undergoing digital transformation. We believe our platform addresses every team member who is associated with the development, delivery, and operations of the digital experience. Our platform has demonstrated use cases across developers, IT, security, and customer support. We estimate there are approximately 85 million users in the developer, IT, security, and customer support segments, comprised of:

•	22.3 million global software developers

•	18 million information and communications technology skilled workers

•	43.7 million customer support and success workers (applying U.S. Bureau of Labor Statistics data on a global basis)

•	1.2 million security operations workers (applying U.S. Bureau of Labor Statistics data on a global basis)
We estimate our total addressable market is over $25 billion. To calculate our total addressable market, we multiply our estimate of 85 million potential users by our average revenue per user for the financial year ended January 31, 2019. We currently have less than 1% penetration within these markets. In addition to our core use cases, we are seeing our customers use our platform across their business operations and industrial operations. We cannot assure you that the average revenue per user that we achieved for the fiscal year ended January 31, 2019 can be realized across our total addressable market of potential users.
Delivering on our promise of digital transformation is a top priority for companies as they fight to stay relevant to their customers. We believe spending on application development, IT operations, security, and customer service will increasingly shift toward processes that enable digital transformation, including digital operations management.
Our Customers
Our platform and go-to-market strategy are designed to enable organizations of all sizes and maturity levels to benefit from our platform. We provide our products through a highly modular approach that gives customers the flexibility to adopt products that fit the needs of their teams and organizations at any stage of operations maturity or size.
As of January 31, 2019, we had a global customer base of over 11,000 customers of all sizes across a broad variety of industries, including one-third of the Fortune 500. No single customer represented 5% or more of our revenue for the fiscal year ended January 31, 2019.

Customer Case Studies
The following case studies are a few examples of how some of our customers have used and benefited from our platform.
Box
Box is a leading Cloud Content Management (CCM) platform that enables organizations to accelerate business processes, power workplace collaboration and protect their most valuable information, all while working with a best-of-breed enterprise IT stack. Customers leverage the Box CCM platform to drive critical business processes both internally and externally across employees, partners and customers. PagerDuty helps Box ensure its services are always available. Users need to immediately and securely access their content on demand, seamlessly collaborate on information and move important workflows forward anywhere, anytime.
The PagerDuty platform enables cross-functional teams at Box to quickly and proactively address technology issues before they impact customers. By using PagerDuty Modern Incident Response, the IT Operations team runs automated response plays to orchestrate diverse teams rapidly and take action in real time. The PagerDuty-Slack integration powers improved collaboration so teams can communicate in real time and resolve major incidents faster, which ensures Box teams get the most from their existing technology investments.
PagerDuty helps Box power an exceptional customer experience, all while improving the efficiency and productivity of internal teams at Box.
Okta
Okta, the leading provider of identity for the enterprise, enables organizations to protect the identities of both their workforce and customers. Okta’s services must be always on for its clients, so 24/7 availability and reliability of the Okta platform is mission critical.
PagerDuty is used by Okta’s technical operations team to help Okta maintain its uptime. PagerDuty has helped Okta improve the process to identify, escalate and resolve incidents, and executes on Okta’s escalation policies if the primary on-call resource does not respond. PagerDuty offers reliable delivery, and this gives both on-call responders and leadership a high degree of confidence that if something does go wrong, the team will be able to quickly address it.
PagerDuty is an important part of digital operations at Okta, because PagerDuty helps responders resolve incidents with minimum friction. This enables Okta to deliver a high-quality service for Okta’s thousands of customers.
Polaris
Polaris is a nonprofit organization dedicated to ending human trafficking and restoring freedom to survivors, and operates the U.S. National Human Trafficking Hotline. Core hotline functions include crisis response and safety planning, collecting and reporting tips to law enforcement, providing referrals to a national network of over 3,000 service providers, and supporting callers in situations or industries at high risk for trafficking. Polaris receives hundreds of incoming calls, texts, chats, and emails every day through its 24/7 hotline, which is a massive technology platform comprised of many integrated systems. Coordination becomes mission-critical when an advocate is on the phone with someone in crisis or in a life-threatening situation. It is vital that any technical glitch impeding the advocate’s ability to help is reported swiftly and routed to the appropriate resource to immediately resolve the issue.
The Polaris tech team uses PagerDuty’s Modern Incident Response to escalate urgent issues that come from the hotline. When an incident occurs, it is escalated either through Live Call Routing or through the integration with Polaris’ help desk when someone submits an urgent ticket. As a result of using PagerDuty, Polaris’ incident escalation and response process has been reduced by approximately one hour for every urgent issue, which translates to its advocates being able to help an additional 10 victims every month.

SightLife
SightLife is a non-profit global health organization dedicated to eliminating corneal blindness worldwide by 2040. SightLife coordinates approximately 700 donations per month in the United States, and its efforts contribute to the more than 50,000 corneal transplants performed each year in the United States.
SightLife must mobilize its network of dedicated professionals immediately to recover corneas as quickly as possible from donors who have recently passed away. The retrieval process requires real-time coordination and communication across multiple stakeholders within SightLife, as well as external partners. Prior to PagerDuty, the process of orchestrating resources across teams, both internal and external, was highly manual and significantly delayed the cornea recovery time.
SightLife uses PagerDuty to orchestrate workflows among clinicians, partner relations teams, and medical technicians to recover and preserve corneas for transplant as quickly as possible. Transplant donor coordinators can automatically engage medical directors in real time to get critical feedback on the usability of corneas for transplant, saving critical minutes in the recovery process. They can engage partner relations teams to ensure effective coordination across hospitals, medical examiner offices, first responders, and other community advocates to facilitate the donation process.
With PagerDuty, Sightlife can overcome cross-functional coordination challenges and engage different teams at each step of the process in real time, making it possible for individuals with corneal blindness to experience restored sight.
Slack
Slack is a cloud-based collaboration hub that provides tools and services used by organizations to improve productivity, communications and information sharing by connecting their teams, systems and applications. With millions of users relying on Slack for collaboration, the company must ensure its services remain highly available. For customers on the Plus pricing plan, Slack offers a 99.99% uptime guarantee, and PagerDuty plays a key role in helping Slack meet its uptime commitments as it scales to support its growth.
Slack uses PagerDuty to automatically group alerts and suppress non-actionable events, so that teams across development, operations, business systems and customer experience are only notified when needed. In addition, Slack leverages PagerDuty Modern Incident Response to further streamline and automate response workflows.
Today, PagerDuty enables developers at Slack to become proactive in maintaining system health and more agile in their digital operations so that they can focus more time on innovating and building great products for Slack’s customers.

PagerDuty Platform for Real-Time Operations
The PagerDuty platform empowers teams to take action in real time by combining machine-generated data with human response data. Our platform provides comprehensive capabilities across data ingestion, on-call incident management, event intelligence, response orchestration, and analytics to address broader digital operations management requirements.

PagerDuty Event Intelligence
PagerDuty Event Intelligence applies machine learning to correlate and automate the identification of incidents from billions of events. Event Intelligence groups related events into a single incident, performs advanced suppression to prevent notification of non-actionable events, and continuously learns from similar incidents to provide teams better context and insight. Our Event Intelligence capabilities allow teams to reduce manual work and be more productive.

pagerduty
Incidents
Alerts
Configuration
Analytics
Add-ons
Command Console
NEW
All Teams
INCIDENTS > INCIDENT #3870
prod-server-db01 running low on disk space: 30% free
Edit
PRIORITY
STATUS
Acknowledged
DURATION
04h 18m
Alert Grouping
Snooze
Resolve
Details
Subscribers
Timeline
Similar Incidents
Median incident duration
30m 0s
Last 6 months
662 similar incidents
Nov 8, 2017 - May 8, 2018
Last 7 days
13 similar incidents
May 1, 2018 - May 8, 2018
Dec
Jan
Feb
Mar
Apr
May
Mon
Tue
Wed
Thu
Fri
Sat
Sun
16 similar incidents on Wed 3/28/18
Connection failure to shopping cart API
Connection failure to shopping cart API
[14 more similar incidents]
Number of similar incidents
1-6
7-12
13-18
19-24
Top 5 similar incidents
Title
Duration
Created
Last changed by
Connection failure to shopping cart API
10m 0s
on May 3, 2018 at 7:29 PM
Arjun Green
High 500 error rate in Shopping Cart
41m 20s
on May 3, 2018 at 7:29 PM
Jessica Qi
Latency detected in shopping cart API
13m 33s
on May 3, 2018 at 7:29 PM
Mark Ralton
Status
Opened
Assigned To
Responders
Pending Actions
sponders 1
Notes 0
Add Responders
SSIGNED TO:
Arthur Knass, Software Engi...
Acknowledged at 11:04 AM (2 minutes ago)
THER RESPONDERS:
ustomer Liaison 1
Lucien Smith, Account Mana...
Requested at 11:04 AM (2 minutes ago)
efault Ops Escalation 1
Audrey Qi, NOC Manager
Requested at 11:04 AM (2 minutes ago)
cident Commander 1
Audrey Qi, NOC Manager
Details
Subscr
ALERTS 33 trig
FILTERS: No ac
Resolve
Status
Severity
Summary
Created
Service
Triggered
Critical
prod-server-db01 running low on disk space: 1% free
at 6:50 AM
Shopping Cart - Database
Resources

Application of machine learning to group related events and surface similar incidents

PagerDuty On-Call Management
PagerDuty On-Call Management provides teams with the ability to effectively automate the process of identifying, triaging, managing incidents, and orchestrating the response.  Key capabilities include self-service scheduling, incident management, dynamic notifications across channels, and automated escalations. We provide mobile apps for iOS and Android which make it easy for teams to take action. The mobile app supports the ability to view schedules, add responders, escalate, and deploy custom actions.

On Call Schedules on All Teams
Timezone: Pacific Time (US & Canada)
1-5 of 13
Per Page:
« Previous
Core Ops Rotation
Export
On-call now: Ancy Dow from Nov 28, 2018 at 11:00 to Nov 29, 2018 at 11:00
Your next on-call: Nov 28, 2018 at 11:00 to Nov 29, 2018 at 11:00
Teams using this schedule: SRE Team Noise
Escalation policies using this schedule: Default Ops Escalation
December
Arthur Ancy Dow Francis Bonn Auto- Elsbeth Dayes Arthur Knass Ancy Dow Francis Bonn Auto-
Database On-Call Rotation
Description: Database rotation
On-call now: Arthur Knass from Nov 26, 2018 at 08:00 to Dec 3, 2018 at 08:00
Your next on-call: You are not on-call in this schedule
Teams using this schedule: Engineering Team Intelligence
Escalation policies using this schedule: Database Escalation
Arthur Knass
Audrey Qi
Marketing Ops On-Call
On-call now: Kai Bergomi from Nov 25, 2018 at 17:00 to Dec 2, 2018 at 17:00
Your next on-call: You are not on-call in this schedule
Teams using this schedule: Marketing
Escalation policies using this schedule: Marketing Escalation
Kai Bergomi
Dean Bromead
AT&T 5:52 PM 80%
Schedules
Database On-Call
November 2018
S M T W T F S
11 12 13 14 15 16 17
18 19 20 21 22 23 24
NOVEMBER
DURATION
12 MON Alexis Walsh Until Nov 19 at 8:00 AM 6d 14h 8m left
19 MON Alexis Walsh Until 8:00 AM
Katerina Ivanov 8:00 AM - Nov 26 at 8:00 AM 7d
26 MON Katerina Ivanov Until 8:00 AM
Arthur Knass 8:00 AM - Dec 3 at 8:00 AM 7d
DECEMBER
3 MON Arthur Knass Until 8:00 AM
Audrey Qi 7d

On-call teams can view and manage schedules via desktop and mobile apps

PagerDuty Modern Incident Response
PagerDuty Modern Incident Response builds on On-Call Management by adding automation, best practices, learning, and business-wide engagement. Modern Incident Response includes response plays, a prescriptive set of actions based on historical insight of machine data, incidents, and human response. Response plays automate the engagement of cross-functional teams in real time and automates diagnostic or remedial actions while enabling teams to be proactive. Modern Incident Response supports best practice post mortem analysis, and provides bi-directional integration with information technology service management tools like ServiceNow. For example, the immediate resolution of an incident in PagerDuty could automatically create a ticket in ServiceNow for follow-up activity, such as ordering a new server.

pagerduty
Incidents
Alerts
Configuration
Analytics
Add-ons
Visibility
NEW
All Teams
INCIDENTS > INCIDENT #6689
prod-server-app01 health check failed Web App latency detected
Edit
PRIORITY
STATUS
Triggered
Acknowledge
Reassign
Run a Play
More Actions
Search...
Big Red Button
Notify everyone
Database Issue: Customer Impacting
Add web application responders, inform customer support and executive stakeholders
P1: Red Alert!
Lauch this when an incident is affecting more than 10% of customers.
P2: Response
When 5% of customer journeys are degraded
P3: Response
Use when a customer-visible degradation is identified
Status Triggered
Opened 2:14 PM (6 minutes ago)
Assigned To Arthur Knass, Alexis Wals
Conference 555-555-5555,,1234#
Responders 3
Pending Actions
Datadog
Responders
ASSIGNED TO:
Arthur Knass, Software Engi...
Notified at 2:14 PM (6 minutes ago)
Alexis Walsh
Notified at 2:14 PM (6 minutes ago)
Muriel Gordon
Notified at 2:14 PM (6 minutes ago)
Notes
There are no recent notes.
Alerts
Subscribers
ALERTS
12 triggered
Alert grouping details
FILTERS: No active table filters
Resolve
Status
Severity
Summary
Created
Service
Triggered
Critical
something else is going horribly wrong
SHOW DETAILS
at 2:16 PM
Shopping Cart - App Server
Triggered
Critical
prod-server-app01 health check failed
at 2:16 PM
Shopping Cart - App

Application of a Response Play to orchestrate business-wide engagement around an incident

PagerDuty Visibility
PagerDuty Visibility provides IT leaders, technical responders, and business owners a shared, real-time view into operational health and business impact as an incident is occurring. It combines business services, technical services, and business metrics to surface relevant insights in real time. Visibility includes the ability to map business and technical services, providing a holistic view into how incidents impact both business and technical performance in real time. Visibility allows teams to easily understand key performance metrics through business and operational health dashboards.
Real-time visibility into operations health, alignment of business to technical services, and business impact

PagerDuty Analytics
PagerDuty Analytics allows technology and business leaders to understand the impact of operations and align all stakeholders on how to invest for better business outcomes. It combines machine and response data with business metrics to provide organizations insight into their digital operations performance, the impact on customers and employees, and the cost to their business. It uses our platform’s repository of data to surface relevant insights by applying best practices and providing pre-built dashboards to the user. Customers can use this data to inform, manage, and improve operations and people.

pagerduty analytics
PD Analytics > Quarterly Reporting
Quarterly Business Ops Report - Q2 2018
Time W/O Major Incident
99.7
Below Ideal
99.9% Ideal
0.6% Better then last quarter
$100,000
Est. Impact to Revenue
4500
Accounts Affected
$6,200
Est. Response Cost
23h 45m
Responder Cost in Hours
4
Major Incident Count
3h 35m
Major Incident Duration
Most Time in Response
OneExchange - Development
Incident volume: 245
Cost in hours: 6080 Hours
Response Effort: 9.38%
Technology Management
Incident volume: 198
Cost in hours: 4589 Hours
Response Effort: 7.08%
DevOps - Response Team
Incident volume: 177
Cost in hours: 4124 Hours
Response Effort: 7.02%
Business Services At Risk
Longest Major Incident Impact
Mobile App - iOS
Owner: Guy Verizon
Description: This is the service for the iOS mobile app and it's supporting technical services yada yada yada...
Incident: SEV-1 Trouble connecting Mobile App to the central data centers
Duration: 3h 45m
Highest Major Incident Volume
Internal reporting
Owner: Jimmy Data
Description: Internal data reporting to track the horses as the trot from the stalls to the track.
Major Incidents:
Sev 1 - Reporting not responding - March 3rd - 3m
Sev 2 - Data not coming in - March 23rd - 5m
Sev 2 - Internal Reporting not responding - March 30th - 16m
Total Volume: 3 Major Incidents

Prescriptive dashboards that embed best practices to show insights into the business impact of operations over time
Our Technology
Our platform is built on a modern modular technology stack that is scalable, resilient and secure. The key characteristics of our platform include:
Open and Extensible Technology Platform
Our cloud-native products are built on a common core platform that allows us to both rapidly develop new features and to expose APIs for our customers to use. We strive to make these APIs as full-featured as possible. This allows us to build native integrations with other software products to make our offering more comprehensive out-of-the-box. For needs that go beyond our core offering and native extensions, we also offer a broad set of APIs that allow our customers the ability to build their own applications on top of our extensible platform.
Scalable and Reliable Infrastructure
Our platform was designed from the ground up for scalability and reliability to address the requirements for the most demanding and innovative organizations. Scalability can take multiple forms — growth from new customers signing up to use the platform and existing customers expanding their use of PagerDuty, as well as spikes in traffic from large-scale incidents.

Since our infrastructure is cloud-native, we are able to provision new capacity rapidly in order to accommodate growth. We are built to be an “always on” service with redundancy and security designed into our platform. We update software without downtime, with gates to validate expected behavior and quickly roll back if those expectations are not met. We rely on multiple third-party providers for critical infrastructure functionality; if one service is not responsive we can automatically reroute to another.
Enterprise-grade Security
Security is a mission-critical requirement and concern for every organization. Our customers frequently use our platform to store and manage highly-sensitive or proprietary information. Our approach to security includes data governance as well as ongoing testing for potential security issues. We have robust access controls in our production environment with access to data strictly assigned, monitored, and audited. To ensure our controls remain up-to-date, we undergo continuous third-party testing for vulnerabilities within our software architecture.
Research and Development
Our research and development team consists of our user experience, product management, and engineering teams and technical operations. These groups are responsible for the design, development, testing, and delivery of new technologies and features for our platform. They are also responsible for scaling our platform and maintaining our cloud infrastructure. We invest substantial resources in research and development to drive core technology innovation and bring new products to market. We are early adopters and thought leaders in agile development, DevOps culture, and site reliability engineering, empowering our engineers with full service ownership of their code in production, leading to high-quality software. Our distributed research and development efforts enable us to attract the best talent across our multiple locations, including San Francisco, Seattle, and Toronto.
Customer Success
We are committed to the success of our customers. We demonstrate our commitment by offering a comprehensive set of self-service and hands-on support services to help our customers get the most value from our products. Our self-service capabilities include:

•	Knowledge Base. A comprehensive online repository for information around technical documentation, integration guides, and training videos.

•	Community Forum. An online forum for our customers to ask questions and get answers from the broader community.

•	Best Practice Insights. Our best practices around key topics such as incident response training are open sourced and accessible to everyone.
We provide hands-on support services to our customers through a variety of offerings:

•	PagerDuty University. In-depth courses on our products, technology, and best practices through in person training.

•	Premium Support. 24/7 premium support to our customers with associated service level agreements.

•
Customer Success Management. Access to experts for onboarding and adoption of our platform. For large deployments, customers have access to designated success managers. These managers are the direct point of contact for customers for their support and success needs.

Sales
We employ a highly efficient go-to-market strategy that combines viral adoption through word of mouth, user-centric content marketing, and grass roots brand development with a high-velocity inside sales model that drives both the initial land of new customers and the subsequent expansion into broader use cases, increased users, and premium functionality. We also target senior IT and business operations management at companies from midmarket to the largest enterprises through inside and field sales strategies to pursue larger-scale deployments. Our strategy benefits from a self-service, low friction digital acquisition model that requires low marketing expenditure to drive initial adoption and a targeted selling motion into identified high value customers to drive scale and expansion.
Our sales motion often begins with the initial self-serve adoption by a small team within an organization and is followed by an expansion across multiple teams, multiple use cases, and add-on products. Any customer at any time can make in-app purchases to add new users or products.
Our global sales teams focus on both new customer acquisition and up-selling and cross-selling additional products to our existing customers. Our sales teams are organized by geography, consisting of the Americas, EMEA, Asia Pacific, and Japan, as well as by target organization size.
Marketing
We focus our marketing efforts on the strength of our product innovation, the value we provide and our domain expertise. Our model is driven by a land and expand approach. We employ a highly efficient digital marketing approach with a high-velocity inside sales model that drives the initial landing of new customers. We use a blend of digital and field marketing tactics to drive the subsequent expansion into broader use cases, increased users, and new products. We leverage analytical and data science driven marketing techniques to land new customers and drive further expansion in our installed base.
Our marketing team focuses on brand building, awareness, and demand generation through campaigns that leverage our content, technical resources, thought leadership, and customer stories. We rely on multiple marketing and sales automation tools to efficiently market to, and automatically identify qualified individuals using product and industry specific criteria.
We use diverse marketing tactics to engage with prospective customers including: email marketing, event marketing, digital advertising, social media, public relations, and community initiatives. We also host and present at regional, national, and global events, including our PagerDuty Summit, to engage both customers and prospects, deliver product training, share best practices, and foster community. Our technical leaders and evangelists frequently speak as subject matter experts at market-leading developer events like DevOps Days.
Competition
The market for digital operations management is nascent, fragmented, and constantly evolving. We primarily compete against in-house solutions and manual processes and occasionally against software providers that may compete against certain components of our offering. Our primary competitors include OpsGenie (acquired by Atlassian) and VictorOps (acquired by Splunk).
We compete on the basis of a number of factors, including:

•	platform functionality;

•	breadth of offering and integrations;

•	performance, security, scalability, and reliability;

•	real-time response capabilities;

•	brand recognition, reputation, and customer satisfaction;

•	ease of implementation; and

•	total cost of ownership.
We believe that we compete favorably with respect to all of these factors and that we are well positioned as a leader in the category of digital operations management.

Intellectual Property
We rely on a combination of trade secrets, patents, copyrights, and trademarks, as well as contractual protections, to establish and protect our intellectual property rights. While we had seven issued patents and six patent applications pending examination in the United States as of January 31, 2019 that are scheduled to expire between 2033 and 2036, and we actively seek patent protection covering inventions originating from our company, we do not believe that we are materially dependent on any one or more of our patents. We pursue the registration of domain names, trademarks, and service marks in the United States and in various jurisdictions outside the United States.
We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and our software is protected by U.S. and international intellectual property laws. We require our employees, consultants, and other third parties to enter into confidentiality and proprietary rights agreements and control access to software, documentation, and other proprietary information. Our policy is to require employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, and other processes generated by them on our behalf and agreeing to protect our confidential information. In addition, we generally enter into confidentiality agreements with our vendors and customers.
Although we rely on intellectual property rights, including trade secrets, patents, copyrights, and trademarks, as well as contractual protections to establish and protect our proprietary rights, we believe that factors such as the technological and creative skills of our personnel, creation of new modules, features and functionality, and frequent enhancements to our platform are more essential to establishing and maintaining our technology leadership position.
Regulatory
We are subject to a number of U.S. federal and state and foreign laws and regulations that involve matters central to our business. These laws and regulations may involve privacy, data protection, intellectual property, competition, consumer protection, export taxation, or other subjects. Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate. Because global laws and regulations have continued to develop and evolve rapidly, it is possible that we may not be, or may not have been, compliant with each such applicable law or regulation. For a discussion of risks related to these various areas of government regulation, see “Risk Factors- We are subject to governmental regulation and other legal obligations, particularly those related to privacy, data protection and information security, and our actual or perceived failure to comply with such obligations could harm our business, by resulting in litigation, fines, penalties or adverse publicity and reputational damage that may negatively affect the value of our business and decrease the price of our common stock. Compliance with such laws could also result in additional costs and liabilities to us or inhibit sales of our solutions.”
Facilities
Our corporate headquarters is located in San Francisco, California, and consists of approximately 59,000 square feet of space under a lease that is expected to expire in 2025.
We also have office locations in Seattle, Washington; Toronto, Canada; Sydney, Australia; and London, United Kingdom. We intend to expand our existing facilities or add new facilities as we add employees and enter new geographic markets, including by opening a new office in Atlanta, and we believe that suitable additional or alternative space will be available as needed to accommodate any such growth. However, we expect to incur additional expenses in connection with such new or expanded facilities.
Employees
As of January 31, 2019, we had 524 employees. None of our employees are represented by a labor union with respect to his or her employment. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Legal Proceedings
From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows, or financial condition.

MANAGEMENT
Executive Officers, Key Employees, and Directors
The following table sets forth information for our executive officers, key employees, and directors as of March 20, 2019:

Name	Age	Position
Executive Officers
Jennifer G. Tejada	48	Chief Executive Officer and Chair of the Board
Howard Wilson	54	Chief Financial Officer
Steven Chung	51	Senior Vice President, Worldwide Sales and Services
Stacey A. Giamalis	54	Senior Vice President, Legal, General Counsel, and Secretary
Key Employees
Tim Armandpour	42	Senior Vice President, Engineering
Jonathan Rende	54	Senior Vice President, Product and Marketing
Non-Executive Directors
Elena Gomez(1)	49	Director
Ethan Kurzweil(1)(2)	39	Director
Rathi Murthy(1)(3)	53	Director
Zachary Nelson(2)(3)	57	Director
John L. O’Farrell(1)(2)(3)*	60	Director
Alex Solomon	36	Co-Founder, Chief Technology Officer, and Director
______________

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and governance committee.

*	Presiding Director
Executive Officers
Jennifer G. Tejada. Ms. Tejada has served as our Chief Executive Officer and as a member of our board of directors since July 2016. From July 2013 to July 2015, Ms. Tejada served as President and Chief Executive Officer at Keynote Systems, Inc., or Keynote Systems, a software company specializing in digital performance analytics and web and mobile testing. Ms. Tejada currently serves on the boards of directors of The Estée Lauder Companies Inc., a multinational manufacturer and marketer of beauty products, and a privately held company. Ms. Tejada holds a B.A. in Business Management and Organizational Behavior from the University of Michigan.
Ms. Tejada was selected to serve on our board of directors because of the experience and perspective she provides as our Chief Executive Officer, as well as her extensive experience with technology companies.
Howard Wilson. Mr. Wilson has served as our Chief Financial Officer since September 2018 and as our acting Chief Financial Officer since December 2017. Mr. Wilson also served as our Chief Commercial Officer from January 2017 to September 2018. From August 2016 to June 2018, Mr. Wilson served as an Executive Consultant and Leadership Advisor at The BluePrint Lab, a consulting company. From April 2015 to July 2016, Mr. Wilson served as General Manager, Digital Experience Management at Dynatrace, LLC, an application performance management software company. From October 2013 to December 2015, Mr. Wilson served as Chief Commercial Officer and Executive Vice President at Keynote Systems. Mr. Wilson holds a B.Sc. in Information Systems and Psychology from the University of South Africa.
Steven Chung. Mr. Chung has served as our Senior Vice President, Worldwide Sales and Services since December 2016. From May 2016 to December 2016, Mr. Chung served as Chief Revenue Officer, OneLogin Inc., a cloud-based identity and access management provider. From January 2013 to April 2016, Mr. Chung served as Senior Vice President, Worldwide Sales at Demandware, Inc., a provider of cloud-based e-commerce solutions and services that was acquired by salesforce.com, inc., a global enterprise software company, in July 2016. Mr. Chung holds a B.A. in Liberal Arts from the University of Michigan and an M.B.A. from University of Southern California.
Stacey A. Giamalis. Ms. Giamalis has served as our Senior Vice President, Legal, General Counsel and Secretary since April 2018. From October 2013 to May 2017, Ms. Giamalis served as Chief Legal Officer at Apigee Corporation, a provider of a software platform for application programming interfaces that was acquired by Google Inc., a multinational technology company that specializes in internet-related services and products, in November 2016. Ms. Giamalis holds a B.A. in Psychology from the University of California, Davis and a J.D. from the University of California, Berkeley, Boalt Hall.
Key Employees
Tim Armandpour. Mr. Armandpour has served as our Senior Vice President, Engineering since December 2017. Mr. Armandpour served as our Senior Vice President, Product Development from June 2016 to December 2017, and previously served as our Vice President, Engineering from April 2015 to May 2016. From November 2013 to March 2015, Mr. Armandpour served as Senior Vice President, Engineering and Product at YapStone, Inc., a global payments solutions provider. Mr. Armandpour holds a B.A. in Computer Science from the University of California, San Diego.
Jonathan Rende. Mr. Rende has served as our Senior Vice President, Product and Marketing since December 2017. From June 2017 to December 2017, Mr. Rende was an independent advisor and consultant for go-to-market and product strategies for various companies. From May 2015 to May 2017, Mr. Rende served as Chief Product and Engineering Officer at Castlight Health, Inc., a healthcare technology company. From July 2014 to April 2015, Mr. Rende served as Executive Vice President, Products and Marketing at Keynote Systems. From May 2012 to June 2014, Mr. Rende served as Vice President, Products at Appcelerator, a mobile technology company. Mr. Rende holds a B.S. in Engineering from the University of California, Davis and an MBA from Santa Clara University.
Non-Executive Directors
Elena Gomez. Ms. Gomez has served on our board of directors since October 2018. Since May 2016, Ms. Gomez has served as Chief Financial Officer at Zendesk, Inc., a global company that builds software for customer service and engagement. From July 2010 to April 2016, Ms. Gomez served in senior finance roles at salesforce.com, inc., including Senior Vice President Go To Market Distribution from July 2015 to April 2016, Vice President Sales and Support and Marketing Finance from June 2011 to June 2015, and Senior Director Marketing and General and Administrative Finance from July 2010 to June 2011. Prior to that, she held finance roles at Visa Inc., a financial services company, and The Charles Schwab Corporation, a brokerage and banking company. Ms. Gomez currently serves on the board of directors of Smartsheet Inc. Ms. Gomez holds a B.S. in Business Administration from the Haas School of Business at the University of California, Berkeley.
Ms. Gomez was selected to serve on our board of directors because of her extensive experience working in the technology sector and senior leadership experience at technology companies and public companies.
Ethan Kurzweil. Mr. Kurzweil has served on our board of directors since December 2016. Since June 2008, Mr. Kurzweil has been employed by Bessemer Venture Partners, a venture capital firm, where he has served as a partner since January 2013. Mr. Kurzweil currently serves on the boards of directors of a number of privately held companies including Intercom, Inc., Periscope Data Inc., npm, Inc., and Okera, Inc. Mr. Kurzweil holds an A.B. in Economics from Stanford University and an MBA from Harvard Business School.
Mr. Kurzweil was selected to serve on our board of directors because of his business and venture capital expertise and experience serving on the boards of directors of high-growth technology companies.
Rathi Murthy. Ms. Murthy has served on our board of directors since March 2019. Ms. Murthy has served as Chief Technology Officer at Gap Inc., a clothing and accessories retailer since March 2016. From September 2012 to March 2016, Ms. Murthy served in various roles at American Express Company, a multinational financial services company, including Senior Vice President and Chief Information Officer of Enterprise Growth from January 2015 to March 2016 and Vice President, Technology from September 2012 to January 2015. Ms. Murthy holds a B.S. in Electrical Engineering from Bangalore University and an M.S. in Computer Engineering from Santa Clara University.
Ms. Murthy was selected to serve on our board of directors because of her extensive experience, including senior leadership experience in technology at public companies.
Zachary Nelson. Mr. Nelson has served on our board of directors since June 2018. From July 2002 to June 2017, Mr. Nelson served as Chief Executive Officer at NetSuite Inc., a business management software company that was acquired by Oracle Corporation, a computer technology company, in November 2016. Mr. Nelson holds a B.S. in Biological Sciences and a M.A. in Anthropology from Stanford University.
Mr. Nelson was selected to serve on our board of directors because of his extensive experience working in the technology sector and senior leadership experience at technology companies.
John L. O’Farrell. Mr. O’Farrell has served on our board of directors since January 2013. Since June 2010, Mr. O’Farrell has served as a General Partner at Andreessen Horowitz, a venture capital firm. Prior to joining Andreessen Horowitz, Mr. O’Farrell served in various management positions with Silver Spring Networks, Inc., Opsware, Inc., Excite@Home, US WEST Inc., and Telecom Eireann (Ireland). Mr. O’Farrell currently serves on the boards of directors of a number of privately held companies, the U.S. Fund for UNICEF (d/b/a UNICEF USA), and MapLight. Mr. O’Farrell holds a B.E. from the University College Dublin and an MBA from Stanford University Graduate School of Business.
Mr. O’Farrell was selected to serve on our board of directors because of his business and venture capital expertise and extensive experience as an executive and board member of technology companies.
Alex Solomon. Mr. Solomon co-founded our company and has served as our Chief Technology Officer since July 2016 and as a member of our board of directors since November 2010. Mr. Solomon served as our Chief Executive Officer from May 2010 to July 2016. Mr. Solomon holds a B.S.E. from the University of Waterloo.
Mr. Solomon was selected to serve on our board of directors because of his experience as our co-founder and former Chief Executive Officer.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Composition of Our Board of Directors
Our business and affairs are managed under the direction of our board of directors. We currently have seven directors. Our current directors will continue to serve as directors until their resignation, removal, or successor is duly elected. Pursuant to our amended and restated bylaws and amended and restated certificate of incorporation as in effect prior to the completion of this offering and a voting agreement, Mses. Gomez, Murthy and Tejada and Messrs. Kurzweil, Nelson, O’Farrell, and Solomon have been designated to serve as members of our board of directors. Pursuant to our amended and restated bylaws, amended and restated certificate of incorporation, and a voting agreement, Mr. Solomon and Ms. Murthy were elected by the holders of our common stock, Messrs. Kurzweil and O’Farrell were elected by the holders of our redeemable convertible preferred stock, and Mses. Tejeda and Gomez and Mr. Nelson were elected by the holders of a majority of our capital stock, voting together. The provisions of our amended and restated bylaws, amended and restated certificate of incorporation, and the voting agreement by which the directors are currently elected will terminate in connection with this offering, and there will be no contractual obligations regarding the election of our directors upon completion of this offering.
After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our amended and restated bylaws and amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering. Current members of our board of directors will continue to serve as directors until their resignations or until their successors are duly elected by the holders of our common stock.

Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, immediately after this offering our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual general meeting of stockholders following election. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Jennifer G. Tejada, Ethan Kurzweil and John O’Farrell, and their terms will expire at our first annual meeting of stockholders following this offering;

•	the Class II directors will be Rathi Murthy and Alex Solomon, and their terms will expire at our second annual meeting of stockholders following this offering; and

•	the Class III directors will be Elena Gomez and Zachary Nelson, and their terms will expire at our third annual meeting of stockholders following this offering.
We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Elena Gomez, Ethan Kurzweil, Rathi Murthy, Zachary Nelson and John O’Farrell do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Our audit committee consists of Mses. Gomez and Murthy and Messrs. Kurzweil and O’Farrell. Our board of directors has determined that each member of the audit committee satisfies the independence requirements under the listing standards of the New York Stock Exchange and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Ms. Gomez. Our board of directors has determined that Ms. Gomez is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience or the nature of their employment.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control, and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	helping our board of directors oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as required, pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the New York Stock Exchange.
Compensation Committee
Our compensation committee consists of Messrs. Kurzweil, Nelson, and O’Farrell. The chair of our compensation committee is Mr. Nelson. Our board of directors has determined that each member of the compensation committee is independent under the listing standards of the New York Stock Exchange, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our equity incentive plans and other benefit programs;

•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the New York Stock Exchange.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Ms. Murthy and Messrs. O’Farrell and Nelson. The chair of our nominating and governance committee is Mr. O’Farrell. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the listing standards of the New York Stock Exchange.

Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.
Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the New York Stock Exchange.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that will apply to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the completion of this offering, our code of business conduct and ethics will be available under the Corporate Governance section of our website at https://pagerduty.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of the New York Stock Exchange concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Certain members of our compensation committee are affiliated with entities that purchased our redeemable convertible preferred stock. Please see “Certain Relationships and Related Party Transactions” for more information.

Director Compensation
The following table sets forth information regarding the compensation earned or paid to our directors during the fiscal year ended January 31, 2019, other than Jennifer Tejada, our Chief Executive Officer, who is also a member of our board of directors but did not receive any additional compensation for service as a director. The compensation of Ms. Tejada as a named executive officer is set forth below under “Executive Compensation—Summary Compensation Table.” The table below includes information regarding the compensation earned or paid to Alex Solomon, our Co-Founder and Chief Technology Officer, who is an employee and a member of our board of directors.

Name	Option Awards ($)	All Other Compensation ($)	Total ($)
Elena Gomez(2)	1,318,868	—	1,318.868
Ethan Kurzweil	—	—	—
Andrew Gregory Miklas(3)	—	—	—
Rathi Murthy(4)	216,171(1)	—	216,171
Zachary Nelson(5)	1,411,802	—	1,411,802
John L. O’Farrell	—	—	—
Alex Solomon(6)	—	247,447	247,447
______________

(1)
The amounts disclosed represent the aggregate grant date fair value of the stock option granted under the 2010 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 5 to our consolidated financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the director.

(2)
As of January 31, 2019, Ms. Gomez held a nonstatutory stock option to purchase 244,306 shares of our common stock. The shares subject to the option are immediately exercisable and vest in a series of 24 successive equal monthly installments over two years starting on October 1, 2018, subject to Ms. Gomez’s continuous service to us through each such date. The shares subject to the option accelerate and vest in full upon the completion of a change in control.

(3)	Mr. Miklas resigned from our board of directors in March 2019.

(4)
Ms. Murthy joined our board of directors in March 2019. As of January 31, 2019, Ms. Murthy held a nonstatutory stock option to purchase 25,000 shares of our common stock. The shares subject to the option were immediately exercisable and vested in a series of 24 successive equal monthly installments over two years starting on July 15, 2018, subject to Ms. Murthy’s continuous service to us through each such date. The shares subject to the option were to accelerate and vest in full upon the completion of a change in control. Subsequently, on March 13, 2019, 16,667 shares subject to the option that were not vested as of such date were canceled, effective as of March 18, 2019.

(5)
As of January 31, 2019, Mr. Nelson held 301,625 shares of our common stock that were issued upon the exercise of a nonstatutory stock option. The shares vest in a series of 24 successive equal monthly installments over two years starting on June 27, 2018, subject to Mr. Nelson’s continuous service to us through each such date. The vesting of the shares accelerate and vest in full upon the completion of a change in control.

(6)
In the fiscal year ended January 31, 2019, Mr. Solomon earned a salary of $199,423 and bonus of $48,024 in his role as our Chief Technology Officer. Mr. Solomon did not receive any additional compensation for service as a director.

Prior to this offering, we did not have a formal policy with respect to compensation payable to our non-employee directors for service as directors. From time to time, we have granted equity awards to certain non-employee directors for their service on our board of directors. We also have reimbursed our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors.
In March 2019, our board of directors approved a director compensation policy for non-employee directors, to become effective in connection with this offering. Pursuant to this policy, our non-employee directors will receive the following compensation.
Equity Compensation
Any person who is elected or appointed as a non-employee director for the first time will receive an initial award of restricted stock units, or RSUs, having a value of $450,000 on the date of grant, or the Initial Grant. The

Initial Grant will vest in three equal annual installments on the anniversary date on which the non-employee director was appointed to our board of directors, subject to the director’s continuous service to us through each such date.
On the date of each annual meeting of stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of RSUs having a fair market value of $185,000 on the date of grant, or the Annual Grant. The Annual Grant will fully vest on the earlier of the first anniversary of the grant date or immediately prior to the next annual meeting of stockholders, subject to the director’s continuous service to us through each such date. A non-employee director who is elected for the first time six months or less prior to the date of our next annual meeting of stockholders will not be eligible to receive such Annual Grant at the first annual meeting of stockholders following his or her appointment or election.
Cash Compensation
In addition, each non-employee director is entitled to receive the following cash compensation for services on our board of directors and its committees as follows:

•	$35,000 annual cash retainer for service as a board member and an additional annual cash retainer of $15,000 for service as lead independent director of our board of directors, if any;

•	$20,000 annual cash retainer for service as chair of the audit committee and $10,000 per year for service as a member of the audit committee;

•	$15,000 annual cash retainer for service as chair of the compensation committee and $7,500 per year for service as a member of the compensation committee; and

•
$8,000 annual cash retainer for service as chair of the nominating and corporate governance committee and $4,000 per year for service as a member of the nominating and corporate governance committee. The annual cash compensation amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters.

Expenses
We will reimburse each eligible non-employee director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in meetings of our board of directors and any committee of the board.

EXECUTIVE COMPENSATION
Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, as of January 31, 2019, were:

•	Jennifer G. Tejada, our Chief Executive Officer;

•	Howard Wilson, our Chief Financial Officer; and

•	Stacey Giamalis, our Senior Vice President, Legal, General Counsel and Secretary.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers during the fiscal years ended January 31, 2018 and 2019:

Name	Fiscal Year	Salary ($)	Options Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Jennifer G. Tejada Chief Executive Officer	2019	361,667	3,883,658	226,234(2)	4,471,559
	2018	350,000	—	195,784	545,784
Howard Wilson Chief Financial Officer	2019	330,849	1,207,083	196,696(2)	1,734,628
	2018	300,000	—	155,060	455,060
Stacey Giamalis(3) Senior Vice President, Legal, General Counsel and Secretary	2019	227,051	1,421,694	98,012(2)	1,746,757
______________

(1)
The amounts disclosed represent the aggregate grant date fair value of the stock option granted under the 2010 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 5 to our consolidated financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the named executive officer.

(2)
The amount disclosed represents the executive officer’s total bonuses earned for the fiscal year ended January 31, 2019, as described below under “—Non-Equity Incentive Plan Compensation—2018 Executive Short-Term Incentive Plan.”

(3)	Ms. Giamalis joined us in April 2018.

Outstanding Equity Awards as of January 31, 2019
The following table presents the outstanding equity incentive plan awards held by each of our named executive officers as of January 31, 2019.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jennifer G. Tejada Chief Executive Officer	7/10/2018(2)	713,084	26,916	7.43	7/9/2028
	7/22/2016(3)	3,438,426	50,000	2.00	7/21/2026
Howard Wilson Chief Financial Officer	7/10/2018(4)	203,084	26,916	7.43	7/9/2028
	12/30/2016(5)	533,264	50,000	2.00	12/29/2026
Stacey Giamalis Senior Vice President, Legal, General Counsel and Secretary	4/09/2018(6)	332,350	51,150	5.87	4/8/2028
______________

(1)
All option awards listed in this table were granted pursuant to the 2010 Plan and are subject to acceleration of vesting as described in “—Employment Agreements with our Named Executive Officers ” or “—Potential Payments upon Termination or Change of Control” below.

(2)
A portion of the option covering 26,916 shares is intended to qualify as an incentive stock option for federal tax purposes, and the remaining option to purchase 713,084 shares is a nonstatutory stock option. The option becomes exercisable as follows: (a) 13,458 shares subject to the incentive stock option first become exercisable on January 1 in each of 2021 and 2022; and (b) all of the 713,084 shares subject to the nonstatutory stock option first become exercisable on the grant date, subject to our right to repurchase unvested shares in the event Ms. Tejada’s employment terminates. 12/48th of the total shares subject to the option vests on the 12-month anniversary of the vesting commencement date and 1/48th of the total shares subject to the option vests on the same day of each month thereafter, subject to Ms. Tejada’s continuous service to us through each such date. Out of the unexercised options exercisable, no shares subject to the options were vested as of January 31, 2019.

(3)
A portion of the option covering 250,000 shares is intended to qualify as an incentive stock option for federal tax purposes, and the remaining option to purchase 3,638,426 shares is a nonstatutory stock option. The option becomes exercisable as follows: (a) 50,000 shares subject to the incentive stock option first become exercisable on the grant date and an additional 50,000 shares subject to the incentive stock option first become exercisable on January 1 in each of 2017, 2018, 2019, and 2020; and (b) all of the 3,638,426 shares subject to the nonstatutory stock option first become exercisable on the grant date, subject to our right to repurchase unvested shares in the event Ms. Tejada’s employment terminates. 12/48th of the total shares subject to the option vests on the 12-month anniversary of the vesting commencement date and 1/48th of the total shares subject to the option vests on the same day of each month thereafter, subject to Ms. Tejada’s continuous service to us through each such date. Out of the unexercised options exercisable, 2,030,266 shares subject to the options were vested as of January 31, 2019.

(4)
A portion of the option covering 26,916 shares is intended to qualify as an incentive stock option for federal tax purposes, and the remaining portion of the option covering 203,084 shares is a nonstatutory stock option. The option becomes exercisable as follows: (a) 13,458 shares subject to the incentive stock option first become exercisable on January 1 in each of 2021 and 2022; and (b) all of the 203,084 shares subject to the nonstatutory stock option first become exercisable on the grant date, subject to our right to repurchase unvested shares in the event Mr. Wilson’s employment terminates. 12/48th of the total shares subject to the option vests on the 12-month anniversary of the vesting commencement date and 1/48th of the total shares subject to the option vests on the same day of each month thereafter, subject to Mr. Wilson’s continuous service to us through each such date. Out of the unexercised options exercisable, no shares subject to the options were vested as of January 31, 2019.

(5)
A portion of the option covering 250,000 shares is intended to qualify as an incentive stock option for federal tax purposes, and the remaining portion of the option covering 372,148 shares is a nonstatutory stock option. The option becomes exercisable as follows: (a) 50,000 shares subject to the incentive stock option first become exercisable on the grant date and an additional 50,000 shares subject to the incentive stock option first become exercisable on January 1 in each of 2017, 2018, 2019, and 2020; and (b) all of the 372,148 shares subject to the nonstatutory stock option first become exercisable on the grant date, subject to our right to repurchase unvested shares in the event Mr. Wilson’s employment terminates. 12/48th of the total shares subject to the option vests on the 12-month anniversary of the vesting commencement date and 1/48th of the total shares subject to the option vests on the same day of each month thereafter, subject to Mr. Wilson’s continuous service to us through each such date. Out of the unexercised options exercisable, 285,151 shares subject to the options were vested as of January 31, 2019.

(6)
A portion of the option covering 85,250 shares is intended to qualify as an incentive stock option, and the remaining portion of the option covering 298,250 shares is a nonstatutory stock option. The option becomes exercisable as follows: (a) 17,050 shares subject to the incentive stock option first become exercisable on the grant date and an additional 17,050 shares subject to the incentive stock option first become exercisable on January 1 in each of 2019, 2020, 2021, and 2022; and (b) all of the 298,250 shares subject to the nonstatutory stock option first become exercisable on the grant date, subject to our right to repurchase unvested shares in the event Ms. Giamalis’ employment terminates. 12/48th of the total shares subject to the option vests on the 12-month anniversary of the vesting commencement date and 1/48th of the total shares subject to the option vests on the same day of each month thereafter, subject to Ms. Giamalis’ continuous service to us through each such date. Out of the unexercised options exercisable, no shares subject to the options were vested as of January 31, 2019.

Employment Agreements with our Named Executive Officers
Below are descriptions of our employment agreements with our named executive officers. The agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary, target annual bonus opportunity, eligibility for employee benefits, and severance benefits upon a qualifying termination of employment. Furthermore, each of our named executive officers has executed a form of our standard proprietary information and inventions assignment agreement. The key terms of the employment agreements with our named executive officers are described below.
Jennifer G. Tejada
We entered into an amended and restated offer letter with Jennifer Tejada, our Chief Executive Officer, which sets forth the terms and conditions of her employment with us. The amended and restated offer letter has no specific term and provides for at-will employment. The amended and restated offer letter supersedes all existing agreements and understandings Ms. Tejada may have concerning her employment relationship with us. Pursuant to such amended and restated offer letter, Ms. Tejada’s current annual base salary is $420,000 and her current target annual bonus opportunity is $260,000. Ms. Tejada is eligible to participate in benefit plans and arrangements made available to all of our full-time employees.
The amended and restated offer letter reaffirms that, on July 22, 2016, Ms. Tejada was granted a time-based vesting option to purchase shares of our common stock, which represented the right to purchase 6.25% of our issued and outstanding securities on a fully diluted basis as of the grant date. Pursuant to the terms of the amended and restated offer letter, if Ms. Tejada’s equity awards subject to time-based vesting and granted prior to a change in control transaction (as defined in her amended and restated offer letter) are not assumed, substituted, continued or cancelled for consideration in connection with the change in control transaction, 100% of the then-unvested shares subject to such equity awards will vest immediately prior to the change in control transaction.
Under Ms. Tejada’s amended and restated offer letter, if Ms. Tejada’s employment is terminated other than for “cause,” she resigns for “good reason,” or her employment terminates due to her death or “disability” (such terms as defined in her amended and restated offer letter), in each case, during the period from three months before until 18 months following a “change in control transaction” (such period for the purposes of Ms. Tejada’s amended and restated offer letter, the “change in control transaction period”), Ms. Tejada will be eligible to receive the following severance benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 18 months of her then-current annual base salary, plus an additional $12,000; (ii) 100% accelerated vesting and exercisability, as applicable, of all of her outstanding equity awards subject to time-based vesting and granted prior to a change in control transaction; (iii) a lump sum cash amount equal to a prorated amount of her target annual bonus opportunity; and (iv) payment or reimbursement of premiums to continue group health coverage under COBRA (as defined below) for 18 months.
Further, under Ms. Tejada’s amended and restated offer letter, if Ms. Tejada’s employment is terminated other than for cause, she resigns for good reason, or her employment terminates due to her death or disability any time other than during the change in control transaction period, Ms. Tejada will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to 12 months of her then-current annual base salary, plus an additional $12,000; (ii) accelerated vesting and exercisability, as applicable, of each of her outstanding equity awards subject to time-based vesting with respect to a number of shares equal to 50% of the number of shares originally subject to the equity award; (iii) a lump sum cash amount equal to a prorated amount of her target annual bonus opportunity; and (iv) payment or reimbursement of the premiums to continue group health coverage under COBRA for 12 months.
To receive the severance benefits above upon a qualifying termination, Ms. Tejada must timely (i) resign from our board of directors, (ii) sign and not revoke a general release of claims in our favor, and (iii) return all of our property in her possession.
If any of the payments provided for under Ms. Tejada’s amended and restated offer letter or otherwise payable to Ms. Tejada would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then she will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to her. Ms. Tejada’s amended and restated offer letter does not require us to provide any tax gross-up payments to her.
Howard Wilson
Prior to the completion of this offering, we have entered into a confirmatory employment agreement with Howard Wilson, our Chief Financial Officer. The confirmatory employment agreement will have no specific term and will provide for at-will employment. The agreement supersedes all existing agreements and understandings Mr. Wilson may have concerning his employment relationship with us. Mr. Wilson’s current annual base salary is $357,220 and his current target annual bonus opportunity is $196,471. Mr. Wilson is eligible to participate in benefit plans and arrangements made available to all our full-time employees. Mr. Wilson also is eligible to receive severance benefits upon certain qualifying terminations of his employment, as more fully described below under “—Potential Payments upon Termination or Change of Control.”
Stacey Giamalis
Prior to the completion of this offering, we have entered into a confirmatory employment agreement with Stacey Giamalis, our Senior Vice President, Legal, General Counsel and Secretary. The confirmatory employment agreement will have no specific term and will provide for at-will employment. The agreement supersedes all existing agreements and understandings Ms. Giamalis may have concerning her employment relationship with us. Ms. Giamalis’s current annual base salary is $308,000 and her current target annual bonus opportunity is $123,200. Ms. Giamalis is eligible to participate in benefit plans and arrangements made available to all our full-time employees. Ms. Giamalis also is eligible to receive severance benefits upon certain qualifying terminations of her employment, as more fully described below under “—Potential Payments upon Termination or Change of Control.”
Potential Payments upon Termination or Change of Control
We adopted an Executive Severance and Change in Control Policy, or the policy, for Mr. Wilson, Ms. Giamalis and certain other executives (other than Ms. Tejada) and key employees, or participants. Under the policy, if we terminate the employment of Mr. Wilson or Ms. Giamalis other than for “cause,” or he or she resigns for “good reason” (such terms as defined in the policy), in each case, during the period from three months before until 12 months following a “change in control” (as defined in the policy and such period for the purposes of the policy, the “change in control period”), Mr. Wilson or Ms. Giamalis, as applicable, will be eligible to receive the following severance benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 12 months of his or her then-current annual base salary; (ii) a lump sum cash amount equal to a prorated amount of his or her target annual bonus opportunity; (iii) continuation of health plan benefits for him or her and his or her eligible dependents at no cost under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for up to 12 months, and (iv) 100% of his or her then outstanding and unvested equity awards that are subject to time-based vesting will fully vest and, as applicable, be exercisable.
Further, under the policy, if Mr. Wilson or Ms. Giamalis is terminated other than for cause any time other than during the change in control period, he or she will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to six months of his or her then-current annual base salary and (ii) continuation of health plan benefits for him or her and his or her eligible dependents at no cost under COBRA for up to six months.

To receive the severance benefits above upon a qualifying termination, Mr. Wilson or Ms. Giamalis, as applicable, must sign and not revoke a general release of claims in our favor by the deadline set forth in the policy.
If any of the payments provided for under the policy or otherwise payable to Mr. Wilson or Ms. Giamalis would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then he or she will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him or her. The policy does not require us to provide any tax gross-up payments to Mr. Wilson or Ms. Giamalis or any other participant.
The policy will remain in effect for three years from the date of the completion of this offering, except if on the date the policy is set to expire we have entered into an agreement that would cause a change in control to occur, then the policy will remain in effect until the consummation of the transaction constituting a change in control.
Ms. Tejada is not eligible to participate in the policy and is only eligible to receive potential termination or change of control payments pursuant to her amended and restated employment agreement, as described in “—Employment Agreements with our Named Executive Officers—Jennifer G. Tejada”.
Non-Equity Incentive Plan Compensation
2018 Executive Short-Term Incentive Plan
We approved the 2018 Executive Short-Term Incentive Plan, or the FY2019 Bonus Plan, for our executive leadership team for the period during fiscal 2019 starting on February 1, 2018 and ending on January 31, 2019. Each participant in the FY2019 Bonus Plan was eligible to receive cash bonuses based on the achievement of certain ARR and operating income goals and individual objectives, as determined in the sole discretion of our board of directors. In addition, to be eligible to earn a bonus under the FY2019 Bonus Plan, a participant had to remain continually employed by, and in good standing with, us through the applicable bonus payment date. Ms. Tejada, our Chief Executive Officer, Mr. Wilson, our Chief Financial Officer, and Ms. Giamalis, our Senior Vice President, Legal, General Counsel and Secretary, participated in our FY2019 Bonus Plan. For fiscal 2019, and in connection with their participation in the FY2019 Bonus Plan, Ms. Tejada, Mr. Wilson and Ms. Giamalis earned cash bonuses totaling $226,234, $196,696 and $98,012, respectively, which have not yet been paid.
2019 Cash Incentive Bonus Plan
In March 2019, we approved the 2019 Cash Incentive Bonus Plan, or the Cash Incentive Bonus Plan, for our executive leadership team. Each participant is eligible to receive cash bonuses based on the achievement of such performance goals, as determined in the sole discretion of the Compensation Committee of our board of directors, or such other committee as our board of directors may appoint from time to time. Each participant’s target award may be a percentage of a participant’s annual base salary as of the beginning or end of a performance period or a fixed dollar amount. In addition, to be eligible to earn a bonus under the Cash Incentive Bonus Plan, a participant must remain continually employed by, and in good standing with, us through the applicable bonus payment date.
Employee Benefit and Stock Plans
2019 Equity Incentive Plan
Our board of directors adopted and our stockholders approved the 2019 Plan in March 2019. The 2019 Plan became effective immediately on the execution of the underwriting agreement related to this offering. The 2019 Plan supersedes and replaces the 2010 Plan. Now that the 2019 Plan has become effective, no further stock awards will be granted under the 2010 Plan and the 2010 Plan has been terminated.
The 2019 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other stock awards, or collectively, stock awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors, and consultants, and the employees and consultants of our affiliates.

Authorized Shares.    Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2019 Plan after it becomes effective will be equal to the sum of (1) 11,550,000 shares, plus (2) the number of shares that remain available for issuance under the 2010 Plan’s share reserve, plus (3) any shares subject to outstanding stock options or other stock awards that were granted under the 2010 Plan that are forfeited, terminated, expired, or are otherwise not issued. Additionally, the number of shares of our common stock reserved for issuance under the 2019 Plan will automatically increase on the first day of each fiscal year for ten years, starting February 1, 2020 (assuming the 2019 Plan becomes effective in the fiscal year ended January 31, 2020) and ending on and including February 1, 2029, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the prior fiscal year, unless our board of directors or compensation committee determines prior to the date of increase that there will be a lesser increase, or no increase.
Shares subject to stock awards granted under the 2019 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the 2019 Plan. Additionally, shares become available for future grant under the 2019 Plan if they were issued under stock awards under the 2019 Plan and we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.
Plan Administration.    Our board of directors, or a duly authorized committee of our board of directors, will administer the 2019 Plan. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards, and (2) determine the number of shares subject to such stock awards. Under the 2019 Plan, our board of directors has the authority to determine and amend the terms of awards, including (but not limited to):

•	recipients;

•	the exercise, purchase, or strike price of stock awards, if any;

•	the number of shares subject to each stock award;

•	the fair market value of a share of our common stock;

•	the vesting schedule applicable to the awards, together with any vesting acceleration; and

•	the form of consideration, if any, payable upon exercise or settlement of the award.
Under the 2019 Plan, our board of directors also generally has the authority to effect, with the consent of any adversely affected participant:

•	the reduction of the exercise, purchase, or strike price of any outstanding award;

•	the cancellation of any outstanding stock award and the grant in substitution therefor of other awards, cash, or other consideration; or

•	any other action that is treated as a repricing under generally accepted accounting principles.
Non-Employee Director Limitation.    The maximum number of shares of common stock subject to awards granted under the 2019 Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by us to the non-employee director during that year for service on our board of directors, will not exceed $750,000 in total value (calculating the value of the awards based on the grant date fair value for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to our board of directors, $1,000,000.
Stock Options.    ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2019 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2019 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The maximum number of shares of our common stock that may be issued upon the exercise of ISOs under the 2019 Plan is equal to three times the aggregate number of shares initially reserved under the 2019 Plan.
Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft, money order, past services to us, or any other form of legal consideration (including future services) that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ceases for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.
Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2019 Plan vests at the rate specified in the stock appreciation rights agreement as determined by the plan administrator.
Other Stock Awards.    Our plan administrator may grant other awards based in whole or in part by reference to our common stock. Our plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and the maximum number of shares reserved for issuance under the 2019 Plan, (2) the class and the maximum number of shares that may be issued upon the exercise of ISOs, and (3) the class and the number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions.    The 2019 Plan provides that in the event of certain specified significant corporate transactions including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding prior to such transaction are converted or exchanged into other property by virtue of the transaction, each outstanding award will be treated as the plan administrator determines unless otherwise provided in an award agreement or other written agreement between us and the award holder. The administrator may take one of the following actions with respect to such awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a successor corporation;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination prior to the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•	cancel or arrange for the cancellation of the stock award before the transaction in exchange for a cash payment or no payment, as determined by our board of directors; or

•
make a payment, in the form determined by our board of directors, equal to the excess, if any, of the value of the property the participant would have received on exercise of the awards before the transaction over any exercise price payable by the participant in connection with the exercise, multiplied by the number of shares subject to the stock award. Any escrow, holdback, earnout, or similar provisions in the definitive agreement for the transaction may apply to such payment to the holder of a stock award to the same extent and in the same manner as such provisions apply to holders of our common stock.

The plan administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner in the event of a corporate transaction.
In the event of a change in control, awards granted under the 2019 Plan will not receive automatic acceleration of vesting and/or exercisability, although this treatment may be provided for in an award agreement or in any other written agreement between us and the participant. Under the 2019 Plan, a change in control generally will be deemed to occur in the event: (1) the acquisition by any a person or company of more than 50% of the combined voting power of our then outstanding stock; (2) a merger, consolidation, or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity; (3) a sale, lease, exclusive license, or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders; or (4) an unapproved change in the majority of our board of directors.
Transferability.    A participant generally may not transfer stock awards under the 2019 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2019 Plan.
Amendment or Termination.    Our board of directors has the authority to amend, suspend, or terminate the 2019 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted the 2019 Plan. No stock awards may be granted under the 2019 Plan while it is suspended or after it is terminated.
2019 Employee Stock Purchase Plan
Our board of directors adopted and our stockholders approved the ESPP in March 2019. The ESPP became effective immediately on the execution of the underwriting agreement related to this offering.
The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees. In addition, the ESPP authorizes grants of purchase rights that do not comply with Section 423 of the Code under a separate non-423 component. In particular, where such purchase rights are granted to employees who are employed or located outside the United States, our board of directors may adopt rules that are beyond the scope of Section 423 of the Code.
Share Reserve.    Following this offering, initially the ESPP authorizes the issuance of 1,850,000 shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on the first day of each fiscal year, beginning on February 1, 2020 (assuming the ESPP becomes effective in fiscal year 2020) and ending on and including January 31, 2029, by the lesser of (1) 1% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of the automatic increase, and (2) 1,850,000 shares; unless our board of directors or compensation committee determines prior to the date of the increase that there will be a lesser increase, or no increase. As of the date hereof, no shares of our common stock have been purchased under the ESPP.
Administration.    Our board of directors has delegated its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. We currently intend to have 24-month offerings with multiple purchase periods (of approximately six months in duration) per offering, except that the first purchase period under our first offering may be shorter or longer than six months, depending on the date on which the underwriting agreement relating to this offering becomes effective. An offering under the ESPP may be terminated under certain circumstances.
Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our common stock on the date of purchase. For the initial offering, which we expect will commence on the execution and delivery of the underwriting agreement relating to this offering, the fair market value on the first day of the offering period will be the price at which shares of common stock are first sold to the public.
Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year, or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding and the maximum number of shares an employee may purchase during a single purchase period is 2,500. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.
Changes to Capital Structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the board of directors will make appropriate adjustments to: (1) the number of shares reserved under the ESPP, (2) the number of shares and purchase price of all outstanding purchase rights, and (3) the number of shares that are subject to purchase limits under ongoing offerings.
Corporate Transactions.    The ESPP provides that in the event of certain specified significant corporate transactions including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding prior to such transaction are converted or exchanged into other property by virtue of the transaction, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.
Amendment or Termination.    Our board of directors has the authority to amend or terminate the ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. The ESPP will remain in effect until terminated by our board of directors in accordance with the terms of the ESPP.
2010 Stock Plan
Our board of directors adopted and our stockholders approved the 2010 Plan, in September 2010. The 2010 Plan has been periodically amended, most recently in July 2018. As of January 31, 2019, there were 2,221,216 shares remaining available for the future grant of stock awards under the 2010 Plan. As of January 31, 2019, stock options covering 14,006,222 shares of our common stock were outstanding under the 2010 Plan. We expect that any shares remaining available for issuance under the 2010 Plan at the time of this offering will become available for issuance under the 2019 Plan and that the 2010 Plan will be terminated. All outstanding awards granted under the 2010 Plan will remain subject to the terms of the 2010 Plan.
Stock Awards.    The 2010 Plan provides for the grant of ISOs to our employees, any parent or certain of our subsidiary companies, and for the grant of NSOs and restricted shares to such employees, our directors, and to consultants engaged by us or any of our subsidiary companies.
Plan Administration.    Our board of directors (referred to as the plan administrator for purposes of the 2010 Plan) administers and interprets the provisions of the 2010 Plan. Under the 2010 Plan, the plan administrator has the authority to, among other things, accelerate the vesting of awards and institute and determine the terms of an option exchange program under which outstanding stock options are exchanged for stock options with a lower exercise price or restricted stock or are amended to decrease the exercise price as a result of a decline in the fair market value of our common stock.
Stock Options and Restricted Shares.    Stock options and restricted shares granted under the 2010 Plan generally have terms similar to those described above with respect to stock options and restricted shares granted under the 2019 Plan.
Changes to Capital Structure.    In the event of any dividend or other distribution, recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares, or other change in our corporate structure affecting our shares, the plan administrator will adjust the number and class of shares that may be delivered under the 2010 Plan and/or the number, class and price of shares covered by each outstanding award.
Corporate Transactions.    In the event of a sale of all or substantially all of our assets or a merger, consolidation, or other capital reorganization or business combination of us with or into another corporation, entity, or person, each outstanding option shall either be assumed or an equivalent option or right shall be substituted or terminated in exchange for a payment of cash or other property with respect to vested options, and such payment will be equal to the difference between the exercise price and the fair market value of the portion of the optioned stock. In the event the option is not assumed, substituted, or exchanged, then each such stock option shall terminate upon the consummation of the foregoing corporate transaction.
401(k) Plan
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer compensation up to certain limits imposed by the Code. We have the ability to make matching and discretionary contributions to the 401(k) plan. Currently, we do not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to a participating employee until withdrawn or distributed from the 401(k) plan.
Limitations of Liability and Indemnification Matters
Upon the completion of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will authorize us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws that will be in effect upon the completion of this offering will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding, or investigation. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of this offering, subject to early termination, the sale of any shares under such plan would be prohibited by the lock-up agreement that the director or executive officer has entered into with the underwriters.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since February 1, 2016 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Equity Financings
Series C Preferred Stock Financing
In April 2017, we sold an aggregate of 4,185,006 shares of our Series C redeemable convertible preferred stock at a purchase price of $10.46635 per share, for an aggregate purchase price of approximately $43,801,738. The following table summarizes purchases of our Series C redeemable convertible preferred stock by related persons:

Stockholder	Shares of Series C Redeemable Convertible Preferred Stock (#)	Total Purchase Price ($)
Entities affiliated with Accel(1)	3,821,722	40,000,003
Andreessen Horowitz Fund III, L.P., as nominee(2)	9,554	99,996
Entities affiliated with Baseline Ventures(3)	248,582	2,601,746
Entities affiliated with Bessemer Venture Partners(4)	95,544	999,997
______________

(1)
Affiliates of Accel holding our securities whose shares are aggregated for purposes of reporting share ownership information are Accel Growth Fund Investors 2011 L.L.C., Accel Growth Fund Investors 2016 L.L.C., Accel Growth Fund IV L.P., for itself and as nominee, Accel Growth Fund IV Strategic Partners L.P., Accel Growth Fund L.P., Accel Growth Fund Strategic Partners L.P., Accel Investors 2013 L.L.C., Accel XI L.P. and Accel XI Strategic Partners L.P. Entities affiliated with Accel together hold more than 5% of our outstanding capital stock.

(2)	Andreessen Horowitz Fund III, L.P., as nominee, is an affiliate of Andreessen Horowitz. John L. O’Farrell, a member of our board of directors, is a General Partner at Andreessen Horowitz.

(3)
Affiliates of Baseline Ventures holding our securities whose shares are aggregated for purposes of reporting share ownership information are Baseline Encore, L.P., Baseline Increased Exposure Fund LLC and Baseline Ventures 2009 LLC. Entities affiliated with Baseline Ventures together hold more than 5% of our outstanding capital stock.

(4)
Affiliates of Bessemer Venture Partners holding our securities whose shares are aggregated for purposes of reporting share ownership information are Bessemer Venture Partners VIII Institutional L.P. and Bessemer Venture Partners VIII L.P. Entities affiliated with Bessemer Venture Partners together hold more than 5% of our outstanding capital stock. Ethan Kurzweil, a member of our board of directors, is a partner at Bessemer Venture Partners.

Series D Preferred Stock Financing
In August 2018, we sold an aggregate of 5,272,811 shares of our Series D redeemable convertible preferred stock at a purchase price of $17.0687 per share, for an aggregate purchase price of approximately $90,000,029. The following table summarizes purchases of our Series D redeemable convertible preferred stock by related persons:

Stockholder	Shares of Series D Redeemable Convertible Preferred Stock (#)	Total Purchase Price ($)
Entities affiliated with Accel(1)	410,107	6,999,993
Andreessen Horowitz Fund III, L.P., as nominee(2)	5,859	100,006
Entities affiliated with Bessemer Venture Partners(3)	169,903	2,900,023
______________

(1)
Affiliates of Accel holding our securities whose shares are aggregated for purposes of reporting share ownership information are Accel Growth Fund Investors 2011 L.L.C., Accel Growth Fund Investors 2016, L.L.C., Accel Growth Fund IV L.P., for itself and as nominee, Accel Growth Fund IV Strategic Partners L.P., Accel Growth Fund L.P., Accel Growth Fund Strategic Partners L.P., Accel Investors 2013 L.L.C., Accel XI L.P. and Accel XI Strategic Partners L.P. Entities affiliated with Accel together hold more than 5% of our outstanding capital stock.

(2)	Andreessen Horowitz Fund III, L.P., as nominee, is an affiliate of Andreessen Horowitz. John L. O’Farrell, a member of our board of directors, is a General Partner at Andreessen Horowitz.

(3)
Affiliates of Bessemer Venture Partners holding our securities whose shares are aggregated for purposes of reporting share ownership information are Bessemer Venture Partners VIII Institutional L.P. and Bessemer Venture Partners VIII L.P. Entities affiliated with Bessemer Venture Partners together hold more than 5% of our outstanding capital stock. Ethan Kurzweil, a member of our board of directors, is a partner at Bessemer Venture Partners.

2017 Third-Party Tender Offer
In June 2017, we entered into an agreement with entities affiliated with Accel and entities affiliated with Baseline Ventures, pursuant to which we agreed to waive certain transfer restrictions in connection with, and assist in the administration of, a tender offer that such holders proposed to commence. In June 2017, these holders commenced a tender offer to purchase shares of our capital stock from certain of our security holders. An aggregate of 2,044,876 shares of our capital stock were tendered pursuant to the tender offer at a price of approximately $9.42 per share.
Transactions with Zendesk, Inc.
We entered into a master service agreement with Zendesk, Inc., or Zendesk, in October 2015. Pursuant to the agreement, from April 2018 until April 2019, Zendesk is obligated to pay us a fee of approximately $123,000. Elena Gomez, a member of our board of directors, is the Chief Financial Officer of Zendesk.
Transactions with Gap Inc.
We entered into a master service agreement with Gap Inc,. or Gap, in June 2017. Pursuant to the agreement, Gap paid us fees of approximately $500,000 in fiscal 2019. Rathi Murthy, a member of our board of directors since March 2019, is the Senior Vice President and Chief Technology Officer of Gap.
Investors’ Rights, Management Rights, Voting, and Co-Sale Agreements
In connection with our redeemable convertible preferred stock financings, we entered into investors’ rights, management rights, voting, and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights, and rights of first refusal, among other things, with certain holders of our redeemable convertible preferred stock and certain holders of our common stock. The parties to these agreements include Alex Solomon, a director and holder of more than 5% of our outstanding capital stock, an entity affiliated with Andrew Gregory Miklas, a former director and holder of more than 5% of our outstanding capital stock, entities affiliated with Accel, Andreessen Horowitz Fund III, L.P., as nominee, entities affiliated with Baseline Ventures, entities affiliated with Bessemer Venture

Partners, Harrison Metal Capital II, L.P., and Baskar Puvanathasan. These stockholder agreements will terminate upon the completion of this offering, except for the registration rights granted under our investors’ rights agreement, as more fully described in “Description of Capital Stock—Stockholder Registration Rights.” Since February 1, 2016, we have waived our right of first refusal in connection with the sale of certain shares of our capital stock, including sales by certain of our directors, executive officers, and principal stockholders, resulting in the purchase of such shares by certain of our stockholders, including related persons. See the section titled “Principal Stockholders” for additional information regarding beneficial ownership of our capital stock.
Executive Loan
In November 2016, we loaned Ms. Tejada, our Chief Executive Officer, $500,000 in connection with her exercise of options to purchase 250,000 shares of our common stock. The loan was evidenced by a full recourse promissory note, which accrues interest at the rate of 1.33% per annum and was secured by a pledge of such exercised shares. The outstanding principal and outstanding interest of approximately $0.5 million was fully repaid to us in March 2019.
Equity Grants to Directors and Executive Officers
We have granted stock options to certain of our directors and executive officers. As of January 31, 2019, Steven Chung, our Senior Vice President, Worldwide Sales and Services, held options exercisable into 700,081 shares of our common stock, of which 356,439 were vested as of such date. For more information regarding the stock options and stock awards granted to our directors and named executive officers, see “Management—Director Compensation” and “Executive Compensation.”
Indemnification Agreements
Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will contain provisions limiting the liability of directors, and our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations of Liability and Indemnification Matters.”
Participation in our Initial Public Offering
        Certain of our existing stockholders associated with Bessemer Venture Partners, a beneficial owner of more than 5% of our common stock and an affiliate of Ethan Kurzweil, a member of our board of directors, have agreed to purchase 300,000 shares of common stock in this offering at the initial public offering price The underwriters will receive the same discount from shares of our common stock purchased by such stockholders as they will from other shares of our common stock sold to the public in this offering. Any shares purchased by such stockholders will be subject to lock-up restrictions (with certain exceptions) described in the section entitled “Underwriters.”
Directed Share Program
At our request, the underwriters have reserved up to 425,000 shares of common stock, or 5% of the shares offered by us pursuant to this prospectus, for sale at the initial public offering price, through a directed share program, to our employees and family members of our employees, social impact organizations that strengthen our social responsibility initiatives and persons with whom we have a business relationship, including employees of certain customers and suppliers.
Policies and Procedures for Related Person Transactions
Prior to the completion of this offering, our board of directors will adopt a related person transaction policy setting forth the policies and procedures for the identification, review, and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants, and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock as of January 31, 2019, after giving effect the appointment of Rathi Murthy to our board of directors in March 2019 and the resignation of Andrew Gregory Miklas from our board of directors in March 2019 and as adjusted to reflect our and the selling stockholders’ sale of common stock in this offering, by:

•	each of our named executive officers;

•	each of our directors;

•	each selling stockholder;

•	all of our executive officers and directors as a group; and

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership before the offering is based on 64,463,266 shares of common stock outstanding as of January 31, 2019, assuming the automatic conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock. Applicable percentage ownership after the offering is also based on 64,463,266 shares of common stock outstanding as of January 31, 2019 and gives effect to the sale of 8,500,000 shares by us and 570,000 shares by the selling stockholders in this offering, and assumes no exercise by the underwriters of their over-allotment option. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of January 31, 2019. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o PagerDuty, Inc., 600 Townsend St., Suite 200, San Francisco, CA 94103.

	Shares Beneficially Owned Prior to Offering		Number of Shares Offered	Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage		Number	Percentage
5% Stockholders
Andreessen Horowitz Fund III, L.P., as nominee(1)	11,832,375	18.4%	—	11,832,375	16.2%
Entities affiliated with Accel(2)	7,903,669	12.3	—	7,903,669	10.8
Entities affiliated with Bessemer Venture Partners(3)(16)	7,872,224	12.2	—	7,872,224	10.8
Baskar Puvanathasan	4,556,689	7.1	228,000	4,328,689	5.9
Entities affiliated with Baseline Ventures(4)	4,300,102	6.7	—	4,300,102	5.9
Harrison Metal Capital II, L.P.(5)	3,412,848	5.3	—	3,412,848	4.7
Andrew G. Miklas(6)	4,556,689	7.1	—	4,556,689	6.2
Directors and Named Executive Officers
Jennifer G. Tejada(7)	4,401,510	6.4%	—	4,401,510	5.7%
Howard Wilson(8)	736,348	1.1	—	736,348	1.0
Stacey A. Giamalis(9)	332,350	*	—	332,350	1.0
Elena Gomez(10)	244,306	*	—	244,306	—
Ethan Kurzweil(11)	—	—	—	—	—
Rathi Murthy(12)	8,333	—	—	8,333	—
Zachary Nelson(13)	301,625	*	—	301,625	—
John L. O’Farrell(14)	—	—	—	—	—
Alex Solomon	4,556,689	7.1	342,000	4,214,689	5.8
All directors and executive officers as a group(15) (10 persons)	11,281,242	16.0%	342,000	10,939,242	13.8%
______________

*	Represents beneficial ownership of less than 1%.

(1)
Consists of 11,832,375 shares held of record by Andreessen Horowitz Fund III, L.P., for itself and as nominee Andreessen Horowitz Fund III-A, L.P., Andreessen Horowitz Fund III-B, L.P. and Andreessen Horowitz Fund III-Q, L.P., or collectively, the AH Fund III Entities. The shares directly held by the AH Fund III Entities are indirectly held by AH Equity Partners III, L.L.C., or AH EP III, the general partner of the AH Fund III Entities, and by the managing members of AH EP III. The managing members of AH EP III are Marc Andreessen and Ben Horowitz. AH EP III and its managing members share voting and dispositive power with regard to the securities held by the AH Fund III Entities. The address for each of these entities is 2865 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(2)
Consists of (i) 6,106,738 shares held of record by Accel Growth Fund IV L.P., for itself and as nominee, or AGF4, (ii) 34,743 shares held of record by Accel Growth Fund IV Strategic Partners L.P., or AGF4 SP, (iii) 292,084 shares held of record by Accel Growth Fund Investors 2016 L.L.C., or AGFI 2016, (iv) 675,140 shares held of record by Accel Growth Fund L.P., or AGF, (v) 13,158 shares held of record by Accel Growth Fund Strategic Partners L.P., or AGF SP, (vi) 46,753 shares held of record by Accel Growth Fund Investors 2011 L.L.C., or AGFI 2011, (vii) 622,218 shares held of record by Accel XI L.P., or A11, (viii) 46,753 held of record by Accel XI Strategic Partners L.P., or A11 SP, and (ix) 66,082 held of record by Accel Investors 2013 L.L.C., or AI 2013. Accel Growth Fund IV Associates L.L.C., or AGF4A, is the General Partner of AGF4 and AGF4 SP and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGF4A and share such powers. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGFI 2016 and therefore share the voting and investment powers. Accel Growth Fund Associates L.L.C., or AGFA, is the General Partner of AGF and AGF SP and has the sole voting and investment power. Andrew G. Braccia, Kevin J. Efrusy, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, and Richard P. Wong are the Managing Members of AGFA and share such powers. Andrew

G. Braccia, Kevin J. Efrusy, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, and Richard P. Wong are the Managing Members of AGFI 2011 and therefore share the voting and investment powers. Accel XI Associates L.L.C., or A11A, is the General Partner of A11 and A11 SP and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, and Richard P. Wong are the Managing Members of A11A and share such powers. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, and Richard P. Wong are the Managing Members of AI 2013 and therefore share the voting and investment powers. The address for each of these entities is 500 University Ave., Palo Alto, California 94301.

(3)
Consists of (i) 4,298,235 shares held of record by Bessemer Venture Partners VIII Institutional L.P., or Bessemer Institutional, and (ii) 3,573,989 shares held of record by Bessemer Venture Partners VIII L.P, or Bessemer VIII, and together with Bessemer Institutional, the Bessemer Entities. Each of Deer VIII & Co. L.P., or Deer VIII L.P., the general partner of the Bessemer Entities, and Deer VIII & Co. Ltd., or Deer VIII Ltd., the general partner of Deer VIII L.P., has voting and dispositive power over the shares held by the Bessemer Entities. J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VIII Ltd. Investment and voting decisions with respect to the shares held by the Bessemer Entities are made by the directors of Deer VIII Ltd. acting as an investment committee. The address for each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538. Ethan Kurzweil disclaims beneficial ownership of the securities held by the Bessemer Entities, except to the extent of his pecuniary interest, if any, in such securities by virtue of his interest in Deer VIII L.P., and his indirect limited partnership interest in the Bessemer Entities.

(4)
Consists of (i) 486,956 shares held of record by Baseline Encore, L.P., or Baseline Encore, (ii) 526,912 shares held of record by Baseline Increased Exposure Fund LLC, or Baseline Exposure, and (iii) 3,286,234 shares held of record by Baseline Ventures 2009 LLC, or Baseline Ventures, and together with Baseline Encore and Baseline Exposure, the Baseline Entities. Steve Anderson is the sole managing member of each of (i) Baseline Ventures, (ii) Baseline Exposure, and (iii) Baseline Encore Associates, LLC. Baseline Encore Associates, LLC is the general partner of Baseline Encore. Mr. Anderson has the sole voting and dispositive power with respect to the shares held by the Baseline Entities. The address for each of these entities is 7250 Redwood Blvd, Suite 300, PMB 023, Novato, CA 94945.

(5)
Consists of 3,412,848 shares held of record by Harrison Metal Capital II, L.P., or Harrison Metal Capital. Harrison Metal II, LLC, is the general partner of Harrison Metal Capital II, L.P. Michael C. Dearing is the managing member of Harrison Metal II, LLC and shares voting and investment power with respect to the shares held by Harrison Metal Capital. The address for this entity is 3660 Tripp Road, Woodside, CA 94062.

(6)
Consists of (i) 3,052,982 shares held of record by the A. Miklas Revocable Trust created U/D/T dated August 8, 2016, for which Mr. Miklas serves as a trustee and (ii) 1,503,707 shares held of record by the AM GRAT dated January 16, 2019, for which Mr. Miklas serves as a trustee.

(7)	Consists of (i) 250,000 shares held of record by Ms. Tejada and (ii) 4,151,150 shares subject to options exercisable within 60 days of January 31, 2019, of which 2,192,284 are vested as of such date.

(8)	Consists of 736,348 shares subject to options exercisable within 60 days of January 31, 2019, of which 311,074 are vested as of such date.

(9)	Consists of 332,350 shares subject to options exercisable within 60 days of January 31, 2019, of which none are vested as of such date.

(10)	Consists of 244,306 shares subject to options exercisable within 60 days of January 31, 2019, of which 61,076 are vested as of such date.

(11)	Mr. Kurzweil is a partner at Bessemer Venture Partners.

(12)	Consists of 8,333 shares subject to options exercisable within 60 days of January 31, 2019, all of which are vested as of such date.

(13)
Consists of 301,625 shares held of record by Mr. Nelson, of which 213,651 shares may be repurchased by us at the original purchase price as of January 31, 2019 if Mr. Nelson does not satisfy certain vesting requirements.

(14)	Mr. O’Farrell is a general partner at Andreessen Horowitz.

(15)
Consists of (i) 5,108,314 shares owned by our current executive officers and directors, of which 213,651 may be repurchased by us at the original purchase price as of January 31, 2019, and (ii) 6,172,928 shares subject to options exercisable within 60 days of January 31, 2019, of which 2,961,611 shares are vested as of such date.

(16)
Certain of our existing stockholders associated with Bessemer Venture Partners, a beneficial owner of more than 5% of our common stock and an affiliate of a member of our board of directors, have agreed to purchase an aggregate of 300,000 shares of common stock in this offering at the initial public offering price. If any shares are purchased by these stockholders, the number of shares of common stock beneficially owned after this offering and the percentage of common stock beneficially owned after this offering will differ from that set forth in the table above. Assuming the purchase of all of these shares by these stockholders and no exercise by the underwriters of their over-allotment option, the percentage of common stock beneficially owned by stockholders associated with Bessemer Venture Partners as of January 31, 2019, after this offering would increase by 0.4%. If such stockholders were to purchase all of these shares, assuming no exercise by the underwriters of their over-allotment option, stockholders associated with Bessemer Venture Partners would beneficially own, collectively, approximately 11.1% of our outstanding common stock after this offering.

DESCRIPTION OF CAPITAL STOCK
General
Following the completion of this offering, our authorized capital stock will consist of 1,000,000,000 shares of common stock, $0.000005 par value per share, and 100,000,000 shares of preferred stock, $0.000005 par value per share.
The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will each become effective upon the completion of this offering, the investors’ rights agreement and relevant provisions of Delaware General Corporation Law. The descriptions herein are qualified in their entirety by our amended and restated certificate of incorporation, amended and restated bylaws, and investors’ rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of Delaware General Corporation Law.
Common Stock
As of January 31, 2019, there were 65,111,088 shares of our common stock outstanding and held of record by 273 stockholders, assuming the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of common stock immediately prior to our initial public offering and the issuance of 647,822 shares of our common stock upon the automatic net exercise of a warrant immediately prior to the completion of this offering (based on the initial public offering price of $24.00 per share).
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any redeemable convertible preferred stock we may issue may be entitled to elect. Subject to preferences that may be applicable to any then outstanding redeemable convertible preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution, or winding up, the holders of common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any redeemable convertible preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon the completion of this offering will be, duly authorized, validly issued, fully paid, and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of redeemable convertible preferred stock that we may designate and issue in the future.
Preferred Stock
Upon the completion of this offering, all of our previously outstanding shares of redeemable convertible preferred stock will have been converted into common stock, there will be no authorized shares of our previously redeemable convertible preferred stock and we will have no shares of redeemable convertible preferred stock outstanding. Under the terms of our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting, and other rights, preferences. and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.
Options
As of January 31, 2019, we had outstanding options under our equity incentive plans to purchase an aggregate of 14,006,222 shares of our common stock, with a weighted-average exercise price of $4.32 per share.
Warrants
As of January 31, 2019, we had outstanding warrants to purchase an aggregate of 101,905 shares of our common stock, with a weighted average exercise price of $4.65 per share. These warrants are exercisable at any time on or before expiration on March 6, 2027.
In addition, in June 2018, we issued a warrant to Tides Foundation to purchase up to 648,092 shares of our common stock at an exercise price of $0.01 per share, which remained outstanding as of January 31, 2019. Immediately prior to completion of this offering, this warrant will automatically be net exercised for a net amount of shares based on the initial public offering price after deduction of a number of shares equal in value to the aggregate exercise price.
Registration Rights
We are party to an amended and restated investors’ rights agreement that provides that certain holders of our redeemable convertible preferred stock have certain registration rights as set forth below. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, and Form S-3 registrations described below.
Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback, and Form S-3 registration rights described below will expire five years after the completion of this offering, of which this prospectus is a part, or with respect to any particular stockholder holding less than 1% of our outstanding capital stock, such time after the completion of this offering that such stockholder can sell all of its shares entitled to registration rights under Rule 144 under the Securities Act during any 90-day period.
Demand Registration Rights
Upon the completion of this offering and giving effect to the sale of shares by the selling stockholders, the holders of an aggregate of 54,373,412 shares of our common stock will be entitled to certain demand registration rights. At any time beginning the six months after the completion of this offering, the holders of a majority of these shares may request that we register all or a portion of their shares. We are obligated to effect only two such registrations. Such request for registration must cover shares with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $10 million.
Piggyback Registration Rights
In connection with this offering, the holders of an aggregate of 41,273,345 shares of our common stock were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. After this offering, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating solely to the sale of securities to participants in our stock plan, (2) a registration relating to a transaction covered by Rule 145 under the Securities Act, (3) a registration in which the only stock being registered is common stock upon conversion of debt securities also being registered, or (4) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.
Form S-3 Registration Rights
Upon the completion of this offering and giving effect to the sale of shares by the selling stockholders, the holders of an aggregate of 54,373,412 shares of common stock will be entitled to certain Form S-3 registration rights. The holders of these shares can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate gross proceeds of the shares offered would equal or exceed $1 million. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Some provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Stockholder Meetings
Our amended and restated bylaws will provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer, or president, or by a resolution adopted by a majority of our board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Elimination of Stockholder Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws will eliminate the right of stockholders to act by written consent without a meeting.
Staggered Board
Our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see “Management—Composition of Our Board of Directors.” This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our amended and restated certificate of incorporation will provide that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting
Our amended and restated certificate of incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our redeemable convertible preferred stock may be entitled to elect.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
Choice of Forum
Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees, or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce, or determine the validity of our certificate of incorporation or bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.
Amendment of Charter Provisions
The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue redeemable convertible preferred stock, would require approval by holders of at least two-thirds of the total voting power of all of our outstanding voting stock.
The provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.
Exchange Listing
Our common stock has been approved for listing on the New York Stock Exchange under the symbol “PD.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although our common stock has been approved for listing on the New York Stock Exchange, we cannot assure you that there will be an active public market for our common stock.
Based on the number of shares of our common stock outstanding as of January 31, 2019, and assuming (1) the issuance of shares in this offering (including the issuance of 647,822 shares of our common stock upon the automatic net exercise of a warrant immediately prior to the completion of this offering (based on the initial public offering price of $24.00 per share)), and (2) the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock immediately prior to the completion of our initial public offering, upon completion of this offering, 73,611,088 shares of our common stock will be outstanding, or 74,971,588 shares of common stock will be outstanding if the underwriters exercise their over-allotment option in full.
Of these shares, all shares sold in this offering (other than the total of 300,000 shares of common stock purchased by stockholders affiliated with Bessemer Venture Partners in this offering) will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
The remaining outstanding shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, each of which is summarized below. We expect that all of these shares will be subject to a 180-day lock-up period under the lock-up agreements and market stand-off agreements described below.
In addition, of the 14,006,222 shares of our common stock that were subject to stock options outstanding as of January 31, 2019, options to purchase 5,654,080 of such shares of common stock were vested as of such date and, upon exercise, these shares will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act.
Lock-Up Agreements
We, the selling stockholders, along with our directors, executive officers, and substantially all of our other stockholders and option holders and warrant holders, have agreed with the underwriters that for a period of 180 days after the date of this prospectus, subject to specified exceptions as detailed further in “Underwriting” below, we or they will not offer, pledge, sell, contract to sell, sell any option, or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, request or demand that we file a registration statement related to our common stock, or enter into any swap or other agreement that transfers to another, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock. All of our stockholders are subject to a market stand-off agreement with us which imposes similar restrictions.
Upon expiration of the lock-up period, certain of our stockholders will have the right to require us to register their shares under the Securities Act. See “—Registration Rights” below and “Description of Capital Stock—Registration Rights.”
Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.
Rule 144
Affiliate Resales of Restricted Securities
In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months, would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•
1% of the number of shares of our common stock then outstanding including redeemable convertible preferred stock on an as-converted basis and 647,822 shares of our common stock to be issued upon the automatic net exercise of a warrant immediately prior to the completion of this offering (based on the initial public offering price of $24.00 per share), which will equal approximately 651,111 shares immediately after this offering; or

•	the average weekly trading volume in our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission and concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.
Non-Affiliate Resales of Restricted Securities
In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation, or notice filing provisions of Rule 144.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144, and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.
Equity Plans
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under the 2019 Plan, the 2010 Plan, and the ESPP. We expect to file the registration statement covering shares offered pursuant to these stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.
Registration Rights
As of January 31, 2019, and after giving effect to the sale of shares in this offering by the selling stockholders, the holders of 54,373,412 shares of our common stock, which includes all of the shares of common stock issuable upon the automatic conversion of our redeemable convertible preferred stock immediately prior to our initial public offering, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act upon the completion of this offering and the expiration of lock-up agreements. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of

Capital Stock—Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership, and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local, or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect as of the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	certain former citizens or long-term residents of the United States;

•	partnerships or other pass-through entities (and investors therein);

•	“controlled foreign corporations;”

•	“passive foreign investment companies;”

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities;

•	tax-exempt organizations and governmental organizations;

•	tax-qualified retirement plans;

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock;

•	persons who have elected to mark securities to market; and

•	persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.
If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.
Definition of Non-U.S. Holder
For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock
As described under the section titled “Dividend Policy,” we have not paid and do not anticipate paying dividends. However, if we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “—Gain On Disposition of Our Common Stock” below.
Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.
If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.
However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain on Disposition of Our Common Stock
Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•
our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or applicable successor form), or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity either certifies that it does not have any “substantial United States owners” as defined in the Code or provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. The withholding provisions described above currently apply to payments of dividends on our common stock. Subject to the recently released proposed Treasury Regulations described below, FATCA will also apply to gross proceeds from sales or other dispositions of our common stock after December 31, 2018. The Treasury Department recently released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	3,174,500
J.P. Morgan Securities LLC	2,675,650
RBC Capital Markets, LLC	907,000
Allen & Company LLC	897,930
KeyBanc Capital Markets Inc.	453,500
Piper Jaffray & Co.	362,800
William Blair & Company, L.L.C.	362,800
BTIG, LLC	235,820
Total	9,070,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,360,500 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,360,500 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$24.00	$217,680,000	$250,332,000
Underwriting discounts and commissions to be paid:
Us	$1.68	$14,280,000	$16,565,640
The selling stockholders	$1.68	$957,600	$957,600
Proceeds, before expenses, to us	$22.32	$189,720,000	$220,086,360
Proceeds, before expenses, to selling stockholders	$22.32	$12,722,400	$12,722,400
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $6.2 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $30,000 and expenses incurred in connection with the directed share program.
Certain of our existing stockholders associated with Bessemer Venture Partners, which is an affiliate of a member of our board of directors, have agreed to purchase 300,000 shares of common stock in this offering at the initial public offering price. The underwriters will receive the same discount from shares of our common stock purchased by such stockholders as they will from other shares of our common stock sold to the public in this offering. Any shares purchased by such stockholders will be subject to lock-up restrictions (with certain exceptions) described below.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.
Our common stock has been approved for listing on the New York Stock Exchange under the trading symbol “PD.”
We, the selling stockholders, all directors and officers and the holders of substantially all of our outstanding stock and stock options have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, or the restricted period:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•
file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;
whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares of common stock to the underwriters pursuant to the terms of the underwriting agreement;

•
transactions by any person other than us consisting of shares of common stock or other securities acquired in this offering or in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made;

•
transfers of our common stock as bona fide gifts, by will, to an immediate family member or to certain trusts provided that no filing under Section 16(a) of the Exchange Act would be required or voluntarily made within 60 days after the date of this prospectus;

•
distributions of our common stock, in a transaction not involving a disposition for value, to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate, or to an entity controlled or managed by an affiliate provided that no filing under Section 16(a) of the Exchange Act would be required or voluntarily made;

•
distributions of our common stock, in a transaction not involving a disposition for value, to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate, or to an entity controlled or managed by an affiliate provided that no filing under Section 16(a) of the Exchange Act would be required or voluntarily made; to the stockholders, partners or members of such holders provided that no filing under Section 16(a) of the Exchange Act would be required or voluntarily made;

•
the exercise of options granted under an equity incentive plan described in this prospectus, or the exercise of warrants outstanding described in this prospectus provided that no filing under Section 16(a) of the Exchange Act would be required or voluntarily made within 60 days after the date of this prospectus;

•
transfers of our common stock to us for the net exercise of warrants or options granted pursuant to our equity compensation plans or to cover tax withholding obligations, provided that no filing under Section 16(a) of the Exchange Act would be required or voluntarily made within 60 days after the date of this prospectus;

•
the establishment by any person other than us of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) no public announcement or filing under the Exchange Act is required or voluntarily made regarding the establishment of such plan;

•
transfers of our common stock pursuant to a domestic order, divorce settlement or other court order provided that no filing under Section 16(a) of the Exchange Act would be voluntarily made and if such a filing is required the filing shall disclose the circumstances of the transfer;

•
transfers of our common stock to us pursuant to any right to repurchase or any right of first refusal we may have over such shares upon termination of employment or service provided that no filing under Section 16(a) of the Exchange Act would be voluntarily made and if such a filing is required the filing shall disclose the circumstances of the transfer;

•	conversion or reclassification of our outstanding redeemable convertible preferred stock into common stock immediately prior to the completion of this offering; and

•	transfers of our common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors.
The representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time; provided, however, that if the release is granted for one of our officers or directors, the representatives, on behalf of the underwriters, agree that at least three business days before the effective date of the release or waiver, the representatives, on behalf of the underwriters, will notify us of the impending release or waiver, and we are obligated to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.
In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, the selling stockholders, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Pricing of the Offering
Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations among us, the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Directed Share Program
At our request, the underwriters have reserved up to 425,000 shares of common stock, or 5% of the shares offered by us pursuant to this prospectus for sale, at the initial public offering price, through a directed share program, to our employees and family members of our employees, social impact organizations that strengthen our social responsibility initiatives and persons with whom we have a business relationship, including employees of certain customers and suppliers. If purchased by these persons and entities, these shares will not be subject to a 180-day lock-up restriction, except to the extent that the purchasers of such shares are otherwise subject to lock-up or market stand-off agreements as a result of their relationship with us. The number of shares of common stock available for sale to the general public will be reduced by the number of reserved shares sold to these persons and entities. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the reserved shares.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.
United Kingdom
Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland
The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
United Arab Emirates
The shares of our common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Canada
The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of our common stock.
Accordingly, the shares of our common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors, or QII
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of our common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of our common stock. The shares of our common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of our common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of our common stock. The shares of our common stock may only be transferred en bloc without subdivision to a single investor.

Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Chile
The shares of our common stock are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares of our common stock do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).
Bermuda
Shares of our common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Saudi Arabia
This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or the

CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended, or the CMA Regulations. The CMA does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the shares of our common stock offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.
British Virgin Islands
The shares of our common stock are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The shares of our common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), or BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the shares for the purposes of the Securities and Investment Business Act, 2010, or SIBA, or the Public Issuers Code of the British Virgin Islands.
China
This prospectus does not constitute a public offer of shares of our common stock, whether by sale or subscription, in the People’s Republic of China, or the PRC. The shares of our common stock are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.
Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of our common stock or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions.
Korea
The shares of our common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares of our common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of our common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The shares of our common stock have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares of our common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares of our common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares of our common stock has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Taiwan
The shares of our common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of our common stock in Taiwan.
South Africa
Due to restrictions under the securities laws of South Africa, the shares of our common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

(i)	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorized financial service providers under South African law;

(e)	financial institutions recognized as such under South African law;

(f)
a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

(ii)	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.
No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) in South Africa is being made in connection with the issue of the shares. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Palo Alto, California. The underwriters are being represented by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at January 31, 2018 and 2019, and for each of the two fiscal years in the period ended January 31, 2019, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.
Upon the completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934 and we will file reports, proxy statements and other information with the SEC. We also maintain a website at https://pagerduty.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

PAGERDUTY, INC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of PagerDuty, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of PagerDuty, Inc. (the Company) as of January 31, 2018 and 2019, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended January 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2018 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2019 in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2015.
San Jose, California
March 20, 2019

PagerDuty, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of January 31,		Pro Forma Stockholders’ Equity as of January 31,
	2018	2019	2019
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,999	$127,875
Accounts receivable, net of allowance for doubtful accounts of $1,296 and $2,360 as of January 31, 2018 and 2019, respectively	18,888	32,912
Deferred contract costs, current	3,018	6,002
Prepaid expenses and other current assets	3,907	6,048
Total current assets	69,812	172,837
Property and equipment, net	3,271	5,772
Deferred contract costs, non-current	5,140	11,470
Other assets	3,145	7,155
Total assets	$81,368	$197,234
Liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$4,193	$5,603
Accrued expenses and other current liabilities	4,810	9,199
Accrued compensation	4,874	10,050
Deferred revenue, current	36,955	63,957
Total current liabilities	50,832	88,809
Deferred revenue, non-current	1,214	147
Other liabilities	2,483	4,185
Total liabilities	54,529	93,141
Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.000005 par value per share: 37,433,700 and 41,810,231 shares authorized as of January 31, 2018 and 2019, respectively; 36,000,534 and 41,273,345 shares issued and outstanding as of January 31, 2018 and 2019, respectively; liquidation preference of $104, 697 and $203,861 as of January 31, 2018 and 2019, respectively; 100,000,000 shares authorized, pro forma; no shares issued and outstanding as of January 31, 2019, pro forma (unaudited)	83,204	173,023	$—
Stockholders’ (deficit) equity
Common stock, $0.000005 par value per share: 72,000,000 and 85,000,000 shares authorized as of January 31, 2018 and 2019, respectively; 21,705,352 and 23,189,921 shares issued and outstanding as of January 31, 2018 and 2019, respectively; 1,000,000,000 shares authorized, pro forma; 65,111,088 shares issued and outstanding as of January 31, 2019, pro forma (unaudited)	—	—	—
Additional paid-in-capital	31,762	59,938	232,961
Accumulated deficit	(88,127)	(128,868)	(128,868)
Total stockholders’ (deficit) equity	(56,365)	(68,930)	$104,093
Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit)	$81,368	$197,234
See Notes to Consolidated Financial Statements

PagerDuty, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share data)

	Year Ended January 31,
	2018	2019
Revenue	$79,630	$117,823
Cost of revenue	12,717	17,255
Gross profit	66,913	100,568
Operating expenses:
Research and development	33,532	38,858
Sales and marketing	47,354	64,060
General and administrative	24,343	39,971
Total operating expenses	105,229	142,889
Loss from operations	(38,316)	(42,321)
Interest income	371	1,249
Interest expense	(702)	—
Other income, net	682	1,032
Loss before provision for income taxes	(37,965)	(40,040)
Provision for income taxes	184	701
Net loss and comprehensive loss	$(38,149)	$(40,741)
Net loss per share:
Basic and diluted	$(1.91)	$(1.90)
Weighted-average shares used in calculating net loss per share:
Basic and diluted	19,986	21,410
Pro forma net loss per share:
Basic and diluted (unaudited)		$(0.68)
Weighted-average shares used in calculating pro forma net loss per share:
Basic and diluted (unaudited)		60,121
See Notes to Consolidated Financial Statements

PagerDuty, Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of February 1, 2017	31,815,528	$39,556	20,260,180	$—	$11,428	$(49,978)	$(38,550)
Issuance of common stock upon exercise of stock options and restricted stock agreements, net of repurchases	—	—	1,419,650	—	1,158	—	1,158
Exercise of common stock warrant	—	—	25,522	—	119	—	119
Issuance of Series C redeemable convertible preferred stock, net of issuance costs of $154	4,185,006	43,648	—	—	—	—	—
Warrant issued in conjunction with debt	—	—	—	—	694	—	694
Vesting of early exercised options	—	—	—	—	211	—	211
Stock-based compensation	—	—	—	—	18,152	—	18,152
Net loss and comprehensive loss	—	—	—	—	—	(38,149)	(38,149)
Balances as of January 31, 2018	36,000,534	$83,204	21,705,352	$—	$31,762	$(88,127)	$(56,365)
Issuance of common stock upon exercise of stock options and restricted stock agreements, net of repurchases	—	—	1,382,664	—	1,525	—	1,525
Exercise of common stock warrant	—	—	101,905	—	473	—	473
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $181	5,272,811	89,819	—	—	—	—	—
Vesting of early exercised options	—	—	—	—	883	—	883
Stock-based compensation	—	—	—	—	19,078	—	19,078
Warrant issued in conjunction with charitable contribution	—	—	—	—	6,217		6,217
Net loss and comprehensive loss	—	—	—	—	—	(40,741)	(40,741)
Balances as of January 31, 2019	41,273,345	$173,023	23,189,921	$—	$59,938	$(128,868)	$(68,930)
See Notes to Consolidated Financial Statements

PagerDuty, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended January 31,
	2018	2019
Cash used in operating activities
Net loss	$(38,149)	$(40,741)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,346	1,692
Amortization of deferred contract costs	2,543	4,495
Stock-based compensation	18,152	19,078
Charitable contribution - issuance of common stock warrant	—	6,217
Amortization of debt issuance costs	142	—
Bad debt expense	1,227	1,440
Loss on extinguishment of debt	728	—
Changes in operating assets and liabilities:
Accounts receivable	(10,145)	(15,464)
Deferred contract costs	(5,725)	(13,809)
Prepaid expenses and other assets	(1,913)	(2,914)
Accounts payable	2,501	1,356
Accrued expenses and other liabilities	(682)	1,931
Accrued compensation	2,943	5,176
Deferred revenue	15,196	25,935
Net cash used in operating activities	(11,836)	(5,608)
Cash used in investing activities
Purchases of property and equipment	(822)	(3,730)
Capitalized internal-use software costs	—	(389)
Net cash used in investing activities	(822)	(4,119)
Cash from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	43,648	89,819
Proceeds from borrowing of debt, net of issuance costs	9,824	—
Repayments of debt	(10,000)	—
Proceeds from issuance of common stock upon exercise of stock options	1,158	1,525
Proceeds from early exercised stock options, net of repurchases	680	2,227
Proceeds from issuance of common stock upon exercise of warrants	119	473
Payments of deferred offering costs	—	(445)
Net cash provided by financing activities	45,429	93,599
Net increase in cash, cash equivalents and restricted cash	32,771	83,872
Cash, cash equivalents and restricted cash at beginning of year	13,680	46,451
Cash, cash equivalents and restricted cash at end of year	$46,451	$130,323

Supplemental cash flow data:
Cash paid for interest	$519	$—
Cash paid for taxes	$15	$45
Non-cash investing and financing activities:
Vesting of early exercised options	$211	$883
Issuance of warrants in connection with debt	$694	$—
Purchase of property and equipment, accrued but not yet paid	$28	$82
Deferred offering costs, accrued but not yet paid	$—	$2,816
Reconciliation of cash, cash equivalents and restricted cash within the consolidated balance sheets to the amounts shown in the statements of cash flows above:
Cash and cash equivalents	$43,999	$127,875
Restricted cash - included in other assets	2,452	2,448
Total cash, cash equivalents and restricted cash	$46,451	$130,323
See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
1. Description of Business and Basis of Presentation
Description of Business
PagerDuty, Inc. (the Company or PagerDuty) was incorporated under the laws of the state of Delaware in May 2010.
PagerDuty acts as the central nervous system for the digital enterprise. PagerDuty harnesses digital signals from virtually any software-enabled system or device, combines it with human response data and orchestrates teams to take the right actions in real time. The Company’s products help organizations improve operations, accelerate innovation, increase revenue, mitigate security risk, and deliver a great customer experience.
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and include the consolidated accounts of PagerDuty. All intercompany balances and transactions have been eliminated upon consolidation. The Company’s fiscal year ends on January 31. References to fiscal 2019, for example, refer to the fiscal year ended January 31, 2019.
Stock Split
In May 2018, the Company effected a two-for-one stock split of the Company’s redeemable convertible preferred stock and common stock effective May 3, 2018. All redeemable convertible preferred stock and common stock share and per-share amounts for the periods presented in these financial statements have been retroactively adjusted for the stock split as if such stock split occurred on the first day of the periods presented.
Unaudited Pro Forma Stockholders’ Equity and Pro Forma Net Loss Per Share
Immediately prior to the completion of the initial public offering (IPO) contemplated by the Company, all of the outstanding shares of its redeemable convertible preferred stock will automatically convert into 41,273,345 shares of common stock, based on the shares of the redeemable convertible preferred stock outstanding as of January 31, 2019. In addition, warrants to purchase 648,092 shares of the Company’s common stock will be automatically net exercised immediately prior to the completion of the IPO at the exercise price of $0.01 per share (see Note 5). The unaudited pro forma stockholders’ equity as of January 31, 2019 has been computed to give effect to the automatic conversion of the redeemable convertible preferred stock as though the conversion and reclassification had occurred as of January 31, 2019 and the automatic net exercise of common stock warrants into 647,822 shares of common which was computed using the IPO price of $24.00 per share to compute shares issuable upon the automatic net exercise of this common stock warrant. The shares of common stock issuable and the proceeds expected to be received in an IPO are excluded from such pro forma information.
Unaudited pro forma basic and diluted net loss per share is computed to give effect to the automatic conversion of 41,273,345 shares of the Company’s outstanding redeemable convertible preferred stock into 41,273,345 shares of common stock in connection with the IPO. The Company used the if-converted method as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later. In addition, unaudited pro forma basic and diluted net loss per share is computed to give effect to the automatic net exercise of a common stock warrant immediately prior to the completion of the IPO. The Company used the IPO price of $24.00 per share to compute shares issuable upon the automatic net exercise of this common stock warrant.
2. Summary of Significant Accounting Policies
Segment Information
The Company operates as one operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

Use of Estimates and Judgments
The preparation of financial statements in conformity with U.S. GAAP requires management to make, on an ongoing basis, estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. The Company’s most significant estimates and judgments involve the valuation of the Company’s stock-based awards, including the determination of fair value of common stock, period of benefit for amortizing deferred contract costs, the determination of the allowance for doubtful accounts, and the provision for income taxes, including related valuation allowance and uncertain tax positions, among others. Management bases its estimates on historical experience and on various other assumptions which management believes to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.
Revenue Recognition
The Company generates revenue from subscription fees. Revenue is recognized when control of these services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.
The Company elected to early adopt Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (Topic 606), effective January 1, 2017. As such, the consolidated financial statements present revenue in accordance with Topic 606 for the periods presented.
The Company accounts for revenue contracts with customers by applying the requirements of Topic 606, which includes the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the Company satisfies a performance obligation
The Company’s subscriptions allow customers to use its cloud-hosted software over the contract period without taking possession of the software. The Company’s subscription agreements generally have monthly or annual contractual terms. Revenue is recognized ratably over the related contractual term beginning on the date that the Company’s platform is made available to a customer. Access to the platform represents a series of distinct services as the Company continually provides access to, and fulfills its obligation to, the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably because the customer receives and consumes the benefits of the platform throughout the contract period. The Company’s arrangements are generally non-cancellable and do not contain refund provisions. The Company bills for monthly subscriptions on a monthly basis and annually in advance for subscriptions with terms of one year or more.
The price of subscriptions is generally fixed at contract inception and therefore, the Company’s contracts do not contain a significant amount of variable consideration. As a result, the amount of revenue recognized in the periods presented from performance obligations satisfied (or partially satisfied) in previous periods due to changes in the transaction price was not material. Subscription revenue excludes sales and other indirect taxes.
Accounts Receivable and Related Allowance
Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts.
The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine the appropriate amount of allowance for doubtful accounts. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified.
Activity related to the Company’s allowance for doubtful accounts was as follows (in thousands):

Amount
Balance as of February 1, 2017	$559
Charged to bad debt expense	1,227
Write-offs, net of recoveries	(490)
Balance as of January 31, 2018	$1,296
Charged to bad debt expense	1,440
Write-offs, net of recoveries	(376)
Balance as of January 31, 2019	$2,360
Deferred Revenue
The Company records contract liabilities to deferred revenue when amounts are invoiced in advance of performance. Deferred revenue consists of the unearned portion of customer billings. The Company’s payment terms generally provide for payment within 30 days of the invoice date. Amounts anticipated to be recognized within one year of the balance sheet date are recorded as deferred revenue, current; the remaining portion is recorded as deferred revenue, non-current in the consolidated balance sheets. Of the $23.0 million of deferred revenue as of February 1, 2017, the Company recognized $21.6 million as revenue during the fiscal year ended January 31, 2018. Of the $38.2 million of deferred revenue as of January 31, 2018, the Company recognized $37.5 million as revenue during the year ended January 31, 2019.
The Company applied the practical expedient in Topic 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. For contracts with terms of more than a year, the Company has determined its contracts generally do not include a significant financing component as these all relate to contracts that are billed annually in advance. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the Company’s subscription, not to receive financing from its customers or to provide customers with financing.
As of January 31, 2018 and 2019, future estimated revenue related to performance obligations for subscriptions with terms of more than one year that are unsatisfied or partially unsatisfied at the end of the reporting periods was approximately $8.2 million and $43.6 million, respectively. The Company expects to satisfy the substantial majority of these unsatisfied performance obligations over the next 24 months and the remainder thereafter. The Company applied the optional exemption for subscriptions with terms of less than a one year.
Deferred Contract Costs
Deferred contract costs consist of sales commissions earned by the Company’s sales force which are considered incremental and recoverable costs of obtaining a contract with a customer. The Company determined that sales commissions that are related to contract renewals are not commensurate with commissions earned on the initial contract. Accordingly, sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit that the Company has determined to be four years. The Company determined the period of benefit by taking into consideration its customer contracts, technology, and other factors. Amounts anticipated to be recognized within one year of the balance sheet date are recorded as deferred contract costs, current; the remaining portion is recorded as deferred contract costs, noncurrent in the consolidated balance sheets. Deferred contract costs are periodically reviewed for impairment. Amortization of deferred contract costs is included in sales and marketing expense in the consolidated statements of operations.
Deferred contract costs on the Company’s consolidated balance sheets were $8.2 million and $17.5 million as of January 31, 2018 and 2019, respectively. Amortization expense was $2.5 million and $4.5 million for the fiscal years ended January 31, 2018 and 2019, respectively. There was no impairment loss in relation to the costs capitalized for the periods presented.
The following table represents a rollforward of the Company’s deferred contract costs (in thousands):

Amount
Balance as of February 1, 2017	$4,976
Additions to deferred contract costs	5,725
Amortization of deferred contract costs	(2,543)
Balance as of January 31, 2018	$8,158
Additions to deferred contract costs	13,809
Amortization of deferred contract costs	(4,495)
Balance as of January 31, 2019	$17,472
Concentrations of Risk and Significant Customers
The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash is currently held in a limited number of financial institutions and, at times, may exceed federally insured limits.
One customer accounted for 15% and 10% of the total accounts receivable balance as of January 31, 2018 and 2019, respectively. No single customer represented 10% or more of revenue for the fiscal years ended January 31, 2018 or 2019.
Geographical Information
Revenue by location is determined by the billing address of the customer. The following table sets forth revenue by geographic area (in thousands):

	Year Ended January 31,
	2018	2019
United States	$64,404	$90,748
International	15,226	27,075
Total	$79,630	$117,823
Other than the United States, no other individual country accounted for 10% or more of revenue for the fiscal years ended January 31, 2018 or 2019. As of January 31, 2018, 90% of the Company’s property and equipment was located in the United States and 10% was located in Canada. As of January 31, 2019, 48% of the Company’s property and equipment was located in the United States and 52% was located in Canada.
Cost of Revenue
Cost of revenue primarily consists of expenses related to providing the Company’s subscription to customers, including personnel expenses for operations and global support personnel, payments related to cloud infrastructure providers for hosting the Company’s software, payment processing fees, and allocated facilities, information technology, amortization of capitalized internal-use software costs, and other overhead costs.
Other Income, Net
Other income, net primarily consists of sublease income related to the Company’s San Francisco lease, extinguishment charges for the Company’s debt, and foreign currency transaction gains and losses.

Foreign Currency Remeasurement
The functional currency of the Company’s international subsidiaries is the United States dollar. Accordingly, monetary balance sheet accounts are remeasured using exchange rates in effect at the balance sheet dates and non-monetary items are remeasured at historical exchange rates. Revenue and expenses are remeasured at the average exchange rates for the period. Foreign currency transaction gains and losses are included in other income, net and were not material for the fiscal years ended January 31, 2018 and 2019.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less from the date of purchase and money market accounts.
Restricted Cash
Restricted cash primarily consists of collateralized letters of credit established in connection with lease agreements for the Company’s facilities. Restricted cash totaled $2.5 million and $2.4 million as of January 31, 2018 and 2019, respectively, and is included within other assets on the consolidated balance sheets.
Deferred Offering Costs
Deferred offering costs consist primarily of accounting, legal and other fees related to the Company’s proposed IPO. The deferred offering costs will be recorded against IPO proceeds upon the consummation of the IPO. In the event the IPO is abandoned, deferred offering costs will be expensed in the period the IPO is aborted. As of January 31, 2019, there were $3.3 million of deferred offering costs included within other assets on the consolidated balance sheets. There were no deferred offering costs as of January 31, 2018.
Property and Equipment, Net
Property and equipment, net, are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets, which is generally three to five years. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the lease term.
Research and Development Expense
Research and development expenses consist primarily of personnel costs for the Company’s engineering, product, and design teams. Additionally, research and development expenses include contractor fees, depreciation of equipment used in research and development activities, and allocated overhead costs. Research and development costs are expensed as incurred.
Internal-Use Software Costs
The Company evaluates costs related to the development of its platform and certain projects for internal use incurred during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred and costs related to the application development stage are capitalized. Internal-use software is amortized on a straight-line basis over its estimated useful life of three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The amount of qualifying costs incurred during the application development stage during the fiscal year ended January 31, 2018 was immaterial. The Company capitalized $0.4 million during the year ended January 31, 2019.
Advertising Costs
Advertising costs are expensed as incurred and are included in sales and marketing expense. Advertising costs were $5.1 million for the fiscal years ended January 31, 2018 and 2019.

Stock-Based Compensation
The Company recognizes compensation expense for all stock-based payment awards, including stock options and restricted stock awards (RSAs), based on the estimated fair value of the award on the grant date. The Company estimates the fair value of stock options issued to employees on the date of grant using the Black-Scholes option pricing model, which is impacted by the estimated fair value of the Company’s common stock, as well as certain assumptions including the expected volatility over the term of the option awards, the expected term of the awards, risk-free interest rates and the expected dividend yield.
The Company recognizes compensation expense for employee stock-based payment awards on a straight-line basis over the period during which an award recipient is required to provide services in exchange for the award (generally the vesting period of the award).
The fair value of each non-employee stock option is estimated at the date of grant using the Black-Scholes option pricing model and is not remeasured over the vesting term. Assumptions used in valuing non-employee stock options are generally consistent with those used for employee stock options with the exception that the expected term is over the contractual life.
Comprehensive Loss
Comprehensive loss consists of other comprehensive income (loss) and net loss. The Company did not have any other comprehensive income (loss) transactions during the periods presented. Accordingly, the comprehensive loss is equal to the net loss for the periods presented.
Income Taxes
The Company accounts for income taxes using the asset and liability method. Under this method, the Company recognizes deferred income tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as for net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company recognizes the deferred income tax effects of a change in tax rates in the period of enactment.
The Company records a valuation allowance to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance. Realization of its deferred tax assets is dependent primarily upon future U.S. taxable income.
The Company recognizes income tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such uncertain tax positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Although the Company believes that it has adequately reserved for its uncertain tax positions (including net interest and penalties), it can provide no assurance that the final tax outcome of these matters will not be materially different. The Company makes adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on its financial position, results of operations, and cash flows.

Fair Value Measurements
The Company measures its financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that prioritizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy are:
Level 1 – Valuations based on observable inputs that reflect quoted prices for identical assets or liabilities in active markets.
Level 2 – Valuations based on inputs that are directly or indirectly observable in the marketplace.
Level 3 – Valuations based on unobservable inputs that are supported by little or no market activity.
The Company’s cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. These instruments consist of money market funds. As of January 31, 2018 and 2019, the Company had $4.4 million of cash equivalents invested in money market funds, of which $2.4 million was classified as restricted cash due to the outstanding line of credit established in connection with lease agreements for the Company’s facilities. The Company has no other financial assets or liabilities measured using Level 1, Level 2, or Level 3 inputs.
Net Loss per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period giving effect to all potentially dilutive securities to the extent they are dilutive. The dilutive effect of potentially dilutive securities is reflected in diluted net loss per share by application of the treasury stock method.
Recent Accounting Standards
The Company assesses the adoption impacts of recently issued accounting standards by the Financial Accounting Standards Board on its consolidated financial statements. The sections below describe impacts from newly adopted standards.
Recently Adopted Accounting Pronouncements
In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash (Topic 230), clarifying the classification and presentation of restricted cash in the statement of cash flows. The standard requires that restricted cash and restricted cash equivalents are included in the cash and cash equivalent balance in the statement of cash flows. Further, reconciliation between the balance sheet and statement of cash flows is required when the balance sheet includes more than one line item for cash, cash equivalents, restricted cash, and restricted cash equivalents. Therefore, transfers between these balances should no longer be presented as a cash flow activity. The Company adopted the standard prospectively as of February 1, 2017. The adoption increased the Company’s beginning and ending cash and cash equivalent balances within the consolidated statement of cash flows to include restricted cash balances. The adoption had no other material impacts on the Company’s consolidated statement of cash flows and had no impact on the Company’s results of operations or financial position.
In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The updated guidance simplifies the accounting for nonemployee share-based payment transactions. The amendments in the new guidance specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The Company early adopted the standard prospectively as of February 1, 2017 and the impact of the adoption, including the cumulative effect of the adoption, did not have a material impact on the Company’s consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The updated guidance changes how companies account for certain aspects of share-based payment awards to employees, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The Company adopted the new guidance effective February 1, 2018 and elected to account for forfeitures as they occur, rather than estimating expected forfeitures over the course of a vesting period. The adoption of this guidance did not have a material impact on its consolidated financial statements.
In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. The new guidance amends the scope of modification accounting for share-based payment arrangements and provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification. The Company adopted the standard prospectively as of February 1, 2018. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018‑15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The Company early adopted the new guidance effective February 1, 2018. Eligible costs related to the implementation of cloud computing arrangements are deferred and recognized over the term of the arrangement including expected renewals. The Company capitalized approximately $0.5 million of qualifying costs during the year ended January 31, 2019. As of January 31, 2019, approximately $0.3 million are included within other assets and $0.2 million included within prepaid expenses and other current assets on the consolidated balance sheets. Cash outflows related to these costs are included within prepaid expenses and other assets in the consolidated statements of cash flows. Amortization expense of these costs was immaterial for the year ended January 31, 2019.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases, which would require lessees to put all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The guidance will be effective for the Company beginning February 1, 2020. The Company is in the initial stage of its assessment of the new standard and is currently evaluating the timing of adoption, the quantitative impact of adoption, and the related disclosure requirements. The Company anticipates the adoption of this standard will result in an increase in its non-current assets and liabilities recorded on the consolidated balance sheets. The adoption of the standard is not expected to have a material impact on the consolidated statements of operations. While the Company is assessing all potential impacts of the adoption of the standard, it currently expects the most significant impact to be the capitalization of right-to-use assets and lease liabilities for its office space leases. At this point in time, the Company does not intend to early adopt the standard.
In October 2016, the FASB issued ASU 2016-16, Income Taxes: Intra-Entity Transfers Other than Inventory (Topic 740), which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The guidance is effective for the Company beginning February 1, 2019. The Company does not expect adoption to have a material impact on its consolidated financial statements.
In July 2018, the FASB issued ASU 2018-09, Codification Improvements. These amendments provide clarifications and corrections to certain ASC subtopics including the following: 220-10 (Income Statement - Reporting Comprehensive Income - Overall), 470-50 (Debt - Modifications and Extinguishments), 480-10 (Distinguishing Liabilities from Equity - Overall), 718-740 (Compensation - Stock Compensation - Income Taxes), 805-740 (Business Combinations - Income Taxes), 815-10 (Derivatives and Hedging - Overall), and 820-10 (Fair Value Measurement - Overall). Some of the amendments in ASU 2018-09 do not require transition guidance and will be effective upon issuance; however, many of the amendments do have transition guidance with effective dates for annual periods beginning after December 15, 2018. The Company is currently assessing the impact this guidance will have on its consolidated financial statements.
3. Balance Sheet Components
Property and Equipment, Net
Property and equipment, net, consisted of the following (in thousands):

	As of January 31,
	2018	2019
Leasehold improvements	$4,082	$6,512
Computers and equipment	1,988	2,998
Furniture and fixtures	926	1,239
Capitalized internal-use software	—	389
Gross property and equipment	6,996	11,138
Accumulated depreciation and amortization	(3,725)	(5,366)
Property and equipment, net	$3,271	$5,772
Depreciation and amortization expense was $1.3 million and $1.7 million for the fiscal years ended January 31, 2018 and 2019, respectively.
Other Assets
Other assets consisted of the following (in thousands):

	As of January 31,
	2018	2019
Restricted cash	$2,452	$2,448
Deferred offering costs	—	3,261
Capitalized implementation costs	—	286
Other	693	1,160
Other assets	$3,145	$7,155
Accrued Expenses and Other Current Liabilities
Accrued and other current liabilities consisted of the following (in thousands):

	As of January 31,
	2018	2019
Accrued professional fees	$869	$4,050
Accrued events	855	400
Deferred rent	768	268
Accrued hosting and infrastructure	512	655
Early exercise liability	481	1,827
Accrued taxes	358	255
Accrued liabilities, other	967	1,744
Accrued expenses and other current liabilities	$4,810	$9,199

4. Redeemable Convertible Preferred Stock
As of January 31, 2018, the Company’s redeemable convertible preferred stock consisted of the following:

	Shares Authorized	Shares Outstanding	Liquidation Preference	Carrying Value
			(in thousands)
Series FF	2,210,052	776,886	$—	$—
Series Seed	8,058,576	8,058,576	2,015	1,853
Series A	12,527,852	12,527,852	10,680	10,594
Series B	9,019,048	9,019,048	33,200	27,109
Series C	5,618,172	5,618,172	58,802	43,648
Total	37,433,700	36,000,534	$104,697	$83,204
As of January 31, 2019, the Company’s redeemable convertible preferred stock consisted of the following:

	Shares Authorized	Shares Outstanding	Liquidation Preference	Carrying Value
			(in thousands)
Series FF	776,886	240,000	$—	$—
Series Seed	8,058,576	8,058,576	2,015	1,853
Series A	12,527,852	12,527,852	10,680	10,594
Series B	9,019,048	9,019,048	33,200	27,109
Series C	5,618,172	5,618,172	58,802	43,648
Series D	5,809,697	5,809,697	99,164	89,819
Total	41,810,231	41,273,345	$203,861	$173,023
In August 2018, the Company sold 5,272,811 shares of Series D redeemable convertible preferred stock for $17.0687 per share for total gross proceeds of $90.0 million. Issuance costs were approximately $0.2 million.
The shares and liquidation preference amounts in the tables above reflect 1,629,948 shares of Series B redeemable convertible preferred stock, 1,433,166 shares of Series C redeemable convertible preferred stock, and 536,886 shares of Series D redeemable convertible preferred stock that were acquired by certain investors from current and former employees, through the purchase of the same number of shares of Series FF redeemable convertible preferred stock, which automatically converted into shares of Series B redeemable convertible preferred stock, Series C redeemable convertible preferred stock, and Series D redeemable convertible preferred stock in connection with the Series B, Series C, and Series D redeemable convertible preferred stock financings, respectively. As a result, the aggregate liquidation preference amount for Series B redeemable convertible preferred stock at January 31, 2018 and 2019 is $33.2 million as compared with the carrying value of the Series B redeemable convertible preferred stock of $27.1 million, the aggregate liquidation preference amount for Series C redeemable convertible preferred stock at January 31, 2018 and 2019 was $58.8 million as compared with the carrying value of the Series C redeemable convertible preferred stock of $43.6 million, and the aggregate liquidation preference amount for Series D redeemable convertible preferred stock at January 31, 2019 was $99.2 million as compared with the carrying value of the Series D redeemable convertible preferred stock of $89.8 million.
The redeemable convertible preferred stock has various features, including convertibility and non-cumulative dividends. The Company determined that none of the features required bifurcation from the underlying shares, either because they are clearly and closely related to the underlying shares or because they do not meet the definition of a derivative.

The holders of redeemable convertible preferred stock have no voluntary rights to redeem shares. The redeemable convertible preferred stock has deemed liquidation provisions which require the shares to be redeemed upon a change in control or other deemed liquidation event. Although the redeemable convertible preferred stock is not mandatorily or currently redeemable, a deemed liquidation event would constitute a redemption event outside its control. Therefore, all shares of redeemable convertible preferred stock have been presented outside of permanent equity.
The holders of redeemable convertible preferred stock as of January 31, 2019 have various rights and preferences as follows:
Conversion Rights
Each share of Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock is convertible at the stockholders’ option at any time into one fully paid and non-assessable share of common stock. The initial conversion price per share of Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock is $0.25, $0.8524783, $3.6811, $10.46635, and $17.0687 per share, respectively. As of January 31, 2019, the conversion ratio for redeemable convertible preferred stock is one-to-one.
Each share of Series FF redeemable convertible preferred stock is convertible at the stockholders’ option at any time after the issuance of such share into common stock determined by dividing $1.00 by the Series FF redeemable convertible preferred stock conversion price for such share. The initial Series FF redeemable convertible preferred stock conversion price is $1.00 per share. In addition, the holders of shares of Series FF redeemable convertible preferred stock are permitted to sell their Series FF redeemable convertible preferred stock to investors in connection with an equity financing in which the Company signs a purchase agreement and sells and issues at least $5 million worth of a subsequent series of redeemable convertible preferred stock. In the event that such holders elect to sell shares of Series FF redeemable convertible preferred stock in such a transaction, such shares of Series FF redeemable convertible preferred stock shares will automatically convert into shares of the redeemable convertible preferred stock sold in the equity financing at a ratio equal to the inverse of the ratio at which a share of the redeemable convertible preferred stock issued in such financing is convertible into shares of common stock of the Company.
The Company concluded that the ability of holders of Series FF redeemable convertible preferred stock to sell such shares to investors in connection with a subsequent equity financing does not require bifurcation as the instrument has economic characteristics and risks that are clearly and closely related to the economic characteristics and risks of the equity host contract and the ability to convert is not separately exercisable or freestanding as the related Series FF redeemable convertible preferred stock that is sold in a financing is extinguished when it converts into a subsequent series of redeemable convertible preferred stock. The Company concluded that when Series FF redeemable convertible preferred shares are converted into a subsequent round of redeemable convertible preferred stock, the difference in the value of the Series FF redeemable convertible preferred stock before the conversion and the consideration received upon conversion should be recognized as incremental compensation expense. Accordingly, the Company recognized $6.6 million during the year ended January 31, 2018 and $2.7 million during the year ended January 31, 2019 of compensation expense related to the 1,433,166 shares of Series C and 536,886 shares of Series D redeemable convertible preferred stock, respectively, that were acquired by certain investors from the founders of the Company, through the purchase of the same number of shares of Series FF redeemable convertible preferred stock in connection with the Series C and Series D redeemable convertible preferred stock financing, respectively.
The conversion price is subject to adjustment for certain dilutive issuances, stock splits, and combinations. All shares of the redeemable convertible preferred stock shall be automatically converted into shares of common stock upon (i) the completion of a firmly underwritten public offering with gross proceeds to the Company of at least $50 million (Qualified IPO) or (ii) the occurrence of an event, specified by vote or written consent of a majority of the holders of redeemable convertible preferred stock, plus, in certain cases, the consent of a majority of the converting series of redeemable convertible preferred stock. The conversion price for each series of redeemable convertible preferred stock will be subject to adjustments listed above.
Dividends
Holders of shares of Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock shall be entitled to receive dividends, on a pari passu basis, prior and in preference to any declaration or payment of any dividend on the Series FF redeemable convertible preferred stock and common stock of the Corporation, at the rate of 6% of the respective original issue price for each such series of redeemable convertible preferred stock per annum, when, as and if declared by the Board of Directors. Any remaining dividends shall be distributed among the holders of Series FF, Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock and common stock pro rata based on the number of shares of common stock then held by each holder on an as converted basis. Holders of the Series FF redeemable convertible preferred stock are each entitled to dividends, if and when declared by the Board of Directors based on the number of shares of common stock held.
The Company has not declared or paid any dividends to date.
Voting
Each holder of shares of Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock is entitled to voting rights equivalent to the number of common stock into which the respective shares are convertible. Such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote, except as required by law. The holders of Series FF redeemable convertible preferred stock and common stock shall vote together as a single class on all matters.
Liquidation Preference
In the event of a merger, sale of assets, liquidation or winding up of the Company, whether voluntary or involuntary, before payment is made to the holders of common stock or Series FF redeemable convertible preferred stock, the holders of shares of Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock then outstanding are entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to $0.25 per share for the Series Seed redeemable convertible preferred stock, $0.8524783 per share for the Series A redeemable convertible preferred stock, $3.6811 per share for the Series B redeemable convertible preferred stock, $10.46635 per share for the Series C redeemable convertible preferred stock, and $17.0687 per share for the Series D redeemable convertible preferred stock plus any dividends declared but unpaid provided that if the amount per share as would have been payable had all shares of Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock been converted into common stock is greater, the shares of redeemable convertible preferred stock outstanding are deemed converted to common stock. However, if upon any such merger, sale of assets, liquidation or winding up of the Company, the funds and assets available for distribution to the stockholders of the Company are insufficient to pay the holders of shares of Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock the full amount to which they are entitled, the holders of shares of Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable to them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After payment of all preferential amounts required to be paid to the holders of shares of Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock, the remaining funds and assets available for distribution to the stockholders of the Company shall be distributed among the holders of shares of common stock and Series FF redeemable convertible preferred stock, pro rata based on the number of shares of common stock and Series FF redeemable convertible preferred stock held by each such holder.
Election of Board of Directors
For so long as at least 25% of the initially issued shares of Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the holders of record of the shares of the Series Seed, Series A, Series B, Series C, and Series D redeemable convertible preferred stock, exclusively and as a separate class, shall be entitled to elect two directors of the Company. The holders of record of the shares of common stock and Series FF redeemable convertible preferred stock, exclusively and as a separate class, shall be entitled to elect two directors of the Company.

5. Common Stock and Stockholders’ Deficit
Stock Option Plan
The Company maintains a stock plan (the Stock Plan) pursuant to which the Company’s Board of Directors (the Board), the Company’s Stock Option Committee, and any other committee or subcommittee of the Board may grant stock options and restricted stock awards to employees, consultants, and advisors of the Company. Through January 31, 2018 and 2019, the Company has granted stock options and restricted stock awards. The Company was authorized to grant up to 20,068,432 shares and 23,929,932 shares of common stock under the Stock Plan as of January 31, 2018 and 2019, respectively. Stock options generally have 10-year terms and vest over four years from the option holder’s vesting commencement date with the Company and certain awards allow for early exercise. The Company currently uses authorized and unissued shares to satisfy stock award exercises. Stock options granted to stockholders who own stock representing 10% or more of the voting interest of the Company have five-year terms. As of January 31, 2018 and 2019, there were 2,432,744 shares and 2,221,216 shares available for future issuance under the Stock Plan.
Stock Option Activity
Stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Balance at January 31, 2018	11,315,858	$2.56	8.6 years	$50,967
Granted	4,687,491	$8.06
Exercised	(1,415,538)	$2.62
Forfeited	(581,589)	$4.31
Balance at January 31, 2019	14,006,222	$4.32	8.2 years	$142,840
Exercisable as of January 31, 2019	12,538,744	$4.06	8.1 years	$131,152
Stock options granted during the year ended January 31, 2018 and 2019 had a weighted average grant date fair value of $3.32 and $4.87 per share, respectively. The aggregate intrinsic value of stock options exercised during the fiscal years ended January 31, 2018 and 2019 was $6.4 million and $10.5 million, respectively. The intrinsic value for options exercised is the difference between the estimated fair value of the stock and the exercise price of the stock option at the date of exercise.
Common Stock Subject to Repurchase
Common stock purchased pursuant to an early exercise of stock options is not deemed to be outstanding for accounting purposes until those shares vest. The consideration received for an exercise of an option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The shares issued upon the early exercise of these unvested stock option awards, which are reflected as exercises in the table above, are considered to be legally issued and outstanding on the date of exercise. Upon termination of service, the Company may repurchase unvested shares acquired through early exercise of stock options at a price equal to the price per share paid upon the exercise of such options.
As of January 31, 2018 and 2019, the Company has recorded liabilities related to early exercises of 245,576 and 339,049 shares of common stock, respectively. The related liability is recorded within accrued expenses and other current liabilities on the accompanying consolidated balance sheets and was $0.5 million and $1.8 million as of January 31, 2018 and 2019, respectively. The liability is reclassified into stockholders’ equity as the awards vest.
In 2016, an executive of the Company early exercised 250,000 unvested common stock option awards with a promissory note with the Company. The principal amount of the promissory note is $0.5 million, which is the total aggregate exercise price of the options and as of January 31, 2018, the awards subject to the promissory note were vested. The note has an interest rate of 1.33% per annum, compounded annually. The note and any accrued interest shall be due and payable in one lump sum on the seven-year anniversary of the date of the note or immediately upon the occurrence of various triggering events, which include termination of the employee, an initial public offering, or a change in control. This promissory note is considered non-recourse for accounting purposes, and as such, the exercised award continues to be accounted for as an outstanding option until the note is repaid.
Restricted Stock Activity

	Number of Shares	Weighted Average Grant Date Fair Value
Shares nonvested as of January 31, 2018	242,132	$1.99
Granted	—	$—
Vested	(127,066)	$1.89
Forfeited	(25,084)	$1.71
Shares nonvested as of January 31, 2019	89,982	$2.09
No restricted stock awards were granted during the fiscal years ended January 31, 2018 and 2019. All outstanding restricted stock awards were purchased in exchange for promissory notes (the Promissory Notes) at a price equal to the stock’s estimated fair value at the date of grant. Restricted stock awards generally vest over four years beginning on the vesting commencement date, subject to the employee’s continuous service with the Company. The shares issued upon the purchases of the restricted shares pursuant to the Promissory Notes are considered to be legally issued and outstanding on the date of exercise. The total fair value of restricted stock that vested during the fiscal years ended January 31, 2018 and 2019 was approximately $0.4 million and $0.2 million, respectively.
The Company has accounted for the Promissory Notes as non-recourse as the Company has not had a practice or history of pursuing collection. Accordingly, restricted stock awards purchased with Promissory Notes have been considered a stock option for accounting purposes and in accounting for these awards, the Company does not record a note receivable on its financial statements, but instead has measured compensation cost for the stock option based on its fair value on the grant date and has recognized that compensation cost over the requisite service period with an offsetting credit to additional paid-in capital.
Stock-Based Compensation
The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options on the date of grant. Assumptions and estimates used in the determination of the fair value of stock options are as follows:
Fair value of common stock—Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.
Expected volatility—Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since the Company does not have a public market for its common stock, it estimates the expected volatility of its stock options by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options.
Expected term—The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Risk-free rate—The Company uses the U.S. Treasury yield for its risk-free interest rate that corresponds with the expected term.
Expected dividend yield—The Company utilizes a dividend yield of zero, as it does not currently issue dividends and does not expect to in the future.
The following assumptions were used to calculate the fair value of employee stock option grants made during the periods:

Year Ended January 31,
	2018	2019
Expected dividend yield	—%	—%
Expected volatility	40.3% - 46.7%	40.1% - 43.2%
Expected term (years)	5.5 - 6.3	5.4 - 6.8
Risk-free interest rate	1.85% - 2.57%	2.53% - 3.04%
Assumptions used in valuing non-employee stock options are generally consistent with those used for employee stock options with the exception that the expected term is over the contractual life, or 10 years.
Stock-based compensation expense included in the Company’s consolidated statements of operations is as follows (in thousands):

	Year Ended January 31,
	2018	2019
Cost of revenue	$385	$281
Research and development	9,796	8,171
Sales and marketing	3,831	3,981
General and administrative	4,140	6,645
Total*	$18,152	$19,078
______________

*
For the year ended January 31, 2018, total stock-based compensation includes $6.6 million related to the Series FF redeemable convertible preferred stock conversion described in Note 4, and $0.6 million and $3.5 million related to Common Stock Transfers and Tender Offer, respectively, as discussed below.

For the year ended January 31, 2019, total stock-based compensation includes $2.7 million related to the Series FF redeemable convertible preferred stock conversion described in Note 4 and $5.6 million related to the Common Stock Transfers, as discussed below.
As of January 31, 2018 and 2019, there was approximately $16.7 million and $30.6 million of total unrecognized compensation cost related to unvested stock options granted under the Stock Plan, which will be recognized over a weighted average period of 2.9 years and 2.7 years, respectively. As of January 31, 2018 and 2019, total unrecognized compensation cost related to restricted stock was $0.4 million and $0.2 million, which is expected to be recognized over the remaining weighted-average vesting period of 2.1 years and 1.3 years, respectively.
Common Stock Transfers
During the years ended January 31, 2018 and 2019, certain of the Company’s investors acquired outstanding common stock from current or former employees at a purchase price greater than or equal to the estimated fair value at the time of the transactions.

For the shares acquired at a price in excess of fair value during the year ended January 31, 2018, the Company recorded stock-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transactions of $0.6 million. The Company recorded $0.5 million of this expense in general and administrative expense and $0.1 million in sales and marketing expense. For the shares acquired at a price in excess of fair value during the year ended January 31, 2019, the Company recorded stock-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transactions of $5.6 million. The Company recorded $3.8 million of this expense in research and development expense, $1.5 million in general and administrative expense and $0.3 million in sales and marketing expense. In connection with these stock transfers, the Company either waived or assigned its rights of first refusal or other transfer restrictions applicable to such shares.
Tender Offer
In July 2017, the Company extended an offer to stockholders to sell shares to two of the Company’s investors. The Company recorded stock-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transaction for shares tendered by employees and ex-employees. The Company recorded total stock-based compensation expense of $3.5 million during the fiscal year ended January 31, 2018, of which $2.2 million was recorded in research and development expense, $0.7 million in sales and marketing expense, $0.5 million in general and administrative expense, and $0.1 million in cost of revenue. There was no such transaction in the year ended January 31, 2019.
Warrant Issued as Charitable Contribution
In fiscal 2019, the Company commenced an initiative to donate product, equity, and employee time for charitable purposes. In June 2018, as part of this initiative, the Company issued to the Tides Foundation a warrant to purchase up to 648,092 shares of the Company’s common stock, exercisable at a price of $0.01 per share. The warrant vested immediately and is exercisable upon a liquidity event or the expiration of its seven-year term from the date of issuance. Immediately prior to the completion of this offering, pursuant to its terms, the common stock warrant will be automatically net exercised for an amount of shares of common stock equal to the shares issuable upon exercise of the warrant, less a number of shares of common stock equal in value to the aggregate exercise price, calculated based on the IPO price.
The Company used the Black-Scholes option-pricing model to estimate the fair value of the warrant. Assumptions and estimates used in the determination of the fair value of the warrant were consistent with those used for awards of stock options to the Company’s employees with the exception of the expected term, as the warrants vested immediately. The Company recognized $6.2 million of non-cash charitable contribution expense during the year ended January 31, 2019 in connection with the issuance of the common stock warrant and this amount is included in general and administrative expense in the accompanying consolidated statements of operations. No warrants were issued as a charitable contribution in fiscal 2018.

6. Income Taxes
The components of loss before income taxes are as follows (in thousands):

	Year Ended January 31,
	2018	2019
Domestic	$(37,396)	$(39,863)
Foreign	(569)	(177)
Loss before provision for income taxes	$(37,965)	$(40,040)
The components of the provision for income taxes are as follows (in thousands):

	Year Ended January 31,
	2018	2019
Current
Federal	$—	$—
State	15	26
Foreign	123	135
Total current tax expense	$138	$161
Deferred
Federal	$9	$(3)
State	1	—
Foreign	36	543
Total deferred tax expense	$46	$540
Provision for income taxes	$184	$701
A reconciliation of the Company’s recorded provision for income taxes to the amount of taxes computed at the U.S. statutory rate is as follows (in thousands):

	Year Ended January 31,
	2018	2019
Income taxes computed at U.S. federal statutory rate	$(12,489)	$(8,408)
State taxes, net of federal benefit	(1,400)	(1,326)
Permanent differences	34	220
Stock-based compensation	4,569	1,077
Foreign rate differential	10	34
Uncertain tax positions	336	680
Tax Act	8,184	—
Change in valuation allowance	929	8,085
Other	11	339
Provision for income taxes	$184	$701
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (Tax Act) was enacted. The Tax Act contains several key tax provisions that affect the Company, including, but not limited to, reducing the U.S. federal corporate tax rate from 34% to 21% for tax years beginning after December 31, 2017, imposing a mandatory one-time deemed repatriation tax on previously untaxed foreign earnings, and changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017. On December 22, 2017, the Securities and

Exchange Commission issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which addresses the application of GAAP in situations when an entity does not have the necessary information available, prepared, or analyzed in reasonable detail to complete the accounting for certain income tax effects of the Tax Act and allows the registrant to record provisional amounts during a measurement period not to extend beyond one year of the enactment date.
The Company currently maintains a full valuation allowance recorded against its U.S. federal deferred tax assets. As such, the provisional estimate associated with the remeasurement of the Company’s deferred tax assets and the one-time mandatory transition tax was offset by a change in its valuation allowance which resulted in no income tax expense or benefit. During the year ended January 31, 2019, the Company completed its accounting for the Tax Act in accordance with SAB 118. Because of the full valuation allowance recorded against the Company’s U.S. federal deferred tax assets, there was no incremental tax expense (or benefit) recognized related to finalizing the accounting for the Tax Act. The Company has elected to account for the tax effects of Global Intangible Low-Taxed Income as a period cost.
Deferred income taxes arise from temporary differences between the carrying values of assets and liabilities for financial reporting purposes and income tax reporting purposes, as well as operating losses and tax credit carryforwards. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	As of January 31,
	2018	2019
Deferred tax assets:
Net operating losses	$14,962	$21,886
Allowances and accruals	1,634	2,322
Stock-based compensation	1,149	2,171
Charitable contributions	8	1,626
Deferred rent	820	665
Gross deferred tax assets	$18,573	$28,670
Less: valuation allowance	(16,356)	(24,695)
Net deferred tax assets	$2,217	$3,975
Deferred tax liabilities:
Depreciation and amortization	$(192)	$(54)
Deferred commissions	(2,030)	(4,474)
Other	(8)	—
Gross deferred tax liabilities	$(2,230)	$(4,528)
Net deferred tax assets (liabilities)	$(13)	$(553)
As a result of certain realization requirements of ASC 718, the table of deferred tax assets and liabilities does not include certain deferred tax assets as of January 31, 2018, that arose directly from tax deductions related to equity compensation greater than the compensation recognized for financial reporting purposes. On February 1, 2018, the Company adopted ASU 2016-09 which resulted in the recognition of the previously unrecognized deferred tax asset related to equity compensation. The recognition of the previously unrecognized deferred tax asset was fully offset by a valuation allowance.
The realization of deferred tax assets is dependent upon the generation of sufficient taxable income of the appropriate character in future periods. The Company regularly assesses the ability to realize its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company weighs all available positive and negative evidence, including its earnings history and results of recent operations, scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies. Due to the weight of objectively verifiable negative evidence, including its history of losses in the United States, the Company believes that it is more likely than not that its U.S. federal and state deferred tax assets will not be realized.

Accordingly, the Company has recorded a full valuation allowance on such deferred tax assets. The valuation allowance against its various deferred tax assets increased by $0.9 million and $8.3 million during the fiscal years ended January 31, 2018 and 2019, respectively.
As of January 31, 2019, the Company had federal, state, and foreign net operating loss carryforwards in the amount of $84.2 million, $54.1 million, and $3.8 million, respectively, which begin to expire in 2030. Utilization of the Company’s net operating loss may be subject to annual limitations due to the ownership change limitations provided by section 382 of the Internal Revenue Code and similar state provisions. The Company’s net operating loss carryforwards could expire before utilization if subject to annual limitations.
As of January 31, 2019, the Company had federal and California research and development credit carryforwards of $3.1 million and $2.5 million, respectively. The federal research and development credits will begin to expire in 2031 and the California research and development credits have no expiration.
The Company attributes net revenue, costs and expenses to domestic and foreign components based on the terms of its agreements with its subsidiaries. The Company does not provide for federal and state income taxes on the undistributed earnings of its foreign subsidiaries as such earnings are to be reinvested offshore indefinitely. If the Company repatriated these earnings, the resulting income tax liability would be insignificant. The Company is subject to taxation in the United States and various states and foreign jurisdictions.
The following table summarizes the activity related to the Company’s unrecognized tax benefits (in thousands):

	Year Ended January 31,
	2018	2019
Balance at beginning of period	$2,400	$4,385
Additions related to prior years	—	—
Reductions related to prior years	—	(19)
Additions related to current year	1,985	2,278
Balance at end of period	$4,385	$6,644
All of the Company’s tax years remain open for examination by U.S. federal and state tax authorities. The non-U.S. tax returns remain open for examination for the years 2015 and onwards. Due to its U.S. federal and state valuation allowance, $0.3 million and $1.0 million of unrecognized tax benefits as of January 31, 2018 and 2019, respectively, would affect the effective tax rate if recognized. The Company recognizes interest and penalties related to unrecognized tax benefits as provision for income taxes. The Company has accrued $0.1 million of interest or penalties associated with its unrecognized tax benefits noted above as of January 31, 2019. The Company does not anticipate the total amounts of unrecognized tax benefits will significantly decrease in the next 12 months.
7. Credit Facility
On December 1, 2014, the Company entered into loan and security agreement with a financial institution which provided for a secured formula-based revolving line of credit with availability up to $12.0 million. In March 2017, the Company amended the credit facility to reduce the maximum availability pursuant to the revolving line of credit to $10.0 million and entered into a mezzanine loan and security agreement, which provides for a $20.0 million secured term loan facility. In March 2017, the Company drew down on $10.0 million of the available $20.0 million mezzanine loan available and issued warrants pursuant to the terms of the agreement. The term loan balance was fully repaid in September 2017 and the repayment of the balance was deemed an extinguishment of the debt. The difference between the amounts paid to extinguish the debt and the net carrying amount on the date of extinguishment was recorded as a loss on extinguishment of $0.7 million, included within other income, net in the consolidated statements of operations.
The outstanding obligations under the credit facilities were collateralized by substantially all of the Company’s assets, excluding intellectual property. The credit facility also imposed various covenants, including the delivery of financial and other information, the maintenance of the Company’s primary operating and securities accounts with the lender, as well as limitations on dispositions, changes in business or management, certain mergers or consolidations, and other corporate activities. The outstanding revolving line of credit accrued interest at a floating rate equal to the prime rate, and the outstanding term loans accrued interest at a fixed rate of interest of 10.5%.
As of January 31, 2018, there was no outstanding balance under the revolving credit facility or the term loan facility. The Company was in compliance with all required covenants except as it relates to providing audited financial statements for the fiscal year ended January 31, 2018. In December 2018, the Company terminated both credit facilities.
Warrants
In connection with the Company’s draw down of the mezzanine loan in March 2017, the Company issued warrants to purchase up to 344,000 shares of common stock at $4.65 per share with warrants to purchase 229,332 shares of common stock issued upon execution of the credit and term loan agreements. The remaining warrants were issuable at future dates based upon cumulative draws on the term loan. The warrants are exercisable for 10 years from the date of issuance.
The fair value of the warrants issued to purchase an aggregate of 229,332 shares of common stock during the year ended January 31, 2018 was $0.7 million, determined using the Black-Scholes option-pricing model with the following assumptions:

Year Ended January 31, 2018
Fair value of common stock	$5.50
Exercise price	$4.65
Risk-free interest rate	2.52%
Contractual term (years)	10.0
Expected dividends	—%
Expected volatility	41.9%
The Company allocated the proceeds of the term loan between the warrants and the term loan based on their relative fair values at the time of issuance, allocating $0.7 million to the warrants, recorded as additional paid in capital in the accompanying consolidated balance sheets. During the fiscal year ended January 31, 2018, warrants to purchase 25,522 shares of the Company’s common stock were exercised. During the year ended January 31, 2019, warrants to purchase 101,905 shares of common stock were exercised.
8. 401(k) Plan
The Company has a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees. The 401(k) plan allows each participant to contribute up to an amount not to exceed an annual statutory maximum. The Company is responsible for the administrative costs of the 401(k) plan. The Company has not made any contributions to the 401(k) plan since inception.

9. Commitments and Contingencies
Operating Leases
The Company has entered into various non-cancellable operating leases for its office spaces with lease periods expiring between fiscal 2019 and fiscal 2029. The Company is also committed to pay a portion of the actual operating expenses under certain of these lease arrangements. The operating expenses are not included in the table below.
As of January 31, 2019, the future minimum lease payments by fiscal year excluding sublease income under non-cancellable operating leases are as follows (in thousands):

Minimum Lease Payments
2020	$4,667
2021	4,521
2022	4,657
2023	4,801
2024	4,932
Thereafter	7,586
Total	$31,164
Total future minimum lease payments under non-cancellable operating leases as of January 31, 2019 are primarily comprised of lease payments due under the lease of the Company’s headquarters in San Francisco, California, and a lease for the Company’s office in Toronto, Canada.
In December 2015, the Company entered into a sublease agreement for its former headquarters in San Francisco, California. The lease and related sublease expired in fiscal 2019. The Company received sublease income of $1.4 million and $1.1 million during the fiscal years ended January 31, 2018 and 2019, respectively.
The facility lease agreements generally provide for rental payments on a graduated basis and for options to renew, which could increase future minimum lease payments if exercised. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Deferred rent was $3.2 million as of January 31, 2018, of which $0.8 million was included within accrued expenses and other current liabilities and $2.4 million included within other liabilities on the consolidated balance sheets. Deferred rent was $3.7 million as of January 31, 2019, of which $0.3 million was included within accrued expenses and other current liabilities and $3.4 million was included within other liabilities on the consolidated balance sheets. Rent expense was $3.9 million and $4.6 million for the fiscal years ended January 31, 2018 and 2019, respectively.
Purchase Commitments
As of January 31, 2019, the Company had non-cancellable purchase commitments with certain service providers totaling approximately $19.2 million, payable over the next 3 years.
Legal Matters
In addition, from time to time in the normal course of business, the Company may be subject to various claims and other legal matters arising in the ordinary course of business. The Company investigates these claims as they arise, and accrues estimates for resolution of legal and other contingencies when losses are probable and estimable. In the Company’s opinion, as of January 31, 2018 and 2019, there was not at least a reasonable possibility that it had incurred a material loss, or a material loss in excess of a recorded accrual, with respect to such loss contingencies.
Warranties and Indemnification
The Company has entered into service-level agreements with a portion of its customers defining levels of uptime reliability and performance and permitting those customers to receive credits if the Company fails to meet the defined levels of uptime. To date, the Company has not experienced any significant failures to meet defined levels of uptime reliability and performance as a result of those agreements and, as a result, the Company has not incurred or accrued any material liabilities related to these agreements in the financial statements.
10. Net Loss per Share
The Company computes net loss per share of common stock in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock, early exercised stock options, and options and restricted stock awards purchased with non-recourse notes to be participating securities because all holders are entitled to receive a non-cumulative dividend on a pari passu basis in the event that a dividend is paid on the common stock. The holders of the redeemable convertible preferred stock, early exercised stock options, outstanding warrants, and options and restricted stock awards purchased with non-recourse notes do not have a contractual obligation to share in the Company’s losses. As such, the Company’s net losses for the fiscal years ended January 31, 2018 and 2019 were not allocated to these participating securities.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including common stock issuable upon conversion of the redeemable convertible preferred stock, outstanding stock options, restricted stock, and outstanding warrants, to the extent they are dilutive.
The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Year Ended January 31,
	2018	2019
Numerator:
Net loss	$(38,149)	$(40,741)
Denominator:
Weighted-average shares used in calculating net loss per share, basic and diluted	19,986	21,410
Net loss per share, basic and diluted	$(1.91)	$(1.90)
Since the Company was in a loss position for the period presented, basic net loss per share is the same as diluted net loss per share as the inclusion of all potential common shares outstanding would have been anti-dilutive. Potentially dilutive securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows (in thousands):

	Year Ended January 31,
	2018	2019
Redeemable convertible preferred stock	36,001	41,273
Shares subject to outstanding common stock options	11,316	14,006
Unvested early exercised stock options	246	339
Warrants to purchase common stock	204	750
Early exercised stock options in exchange for note receivable	250	250
Restricted stock awards purchased with promissory notes	664	510
Total	48,681	57,128
Unaudited Pro Forma Net Loss per Share
Immediately prior to the completion of the Company’s initial public offering, all outstanding shares of redeemable convertible preferred stock will convert into 41,273,345 shares of common stock, based on the shares of the redeemable convertible preferred stock outstanding as of January 31, 2019. In addition, warrants to purchase 648,092 shares of the

Company's common stock will automatically net exercise immediately prior to the completion of the IPO for an amount of shares of common stock equal to the shares issuable upon exercise of the warrants, less a number of shares of common stock equal in value to the aggregate exercise price. Unaudited pro forma net loss per share for the fiscal year ended January 31, 2019 has been computed to give effect to the automatic conversion of the redeemable convertible preferred stock (using the as converted method) and the automatic net exercise of warrants into common stock (calculated based on the initial public offering price of $24.00 per share) as of the beginning of the period or the original date of issuance, if later.
The following table presents the calculation of pro forma basic and diluted net loss per share (in thousands, except per share data):

Year Ended January 31,
2019
(unaudited)
Net loss and pro forma net loss	$(40,741)
Shares:
Weighted-average shares used in computing basic net loss per share	21,410
Pro forma adjustment to reflect conversion of redeemable convertible preferred stock	38,326
Pro forma adjustment to reflect automatic net exercise of common stock warrants issued to charitable foundation	385
Weighted-average shares used in computing basic and diluted pro forma net loss per share	60,121
Pro forma basic and diluted net loss per share	$(0.68)
11. Subsequent Events
The Company has evaluated subsequent events for recognition and measurement purposes through March 20, 2019, which is the date the financial statements were available to be issued. Except as noted below, the Company has concluded that no events or transactions have occurred that may require disclosure in the accompanying financial statements.
In March 2019, the Company granted options for 3,331,311 shares of common stock to employees with a weighted average exercise price of $14.52 per share and which are subject to service-based vesting conditions.
In March 2019, the outstanding loan of $0.5 million to an executive of the Company was repaid in full including interest.
In March 2019, the Company’s board authorized 11,550,000 shares to be reserved for future issuance under the 2019 Equity Incentive Plan and 1,850,000 shares to be reserved for future issuance under the 2019 Employee Stock Purchase Plan. Both authorizations, which are subject to stockholder approval, contain provisions that automatically increase the shares reserved each year and become effective in connection with the Company’s IPO.

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